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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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ROCKWOOD HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
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 ROCKWOOD HOLDINGS, INC.
100 Overlook Center
Princeton, New Jersey 08540

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 9, 2014

March 28, 2014

To our stockholders:

        On behalf of your board of directors, we are pleased to invite you to attend the 2014 annual meeting of stockholders of Rockwood Holdings, Inc. (the "Company"). The meeting will be held on Friday, May 9, 2014, at 9:00 a.m., local time, at our offices located at 100 Overlook Center, Princeton, New Jersey 08540.

        At the meeting, you will be asked to:

        (1)   Elect the two Class III directors listed herein to serve until their successors are duly elected and qualified;

        (2)   Ratify the appointment of Deloitte &Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

        (3)   Conduct an advisory vote on the compensation paid to our named executive officers;

        (4)   Approve the Amended and Restated 2009 Rockwood Holdings, Inc. Stock Incentive Plan;

        (5)   Approve the Amended and Restated 2009 Rockwood Holdings, Inc. Short-Term Incentive Plan; and

        (6)   Transact any other business properly brought before the meeting.

        Stockholders of record as of the close of business on March 14, 2014 are entitled to notice of, and to vote at, the meeting. To assure your representation at the meeting, please execute and return the enclosed proxy card in the envelope provided, whether or not you plan to attend the meeting.

                      Sincerely,

                      Seifi Ghasemi
                      Chairman and Chief Executive Officer

This proxy statement is first being mailed to stockholders on or about March 28, 2014.

 ROCKWOOD HOLDINGS, INC.
100 Overlook Center
Princeton, New Jersey 08540

PROXY STATEMENT
For the Annual Meeting of Stockholders to be Held On
May 9, 2014

GENERAL INFORMATION ABOUT ROCKWOOD'S ANNUAL MEETING

        We are providing this proxy statement in connection with the solicitation of proxies by the board of directors of Rockwood Holdings, Inc. for use at Rockwood's 2014 annual meeting of stockholders and at any adjournment of the annual meeting. You are cordially invited to attend the annual meeting, which will be held at our offices located at 100 Overlook Center, Princeton, New Jersey 08540, on May 9, 2014 at 9:00 a.m. local time. For driving directions to our offices, please call (609) 514-0300.

Stockholders Entitled to Vote

        The record date for the annual meeting is March 14, 2014. Only stockholders of record as of the close of business on that date are entitled to notice of, and to vote at, the annual meeting. As of March 14, 2014, there were 74,097,280 shares of common stock outstanding.

Required Vote

        The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the meeting. Each stockholder is entitled to one vote, in person or by proxy, for each share of common stock held as of the record date on each matter to be voted upon. Abstentions and broker non-votes are included in determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

        Directors will be elected by the vote of the majority of the votes cast with respect to that director's election at the annual meeting, unless the election is a "contested election" as defined in our by-laws, in which case directors will be elected by a plurality of votes cast. Abstentions and broker non-votes will not be counted as either a vote cast "for" or "against" and will have no effect on the outcome of the vote on election of directors at the annual meeting. Each of the other proposals requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. In determining the results of such other proposals, abstentions will have the same effect as a vote against the respective proposal. Broker non-votes will have no effect on the outcome of these proposals.

        The vote on the proposal for the ratification of the appointment of Deloitte & Touche LLP and the non-binding vote on the compensation paid to our named executive officers are advisory in nature and are non-binding.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 9, 2014.

        We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the internet. This proxy statement and our 2013 Annual Report to Stockholders are available on our website at http://www.rockwoodspecialties.com/rock_english/ir/irdownld.asp which may be moved to the "Featured Documents" section of the Company's homepage, http://www.rocksp.com, at a later date. In addition, in accordance with Securities and Exchange Commission ("SEC") rules, you may access our proxy statement at https://materials.proxyvote.com/774415, which does not have "cookies" that identify visitors to the site.

 BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS

        Delaware law and Rockwood's certificate of incorporation and by-laws govern the vote on each proposal. The board of directors' recommendation is set forth together with the description of each item in this proxy statement. In summary, the board of directors' recommendations and approval requirements are:

Proposal 1.
Election of Directors

        The first item to be voted on is the election of the two Class III directors listed herein to serve until our annual meeting in 2017 and their successors are duly elected and qualified. The board of directors has nominated two people as directors, each of whom is currently serving as a director of Rockwood.

        You may find information about these nominees—Douglas L. Maine and Ambassador Alejandro Wolff—beginning on page 6.

        On August 28, 2013, the board of directors approved an amendment to the Company's by-laws to change the vote standard for the election of directors from a plurality of votes cast to a majority of votes cast with respect to that director's election at the annual meeting in uncontested elections at which a quorum is present. A majority of the votes cast means that the number of votes cast "for" a director nominee must exceed the number of votes cast "against" that director nominee. In "contested elections" our directors are elected by a plurality of votes cast. Under our Bylaws, a "contested election" is an election in which, as of the tenth day preceding the date we first transmit our notice of meeting to our stockholders, the number of nominees for director is greater than the number to be elected. Each incumbent director standing for re-election at our annual meeting has agreed to resign, upon acceptance of such resignation by the board of directors, if he or she does not receive a majority vote.

        Assuming a quorum is present, each share of common stock may be voted for as many nominees as there are directors to be elected. Stockholders may not cumulate their votes. Abstentions and broker non-votes are not counted as votes "for" or "against" a director nominee and will have no effect on the outcome of the vote on election of directors at the annual meeting.

        The board of directors unanimously recommends a vote FOR each director nominee listed herein.

 Proposal 2.
Ratification of Appointment of Independent Registered Public Accounting Firm

        The second item to be voted on is the ratification of the appointment of Deloitte & Touche LLP as Rockwood's independent registered public accounting firm for the fiscal year ending December 31, 2014.

        You may find information about this proposal beginning on page 8.

        You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum is present, the proposal will pass if approved by a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal. We believe that there can be no broker non-votes with respect to Proposal 2 because brokers should have discretion under current stock exchange rules to vote uninstructed shares on Proposal 2.

        The board of directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as Rockwood's independent registered public accounting firm.

 Proposal 3.
Non-Binding Vote on the Compensation Paid to Our Named Executive Officers

        The third item to be voted on is a non-binding vote on the compensation paid to our named executive officers.

        You may find information about this proposal beginning on page 9.

        You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum is present, the proposal will pass if approved by a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the proposal, as they are not counted as "entitled to vote on the subject matter" for voting purposes.

        The board of directors unanimously recommends a vote FOR the approval of the compensation paid to our named executive officers.

 Proposal 4.
Approval of the Amended and Restated 2009 Rockwood Holdings, Inc. Stock Incentive Plan

        The fourth item to be voted on is the approval of the Amended and Restated 2009 Rockwood Holdings, Inc. Stock Incentive Plan.

        You may find information about this proposal beginning on Page 11.

        You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum is present, the proposal will pass if it receives the affirmative vote of a majority of the shares present in person or represented and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal. Broker non-votes are not considered "shares present" for voting purposes.

        The board of directors unanimously recommends a vote FOR the approval of the Amended and Restated 2009 Rockwood Holdings, Inc. Stock Incentive Plan.

 Proposal 5.
Approval of the Amended and Restated 2009 Rockwood Holdings, Inc. Short-Term Incentive Plan

        The fifth item to be voted on is the approval of the Amended and Restated 2009 Rockwood Holdings, Inc. Short-Term Incentive Plan.

        You may find information about this proposal beginning on Page 22.

        You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum is present, the proposal will pass if it receives the affirmative vote of a majority of the shares present in person or represented and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal. Broker non-votes are not considered "shares present" for voting purposes and will not affect the vote.

        The board of directors unanimously recommends a vote FOR the approval of the Amended and Restated 2009 Rockwood Holdings, Inc. Short-Term Incentive Plan.

 OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

        As of the date of this proxy statement, the board of directors was not aware of any other business to be presented for a vote of the stockholders at the annual meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

 PROXIES AND VOTING PROCEDURES

        Your vote is important and you are encouraged to vote your shares promptly.

How Proxies are Voted

        You may vote by completing and mailing the enclosed proxy card or by voting in person at the annual meeting. Mailed proxy cards must be received by May 8, 2014. Each proxy will be voted as directed. However, if a proxy solicited by the board of directors does not specify how it is to be voted, it will be voted as the board of directors recommends—that is, FOR the election of the two nominees for Class III director named in this proxy statement, FOR the ratification of the appointment of Deloitte & Touche LLP as Rockwood's independent registered public accounting firm for the fiscal year ending December 31, 2014, FOR the approval of the compensation paid to our named executive officers, FOR the approval of the Amended and Restated 2009 Rockwood Holdings, Inc. Stock Incentive Plan, and FOR the approval of the Amended and Restated 2009 Rockwood Holdings, Inc. Short-Term Incentive Plan. If any other matters are properly presented at the annual meeting for consideration, such as consideration of a motion to adjourn the annual meeting to another time or place, the persons named as proxies will have discretion, to the extent permitted by law, to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this proxy statement, we did not anticipate that any other matters would be raised at the annual meeting.

How to Revoke or Change Your Proxy

        If you submit a proxy and then wish to change your vote or vote in person at the annual meeting, you will need to revoke the proxy that you have submitted. You can revoke your proxy at any time before it is voted by delivery of a properly executed, later-dated proxy or a written revocation of your proxy. A later-dated proxy or written revocation of your proxy must be received before the annual meeting by the Corporate Secretary of Rockwood, Thomas J. Riordan, at Rockwood Holdings, Inc., 100 Overlook Center, Princeton, New Jersey 08540, or it must be delivered to the Corporate Secretary at the annual meeting before proxies are voted. You will be able to change your proxy as many times as you wish prior to its being voted at the annual meeting, and the last proxy received chronologically will supersede any prior proxies.

Method and Cost of Proxy Solicitation

        This proxy solicitation is being made on behalf of Rockwood and the expense of preparing, printing and mailing this proxy statement is being paid by us. Proxies may be solicited by officers, directors and employees of Rockwood in person, by mail, telephone, facsimile or other electronic means. We will not specifically compensate those persons for their solicitation activities. In accordance with the regulations of the SEC and the New York Stock Exchange ("NYSE"), we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expense incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Stockholder Director Nominations and Proposals for the 2015 Annual Meeting

        Pursuant to Rockwood's by-laws, stockholders may present director nominations and proposals that are proper subjects for consideration at an annual meeting. Rockwood's by-laws require all stockholders who intend to nominate persons for election to the board of directors or make proposals at an annual meeting to give timely notice thereof in writing to the Corporate Secretary of Rockwood, Thomas J. Riordan, at Rockwood Holdings, Inc., 100 Overlook Center, Princeton, New Jersey 08540. Our by-laws require advance notice by any stockholder who proposes director nominations or any other business for consideration at a stockholders' meeting. To be timely, notice to our Corporate Secretary must be received at the above address not less than 90 days nor more than 120 days prior to the first anniversary of the date on which Rockwood first mailed its proxy materials for the previous year's annual meeting, after which point a stockholder proposal will be considered untimely. Therefore, to be presented at the 2015 annual meeting, such a proposal must be received by the Corporate Secretary on or after November 29, 2014 but no later than December 29, 2014. In the event that the date of the 2015 annual meeting is changed by more than 30 days from the anniversary date of the previous year's meeting, stockholder notice must be so delivered not earlier than 120 days prior to the 2015 annual meeting and not later than the close of business on the later of the 90th day prior to the 2015 annual meeting or the 10th day following the day on which public announcement of the date of the 2015 annual meeting is first made. However, if the number of directors to be elected to the board of directors of Rockwood is increased and there is no public announcement by Rockwood naming all of the nominees for director or specifying the size of the increased board of directors at least 100 calendar days prior to the anniversary of the mailing of proxy materials for the prior year's annual meeting, then a stockholder notice only with respect to nominees for any new positions created by such increase must be received by the Corporate Secretary of Rockwood not later than the close of business on the 10th calendar day following such public announcement. Please refer to our by-laws for certain other related requirements.

        If any stockholder wishes to propose a matter for consideration at our 2015 annual meeting of stockholders, the proposal should be mailed by certified mail, return receipt requested, to our Corporate Secretary at the address in the previous paragraph. To be eligible under the SEC's stockholder proposal rule (Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) for inclusion in our 2015 annual meeting proxy statement and form of proxy card, a proposal must be received by our Corporate Secretary on or before November 28, 2014.

 PROPOSAL ONE
ELECTION OF DIRECTORS

        The first agenda item to be voted on is the election of two Class III directors to serve until their successors are duly elected and qualified.

General Information

        The board of directors currently consists of six directors, and is divided into three classes—Class I, Class II and Class III. Directors are generally elected for three-year terms on a staggered term basis, so that each year the term of office of one class will expire and the terms of office of the other classes will extend for additional periods of one and two years, as applicable. The term of office for current Class III directors expires at the 2014 annual meeting. The term of office for Class I and Class II directors will expire at the 2015 and 2016 annual meeting of stockholders, respectively. In connection with Kohlberg Kravis Roberts & Co. L.P's sale of substantially all of its remaining equity investment it held in the Company in late 2012, Todd A. Fisher and Brian F. Carroll resigned from the board of directors of the Company on January 8, 2013.

        The full board of directors has considered and nominated this year's nominees to serve for a three-year term expiring at the 2017 annual meeting of stockholders. It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of the nominees designated below, except in cases of proxies bearing contrary instructions. We have inquired of the nominees and confirmed that they will serve if elected. If, for any reason, any nominee becomes unavailable for election and the board of directors selects a substitute nominee, the proxies will be voted for the substitute nominee selected by the board of directors. The board of directors has no reason to believe that any of the named nominees is not available or will not serve if elected.

        The nominees are current directors of Rockwood, and a description of the background of each is set forth below. Immediately thereafter is a description of the background of each of the existing directors whose terms of office extend beyond the annual meeting.

Nominees for Election at the Annual Meeting

Name	Age	Position	Class
Douglas L. Maine	65	Director	III
Ambassador Alejandro Wolff	57	Director	III

        Douglas L. Maine has been a director of Rockwood since August 2005. Mr. Maine joined International Business Machines in 1998 as Chief Financial Officer following a 20 year career with MCI, where he was Chief Financial Officer from 1992-1998. He was named General Manager of ibm.com in 2000, General Manager of Consumer Products Industry in 2003 and retired in 2005. Mr. Maine also serves on the boards of directors of Alliant Techsystems, Inc. and Broadsoft, Inc., and is audit committee Chairman of both companies' boards. Mr. Maine was recently appointed to a three-year term on the "Standing Advisory Group" for the Public Company Accounting Oversight Board (PCAOB).Mr. Maine is a Limited Partner and Senior Advisor with Brown Brothers Harriman. Mr. Maine has a B.S. from Temple University and a M.B.A. from Hofstra University.

        Ambassador Alejandro Wolff has been a director of Rockwood since August 2013. As U.S. Ambassador to Chile from September 2010 until August 2013, Ambassador Wolff is a 33-year veteran of the Department of State since joining as a Foreign Service Officer in 1979. His most recent prior assignment was Ambassador and Deputy Permanent U.S. Representative to the United Nations (2005-2010). Ambassador Wolff retired from the U.S. Department of State on August 23, 2013. Ambassador Wolff also served in Algeria, Morocco, Chile, Cyprus, the U.S. Mission to the European Union in Brussels, and France from 2001 to 2005. His assignments in Washington included tours on the

Policy Planning Staff (1981-1982), in the Office of Soviet Union Affairs (1988-1989), in the Office of the Under Secretary for Political Affairs (1989-1991), as Deputy Executive Secretary of the Department (1996-1998), and as the Executive Assistant to Secretaries of State Madeleine Albright and Colin Powell (1998-2001). Ambassador Wolff is the recipient of the Department of State's Distinguished, Superior, and Meritorious Honor Awards. Ambassador Wolff is currently Managing Director of Gryphon Partners LLC. He graduated Magna Cum Laude in 1978 from the University of California at Los Angeles (UCLA).

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

Directors Whose Terms Do Not Expire This Year

Name	Age	Position	Class
Seifi Ghasemi	69	Director	II
Sheldon Erikson	72	Director	II
Nance K. Dicciani	66	Director	I
J. Kent Masters	53	Director	I

        Seifi Ghasemi has been Chairman and Chief Executive Officer of Rockwood and our subsidiary, Rockwood Specialties Group, Inc., since November 2001. From 1997 to 2001 he was with GKN, plc, a $6.0 billion revenue per year global industrial company during that time. He served as a director of the Main Board of GKN, plc and was Chairman and Chief Executive Officer of GKN Sinter Metals, Inc. and Hoeganes Corporation. Before that, for 18 years, Mr. Ghasemi was with BOC Group, plc, a $7.0 billion revenue per year global industrial gas company at that time, which is now part of Linde AG. He was a director of the Main Board of BOC Group, plc, President, BOC Gases Americas and Chairman and Chief Executive Officer of BOC Process Plants, Ltd. and Cryostar. Mr. Ghasemi also serves on the board of directors of EnerSys, since 2010, Air Products & Chemicals, Inc. since 2013, and serves as Chairman of the Electrification Coalition, a nonpartisan, not-for-profit group of business leaders committed to reducing oil dependence through the deployment of electric vehicles on a mass scale. Mr. Ghasemi has a Master of Science degree in Mechanical Engineering from Stanford University.

        Sheldon R. Erikson has been a director of Rockwood since November 2005. Mr. Erikson is currently a director and was the Chairman of the Board of Cameron International Corporation, a global manufacturer, provider and servicer of petroleum equipment from 1996 to 2011 and served as President and Chief Executive Officer from 1995 to 2008. He was Chairman of the Board from 1988 to 1995, and President from 1987 to 1995, of The Western Company of North America, an international petroleum service company. He also serves on the boards of directors of Frank's International N.V., a leading global oil industry service company, and Endeavour International Corporation, an oil and gas exploration and development company headquartered in Houston, Texas with operations in the United States and United Kingdom North Sea. Mr. Erikson studied at the University of Illinois and has a M.B.A. from Harvard University.

        Nance K. Dicciani has been a director of Rockwood since June 2008 and lead independent director since October 2009. From 2001 until her retirement in April 2008, Dr. Dicciani was the President and Chief Executive of Honeywell International Inc.'s $4.9 billion revenue per year specialty materials business. Prior to joining Honeywell in 2001, she was with Rohm and Haas Company, serving as Senior Vice President and Business Group Executive of chemical specialties and Director, European Region. In 2006, President George W. Bush appointed Dr. Dicciani to the President's Council of Advisors on Science and Technology. Dr. Dicciani also serves on the boards of directors of Praxair Inc., LyondellBasell Industries and Halliburton Co. and the board of Trustees of Villanova University. Dr. Dicciani earned degrees in chemical engineering, including a B.S. from Villanova University, an

M.S. from the University of Virginia and a Ph.D. from the University of Pennsylvania. She also earned a M.B.A. from the Wharton School of the University of Pennsylvania.

        J. Kent Masters has been a director of Rockwood since May 2007. Mr. Masters was appointed Chief Executive Officer of Foster Wheeler AG, a global engineering and construction contractor and power equipment supplier, in October 2011. Mr. Masters was also elected to the board of directors of Foster Wheeler AG in November 2011. Prior to joining Foster Wheeler, Mr. Masters was a member of the executive board of Linde AG, a global leader in manufacturing and sales of industrial gases, with responsibility for the Americas, Africa and the South Pacific since 2006. Prior to joining Linde AG, Mr. Masters was a member of the board of directors of BOC Group, plc, a global industrial gas company, which was acquired by Linde AG in 2006. At BOC Group, plc, he served as President, Process Gas Solutions-Americas, from 2002-2005, and as Chief Executive, Industrial and Special Products, from 2005 until 2006. Mr. Masters was the non-executive Chairman of African Oxygen Limited from 2005 until 2011. Mr. Masters has a B.Sc. degree in chemical engineering from Georgia Institute of Technology and a M.B.A. from New York University.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The second agenda item to be voted on is the ratification of the appointment of Deloitte & Touche LLP as Rockwood's independent registered public accounting firm for the fiscal year ending December 31, 2014.

        In making a decision to reappoint Deloitte & Touche LLP as the Company's independent auditor, the audit committee took into consideration a number of factors, including the fact that Deloitte & Touche LLP has been the independent registered public accounting firm of the Company since before our initial public offering in 2005, the quality of the firm and its professional qualifications, its ability to service our global operations and the past performance of the firm. Based upon this analysis, the audit committee determined it should reappoint Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2014. We are asking our stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

        Even if the appointment is ratified, the audit committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Rockwood and our stockholders. If the appointment is not ratified by our stockholders, the audit committee will reconsider the appointment.

        A representative of Deloitte & Touche LLP is expected to attend the annual meeting and be available to respond to appropriate questions. The representative will be afforded an opportunity to make a statement if he or she desires to do so.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS ROCKWOOD'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

 PROPOSAL THREE

NON-BINDING ADVISORY VOTE ON THE COMPENSATION PAID
TO OUR NAMED EXECUTIVE OFFICERS

        The third agenda item to be voted on is a non-binding vote on the compensation paid to our named executive officers.

        In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to an advisory non-binding vote on the compensation of our named executive officers as disclosed on pages 40 to 77.

        The text of the resolution in respect of Proposal Three is as follows:

        "RESOLVED, that the compensation paid to the Company's named executive officers as discussed and disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved."

        In considering their vote, we encourage stockholders to review the information on Rockwood's compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 40 to 77, as well as the discussion regarding the Compensation Committee on pages 30 to 32.

        In particular, stockholders should consider the following in determining whether to vote for this proposal:

  •
  Target Total Direct Compensation Mix—Significant Percentage of Executive Officer Compensation Tied to Performance:  Our senior management compensation is comprised of three main components: salaries; annual cash incentives; and long-term equity compensation. The Committee has structured our compensation program such that a very substantial portion of our named executive officers' total compensation (more than 80% for our chairman and chief executive officer and more than 73% for our other named executive officers at 2013 target compensation levels) is based upon the concept of pay for performance and is thus directly tied to our financial performance. Below is the pay mix for our chairman and chief executive officer for 2013 at target level.

  •
  Pay for Performance Alignment—Compensation of our Chief Executive Officer is Aligned with Financial Performance:  The below chart illustrates the correlation between annual total shareholder return over the last six years and annual total direct compensation (base salary, annual cash incentives and annual equity awards) we paid our chairman and chief executive officer:

ROC 6-Year CEO TDC versus TSR

Note:
The indexed TSR tracks the value of a $100 investment in Company stock (at the beginning of the performance period) during the subsequent five-year period, inclusive of stock price performance and dividends.

•
Total Shareholder Return—Our Stock has Outperformed Related Stock Indices:  One, three and five year cumulative total shareholder returns were at 49.19%, 93.06% and 599.32%, respectively, as compared to the one, three and five year cumulative total shareholder returns of 30.77%, 56.07% and 222.43%, respectively, for the Dow Jones U.S. Chemicals Index and 32.27%, 97.28% and 291.93%, respectively, for the S&P Supercomposite Specialty Chemicals Index; and

•
Other Compensation Practices:

•
Objective Performance Criteria:    Our performance-based compensation for our named executive officers is based upon objective criteria—Adjusted EBITDA, working capital and relative and absolute total shareholder return.

•
Stock Ownership Guidelines and Retention Requirements:    We have stock ownership guidelines and retention requirements to more closely align the interests of our named executive officers and our shareholders.

•
Compensation Recovery Claw-backs:    The employment agreements and equity award agreements of our named executive officers contain claw-back provisions related to certain awards under specified circumstances.

•
Prohibition on Re-pricing of Underwater Stock Options Without Shareholder Approval:    In 2013, the Board amended our 2009 Stock Incentive Plan to prohibit re-pricing of equity awards without stockholder approval.

•
Tax Gross-Ups:    In 2010, the Committee eliminated tax gross-ups on all benefits except for those related to change in control provisions granted in 2001 under grandfathered agreements with our named executive officers. The Committee did not in 2013 enter into new agreements or amend grandfathered agreements with such gross-ups, nor does it intend to award tax gross-ups in the future.

        This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding. Although this resolution is non-binding, the board of directors and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation decisions.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL FOUR

APPROVAL OF THE AMENDED AND RESTATED
2009 ROCKWOOD HOLDINGS, INC. STOCK INCENTIVE PLAN

        The fourth agenda item to be voted on is the approval of the Amended and Restated 2009 Rockwood Holdings, Inc. Stock Incentive Plan.

        The compensation committee (the "Committee") approved the Amended and Restated 2009 Rockwood Holdings, Inc. Stock Incentive Plan (the "New Stock Incentive Plan"), subject to approval of the board of directors and the stockholders, and the board of directors approved the New Stock Incentive Plan, subject to approval of the stockholders.

        The following is a summary description of the New Stock Incentive Plan. While the material features of the New Stock Incentive Plan are summarized below, the summary is in all respects subject to the complete text of the New Stock Incentive Plan contained in Appendix A.

Background and Reasons for the Proposal

        The 2009 Rockwood Holdings, Inc. Stock Incentive Plan was originally adopted in April 2009 ("Existing Stock Incentive Plan"). As of March 14, 2014, the total number of shares of our common stock that remains available for issuance under the Existing Stock Incentive Plan is approximately 9,957,800 (which number includes 1,001,660 shares of our common stock subject to awards previously granted under the Existing Stock Incentive Plan and outstanding as of the date the New Stock Incentive Plan will be effective). The Committee has decided not to increase the authorized shares under the New Stock Incentive Plan, therefore, the New Stock Incentive Plan does not change the number of shares authorized under the Existing Stock Incentive Plan. The Company is seeking stockholder approval of the New Stock Incentive Plan at this time to achieve the following purposes and other technical amendments (certain of which amendments have been previously made to the Existing Stock Incentive Plan by the board of directors through amendment and restatement in February 2012 and amendment in 2013):

  •
  to satisfy the requirement under the Internal Revenue Code of 1986, as amended (the "Code"), that the material terms of potential performance goals contemplated under certain compensation plans that include performance-based awards be approved by stockholders every five years in order to allow the Company to take a deduction for certain awards to senior management under Section 162(m) of the Code;

  •
  to permit the full board of directors, or any authorized subcommittee thereof, to act under the New Stock Incentive Plan in addition to the Committee;

  •
  to provide that the holder of an award may pay all or any portion of withholding taxes that may be due upon exercise or settlement of such award using shares of our common stock (including shares that would have otherwise been received by the holder of the award upon such exercise or settlement of the award), subject to such holder satisfying any requirements as may be imposed by the Committee;

  •
  to provide that the Committee may not delegate granting of awards if the delegation of any such authority would result in awards that are otherwise intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code failing to so qualify;

  •
  to extend the date which an option or stock appreciation right can be exercised if it is subject to expiration and the holder was unable to exercise due to prohibitions under applicable laws or the Company's insider trading policy;

  •
  to provide that under certain circumstances, the Committee shall have the authority, at the time it establishes the performance objectives for any given performance period, to make equitable adjustments in the business criteria in recognition of unusual or non-recurring events affecting the Company or its operating units;

  •
  to add termination of a plan participant within two years of a change in control or termination by the participant for a good reason as a condition to the automatic vesting of equity awards upon a change in control; and

  •
  to provide that without stockholder approval:

  •
  no waiver, amendment or modification of an award may reduce the option price of any option or the exercise price of any stock appreciation right;

  •
  the Committee may not cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right (with a lower option price or exercise price, as the case may be) or other award or cash (or otherwise cause the award to fail to qualify for equity accounting treatment); and

  •
  the Committee may not take any other action which is considered a "repricing" for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

        The purposes of the New Stock Incentive Plan are to promote the interests of the Company and its stockholders by:

  •
  attracting and retaining highly-qualified officers, directors, and other key employees and independent contractors of the Company and its subsidiaries;

  •
  motivating such individuals by means of performance-related incentives to reward achievement of long-term performance goals and time-based incentives to reward continued service; and

  •
  enabling such individuals to participate in the long-term growth and financial performance of the Company.

If the stockholders do not approve the New Stock Incentive Plan, the New Stock Incentive Plan will not be implemented and we will continue to grant awards under the Existing Stock Incentive Plan, provided that, as a result of the application of Section 162(m) of the Code, a portion of the compensation paid to our Chief Executive Officer and certain other executive officers and key employees may exceed the $1 million threshold, and may not be tax deductible.

Administration/Eligible Participants

        The New Stock Incentive Plan shall be administered by the Committee or any other subcommittee appointed by the board of directors or the full board of directors, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as "Non-Employee Directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule thereto), "independent directors" within the meaning of the applicable principal national exchange listed company rules, and "outside directors"

within the meaning of Section 162(m) of the Code (or any successor section thereof). Additionally, the Committee, which the Company expects to be its compensation committee, may delegate the authority to grant awards under the New Stock Incentive Plan to any employee or group of employees of the Company or an affiliate; provided that such delegation and grants are consistent with applicable law and guidelines established by the board of directors from time to time.

        Eligible participants include employees, directors or independent contractors who are selected by the Committee, in its sole discretion, to participate in the New Stock Incentive Plan. As of March 1, 2014, there were approximately 6,500 employees, 5 directors and no independent contractors who were eligible participants. The closing price of our common stock as reported on the New York Stock Exchange was $77.07 on March 20, 2014.

Number of Shares Authorized Under the New Stock Incentive Plan

        The New Stock Incentive Plan does not change the number of shares authorized under the Existing Stock Incentive Plan. The New Stock Incentive Plan authorizes the grant of awards to participants with respect to a maximum of 9,957,800 shares of our common stock (which number includes 1,001,660 shares of our common stock subject to awards previously granted under the Existing Stock Incentive Plan and outstanding as of the date the New Stock Incentive Plan will be effective), subject to adjustment to avoid dilution or enlargement of intended benefits in the event of certain significant corporate events, which awards may be made in the form of:

  •
  non-qualified stock options;

  •
  stock options intended to qualify as incentive stock options under Section 422 of the Code (together with the non-qualified stock options, "options");

  •
  stock appreciation rights; and

  •
  other stock-based awards, including restricted stock and/or restricted stock units and performance-based awards.

        The maximum number of shares with respect to which options and stock appreciation rights may be granted to any individual participant in the New Stock Incentive Plan in any calendar year may not exceed 1,000,000. The maximum number of shares which may be paid to any individual participant in the New Stock Incentive Plan in connection with the settlement of any award(s) designated as a "performance-based award" in respect of a single performance period shall be $20 million worth of our common stock (based on the grant date fair market value of such shares) or, in the event such performance-based award is paid in cash, $20 million.

        The issuance of shares or the payment of cash upon the exercise of an award or in consideration of the cancellation or termination of an award shall reduce the total number of shares available under the New Stock Incentive Plan, as applicable. If, after the effective date of the New Stock Incentive Plan, any shares covered by an award granted under the Existing or New Stock Incentive Plan, or to which such an award relates, are forfeited, or if an award has expired, terminated or has been canceled for any reason whatsoever (other than by reason of exercise or vesting), then the shares covered by such award shall again be, or shall become, shares with respect to which awards may be granted under the New Stock Incentive Plan.

Limitations

        The effective date of the New Stock Incentive Plan shall be the date it is approved by the stockholders of the Company.

 Terms and Conditions of Options

        Options granted under the New Stock Incentive Plan shall be, as determined by the Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions (including, without limitation, prices, expiration dates and other material terms), not inconsistent therewith, as the Committee shall determine:

        Option Exercise Price.    The option exercise price per share shall be determined by the Committee, but shall not be less than 100% of the fair market value of a share on the date an option is granted. Furthermore, no incentive stock option may be granted to any participant who, at the time of such grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or of any of its subsidiaries, unless:

  •
  the option exercise price per share for such incentive stock option is at least 110% of the fair market value on the date the incentive stock option is granted; and

  •
  the date on which such incentive stock option terminates is a date not later than the day preceding the fifth anniversary of the date on which the incentive stock option is granted.

        Exercisability.    Options granted under the New Stock Incentive Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an option be exercisable more than ten years after the date it is granted; provided, however, that (other than with respect to any incentive stock options or as would otherwise result in a violation of Section 409A of the Code and the guidance issued thereunder) to the extent an option would expire at a time when the holder of such option is prohibited by applicable law or the Company's insider trading policy from selling or otherwise disposing of shares that he or she would otherwise acquire upon exercise of such option, then such option shall nevertheless be exercisable until the thirtieth (30th) day following the date such prohibition lapses.

        Exercise of Options.    Except as otherwise provided in the New Stock Incentive Plan or in an award agreement, an option may be exercised for all, or from time to time any part, of the shares for which it is then exercisable. The exercise date of an option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) (iv) or (v) in the following sentence. The purchase price for the shares as to which an option is exercised shall be paid to the Company as designated by the Committee, pursuant to one or more of the following methods:

  (i)
  in cash or its equivalent (e.g., by personal check);

  (ii)
  in shares having a fair market value equal to the aggregate option exercise price for the shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided that such shares have been held by the participant for such period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles;

  (iii)
  partly in cash and partly in such shares;

  (iv)
  if there is a public market for the shares at such time, through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate option exercise price for the shares being purchased; or

  (v)
  through net settlement in shares.

        No participant shall have any rights to dividends or other rights of a stockholder with respect to shares subject to an option until the participant has given written notice of exercise of the option, paid in full for such shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the New Stock Incentive Plan.

        Incentive Stock Options.    Incentive stock options shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No incentive stock option may be granted to any participant who, at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any of its subsidiaries, unless (i) the option exercise price for such incentive stock option is at least 110% of the fair market value of a share on the date the incentive stock option is granted and (ii) the date on which such incentive stock option terminates is a date not later than the day preceding the fifth anniversary of the date on which the incentive stock option is granted. Any participant who disposes of shares acquired upon the exercise of an incentive stock option either (i) within two years after the date of grant of such incentive stock option or (ii) within one year after the transfer of such shares to the participant, shall notify the Company of such disposition and of the amount realized upon such disposition.

        All options granted under the New Stock Incentive Plan are intended to be non-qualified stock options, unless the applicable award agreement expressly states that the option is intended to be an incentive stock option. If an option is intended to be an incentive stock option, and if for any reason such option (or portion thereof) shall not qualify as an incentive stock option, then, to the extent of such non-qualification, such option (or portion thereof) shall be regarded as a non-qualified stock option granted under the New Stock Incentive Plan; provided that such option (or portion thereof) otherwise complies with the New Stock Incentive Plan's requirements relating to non-qualified stock options. In no event shall any member of the Committee, the Company or any of its affiliates (or their respective participants, officers or directors) have any liability to any participant (or any other person) due to the failure of an option to qualify for any reason as an incentive stock option.

Terms and Conditions of Stock Appreciation Rights

        Grants.    The Committee may grant (i) a stock appreciation right independent of an option or (ii) a stock appreciation right in connection with an option, or a portion thereof. A stock appreciation right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related option is granted or at any time prior to the exercise or cancellation of the related option, (B) shall cover the same number of shares covered by an option (or such lesser number of shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such option except for such additional limitations as are contemplated below (or such additional limitations as may be included in an award agreement).

        Terms.    The exercise price per share of a stock appreciation right shall be an amount determined by the Committee, but in no event shall such amount be less than 100% of the fair market value of a share on the date the stock appreciation right is granted; provided, however, that in the case of a stock appreciation right granted in conjunction with an option, or a portion thereof, the exercise price may not be less than the option exercise price of the related option.

        Each stock appreciation right granted independent of an option shall entitle a participant upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share over (B) the exercise price per share, multiplied by (ii) the number of shares covered by the stock appreciation right. Each stock appreciation right granted in conjunction with an option, or a portion thereof, shall entitle a participant to surrender to the Company the unexercised option, or any portion thereof, and to receive from the Company in exchange therefore an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share over (B) the option exercise price per share, multiplied by (ii) the number of shares covered by the option, or portion thereof, which is surrendered. Payment shall be made in shares or in cash, or partly in shares and partly in cash (any such shares valued at such fair market value), all as shall be determined by the Committee.

        Stock appreciation rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of shares with respect to which the stock appreciation right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional shares will be issued upon exercise, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of shares will be rounded downward to the next whole share.

        Limitations.    The Committee may impose, in its discretion, such conditions upon the exercisability of stock appreciation rights as it may deem fit, but in no event shall a stock appreciation right be exercisable more than ten years after the date it is granted; provided, however, that (other than as would otherwise result in a violation of Section 409A of the Code and the guidance issued thereunder) to the extent a stock appreciation right would expire at a time when the holder of such stock appreciation right is prohibited by applicable law or the Company's insider trading policy from selling or otherwise disposing of shares that he or she would otherwise acquire upon exercise of such stock appreciation right, then such stock appreciation right shall nevertheless be exercisable until the thirtieth (30th) day following the date such prohibition lapses.

Terms and Conditions of Other Stock-Based Awards

        Generally.    The Committee, in its sole discretion, may grant or sell awards of shares, awards of restricted stock, restricted stock units and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares. Such other stock-based awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more shares (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other stock-based awards may be granted alone or in addition to any other awards granted under the New Stock Incentive Plan. Subject to the provisions of the New Stock Incentive Plan, the Committee shall determine to whom and when other stock-based awards will be made; the number of shares to be awarded under (or otherwise related to) such other stock-based awards; whether such other stock-based awards shall be settled in cash, shares or a combination of cash and shares; and all other terms and conditions of such awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all shares so awarded and issued shall be fully paid and non-assessable).

        Performance-Based Awards.    Notwithstanding anything to the contrary herein, certain other stock-based awards may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) ("performance-based awards"). A participant's performance-based award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period.

        The performance goals, which must be objective, shall be based upon one or more of the following criteria:

  •
  consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization);

  •
  net income;

  •
  operating income;

  •
  earnings per share;

  •
  book value per share;

  •
  return on stockholders' equity;

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  expense management;

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  return on investment;

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  improvements in capital structure;

  •
  profitability of an identifiable business unit or product;

  •
  maintenance or improvement of profit margins;

  •
  stock price;

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  market share;

  •
  revenues or sales;

  •
  costs;

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  cash flow;

  •
  working capital;

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  return on assets; and

  •
  total stockholder return.

        The amount of the performance-based award determined by the Committee for a performance period shall be paid to the participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 409A of the Code, elect to defer payment of a performance-based award.

Transferability

        Unless otherwise determined by the Committee, an award shall not be transferable or assignable by a participant otherwise than by will or by the laws of descent and distribution. The Committee (on such terms, conditions and limitations as it determines) may permit an award to be transferred or transferable to heirs, legatees, personal representatives or distributees of the participant, in each case, for no consideration and only to the extent permissible by law and, in the case of an ISO, to the extent permissible under Section 422 of the Code.

Change in Control

        With respect to grants awarded under the New Stock Incentive Plan, in the event of a change in control after the effective date of the New Stock Incentive Plan, unless otherwise determined by the Committee in the applicable award agreement:

  •
  provided that participant's employment with the Company is terminated within 2 years of a change in control by the Company without cause or by the participant for good reason, any outstanding awards then held by the participant (i) will become immediately exercisable on the date of termination, and (ii) any performance periods in effect will end on that date and achievement of the applicable performance goals will be determined as of the date of the change in control; and

  •
  the Committee may, but shall not be obligated to:

  (1)
  cancel such awards for fair value (as determined in the sole discretion of the Committee) which, in the case of options and stock appreciation rights, shall equal the excess, if any, of the dollar value of the consideration to be paid in the change in control transaction to holders of the same number of shares subject to such options or stock appreciation rights (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to such options or stock appreciation rights) over the aggregate exercise price of such options or stock appreciation rights (and any such options or stock appreciation rights that have an aggregate exercise price that equals or exceeds such aggregate dollar value consideration shall be cancelled for no consideration);

  (2)
  provide that any options or stock appreciation rights having an exercise price per share that is greater than the per-share dollar value of the consideration to be paid in the change in control transaction to a holder of a share shall be cancelled without payment of any consideration thereof;

  (3)
  provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted hereunder as determined by the Committee in its sole discretion; or

  (4)
  provide that for a period of at least ten business days prior to the change in control, such options shall be exercisable as to all shares subject thereto and that upon the occurrence of the change in control, such options shall terminate and be of no further force and effect.

For the avoidance of doubt, not all awards will be required to be treated in a uniform manner.

Adjustments

        In the event of any change in the outstanding shares after the effective date of the New Stock Incentive Plan by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of shares or other corporate exchange, or any distribution to stockholders of shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to:

  •
  the number or kind of shares or other securities issued or reserved for issuance pursuant to the New Stock Incentive Plan or pursuant to outstanding awards;

  •
  the maximum number of shares for which options or stock appreciation rights may be granted during a calendar year to any participant;

  •
  the maximum dollar amount of a performance-based award that may be granted during a calendar year to any participant;

  •
  the option exercise price or exercise price of any stock appreciation right; and/or

  •
  any other affected terms of such awards.

Amendments to New Stock Incentive Plan

        The board of directors may amend, alter or discontinue the New Stock Incentive Plan, but no amendment, alteration or discontinuation shall be made:

  •
  without the approval of the stockholders of the Company, if such action would (subject to the adjustment provision) increase the total number of shares reserved for the purposes of the New

    Stock Incentive Plan or change the maximum number of shares for which awards may be granted to any participant or otherwise be required to be approved by such stockholders under applicable law or applicable securities exchange listing requirements; or

  •
  without the consent of a participant, if such action would materially diminish any of the rights of the participant under any award theretofore granted to such participant under the Existing Stock Incentive Plan or the New Stock Incentive Plan; provided, however, that the Committee may amend the New Stock Incentive Plan without the consent of any participant in such manner as it deems necessary to satisfy the requirements of the Code or other applicable laws.

        Any award granted under the Existing Stock Incentive Plan that is outstanding on or after the effective date of the New Stock Incentive Plan will be subject to the New Stock Incentive Plan, but if any term of the New Stock Incentive Plan conflicts with or materially diminishes the rights of the participant with respect to any such outstanding award, then the conflicting terms of the Existing Stock Incentive Plan (or award agreement, as applicable) will instead apply.

        Additionally, without stockholder approval other than certain specified adjustments;

  •
  no waiver, amendment or modification of an award may reduce the option price of any option or the exercise price of any stock appreciation right;

  •
  the Committee may not cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right (with a lower option price or exercise price, as the case may be) or other award or cash (or otherwise cause the award to fail to qualify for equity accounting treatment); or

  •
  the Committee may not take any other action which is considered a "repricing" for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

Plan Benefits under the New Stock Incentive Plan

        Because future awards under the New Stock Incentive Plan will be granted at the discretion of the Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time, other than, at this time, we anticipate that if the New Stock Incentive Plan is approved by our stockholders, the quarterly grants of common stock to our non-employee directors with a value equal to approximately $80,000 per year, as described under "Director Compensation" below, would be made under the New Stock Incentive Plan.

 Stock Awards Previously Granted under the Existing Stock Incentive Plan

        The following table sets forth information on long-term equity awards under the Existing Stock Incentive Plan since its adoption in 2009 assuming maximum performance levels for outstanding awards.

Name & Position	Stock Option Grants (# of Shares Covered)	Restricted Stock Unit Grants (# of Shares Covered)	Total of all Columns in Table (# of Shares Covered)
Seifi Ghasemi	131,358	481,333	612,691
Chairman and Chief Executive Officer
Robert J. Zatta	21,448	116,587	138,035
Senior Vice President and Chief Financial Officer
Thomas J. Riordan	18,650	112,883	131,533
Senior Vice President, Law and Administration, and Secretary
Nance Dicciani	0	0	0
Sheldon R. Erikson	0	0	0
Douglas L. Maine	0	0	0
J. Kent Masters	0	0	0
Alejandro D. Wolff	0	0	0
All Current Executive Officers as a Group	171,456	710,803	882,259
Each nominee for election as a director	0	0	0
All Current Directors Who are not Executive Officers as a Group	0	0	0
All Non-Executive Directors as a Group	0	0	0
All Employees, Other than Executive Officers, as a Group	105,963	1,211,879	1,317,842

Section 409A of the Code

        Notwithstanding other provisions of the New Stock Incentive Plan or any award agreements thereunder, no award shall be granted, deferred, accelerated, extended, paid out or modified under the New Stock Incentive Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any award under the New Stock Incentive Plan may not be made at the time contemplated by the terms of the New Stock Incentive Plan or the relevant award agreement, as the case may be, without causing the participant holding such award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the participant incurring any tax liability under Section 409A of the Code.

Federal Income Tax Consequences Relating to Awards Under the New Stock Incentive Plan

        The following summary of the federal income tax consequences of awards under the New Stock Incentive Plan (and exercise, where applicable, of awards under the New Stock Incentive Plan) is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address state and local tax considerations.

  Certain United States Federal Income Tax Consequences of Options and Stock Appreciation Rights

        Certain of the United States federal income tax consequences to holders of non-qualified and incentive stock options and the company of options granted under the New Stock Incentive Plan should generally be as set forth in the following summary:

        A participant to whom an incentive stock option that qualifies under Section 422 of the Code is granted will not recognize income at the time of grant or exercise of such option. No federal income tax deduction will be allowable to the participant's company upon the grant or exercise of such incentive stock option. However, upon the exercise of an incentive stock option, special alternative minimum tax rules apply for the participant.

        When the participant sells shares of the Company's common stock acquired through the exercise of an incentive stock option more than one year after the date the participant receives such shares upon the exercise of such incentive stock option and more than two years after the date of grant of such incentive stock option, the participant will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the incentive stock option exercise price of the incentive stock option. If the participant does not hold such shares for this period, when the participant sells such shares, the participant will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Code and regulations thereunder, and the participant's company will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

        An individual to whom an option that is not an incentive stock option (a "non-qualified option") is granted will not recognize income at the time of grant of such option. When such individual exercises such non-qualified option, the individual will recognize ordinary compensation income equal to the excess, if any, of the fair market value, as of the date of option exercise, of the shares the individual receives over the option exercise price. The tax basis of such shares to such individual will be equal to the option exercise price paid plus the amount includable in the individual's gross income, and the individual's holding period for such shares will commence on the day after which the individual recognized taxable income in respect of such shares. Subject to applicable provisions of the Code and regulations thereunder, the Company will generally be entitled to a federal income tax deduction in respect of the exercise of non-qualified options in an amount equal to the ordinary compensation income recognized by the individual. Any such compensation includable in the gross income of a participant in respect of a non-qualified option will be subject to appropriate federal, state, local and foreign income and employment taxes.

        The federal income tax consequences of stock appreciation rights are similar to the tax consequences of the non-qualified options described above.

  Certain United States Federal Income Tax Consequences of Restricted Stock and Other Stock-Based Awards

        The discussion set forth below does not purport to be a complete analysis of all potential tax consequences relevant to recipients of awards under the New Stock Incentive Plan of the Company or to describe tax consequences based on particular circumstances and does not address the consequences of all possible forms of awards that may be granted under the New Stock Incentive Plan. It is based on United States federal income tax law and interpretational authorities as of the date of this proxy statement, which is subject to change at any time.

        Generally, the Company receives a deduction and a participant recognizes taxable income equal to the fair market value of the restricted stock at the time or times that restrictions on shares awarded lapse, unless the participant elects to recognize the full fair market value of the restricted stock awarded as income immediately upon grant of the shares, by so electing not later than 30 days after the date of grant by the Company to the participant of a restricted stock award as permitted under Section 83(b) of the Code (such an election, a "Section 83(b) election"). In the event the participant makes such an election, the participant is taxed at ordinary income tax rates, and the Company is entitled to a deduction for an equivalent amount at the same time. Upon disposition by a participant of any restricted shares following the lapse of any restrictions, any difference between the participant's tax basis in the shares (e.g., the amount of the ordinary income recognized, if any, by the participant upon either the making of the Section 83(b) election or upon the lapsing of the restrictions, as applicable) and the amount realized on the participant's disposition of shares is treated as short-term or long-term capital gain or loss. Whether or not a participant recognizes a short-term or long-term capital gain or loss depends upon whether the participant held our shares before disposition thereof for less than or more than one year after the earlier to occur of the date the participant made the Section 83(b) election or the lapsing of the restrictions on the relevant shares, as applicable, and whether or not the participant recognized a gain or loss upon such disposition.

        Cash and/or the fair market value of stock received by participants in connection with any part of a stock-based award (i.e., a restricted stock unit) will generally be taxable as ordinary income to those participants in the year in which cash and/or stock, as applicable, is actually received for such award, and the Company will be entitled to a corresponding tax deduction.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDED AND RESTATED 2009 ROCKWOOD HOLDING, INC. STOCK INCENTIVE PLAN.

PROPOSAL FIVE

APPROVAL OF THE AMENDED AND RESTATED
2009 ROCKWOOD HOLDINGS, INC. SHORT-TERM INCENTIVE PLAN

        The fifth agenda item to be voted on is the approval of the Amended and Restated 2009 Rockwood Holdings, Inc. Short-Term Incentive Plan.

        The compensation committee approved the Amended and Restated 2009 Rockwood Holdings, Inc. Short-Term Incentive Plan (the "New Short-Term Incentive Plan"), subject to approval of the board of directors and the stockholders, and the board of directors approved the New Short-Term Incentive Plan, subject to approval of the stockholders.

        The following is a summary description of the New Short-Term Incentive Plan. While the material features of the New Short-Term Incentive Plan are summarized below, the summary is in all respects subject to the complete text of the New Short-Term Incentive Plan contained in Appendix B.

        The stockholders are being asked to approve the New Short-Term Incentive Plan. If the stockholders do not approve the New Short-Term Incentive Plan, the New Short-Term Incentive Plan will not be implemented and the existing short-term incentive plan would remain in place solely with respect to incentive bonus opportunities granted prior to the expiration of such plan, but no new incentive bonus opportunities would be granted under such plan.

        Background and Reason for the Proposal.    The New Short-Term Incentive Plan is intended to allow for the continuation (as amended and restated) of the existing short-term incentive plan, the 2009 Rockwood Holdings, Inc. Short-Term Incentive Plan. The New Short-Term Incentive Plan, like the existing plan as in effect prior to the amendment and restatement, permits the Company to provide performance-based bonuses to certain executive officers and key employees of the Company that will qualify for income tax deduction by the Company. Upon approval of the New Short-Term Incentive Plan, future incentive bonus opportunities will be granted pursuant to the terms of the New Short-Term

Incentive Plan. The Company is seeking stockholder approval of the New Short-Term Incentive Plan at this time to achieve the following purposes and other technical amendments:

  •
  to satisfy the requirement under the Code that the grant incentive awards contemplated under the New Short-Term Incentive Plan be approved by stockholders every five (5) years in order to allow the Company to take a deduction for certain awards to senior management under Section 162(m) of the Code;

  •
  to permit performance goals to be calculated consistent with historical practice and as may be required by any indebtedness; and

  •
  to reduce the maximum bonus for any participant to $10 million from $20 million.

        In general, Section 162(m) of the Code disallows a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million for a taxable year paid to any individual who, on the last day of the taxable year, is the chief executive officer or is among its three other most highly compensated officers (excluding the principal financial officer). Certain compensation is not subject to this deduction limit, including compensation that is paid solely on account of the attainment of one or more pre-established, objective performance goals (performance-based compensation). For compensation to qualify for the performance-based compensation exception, in addition to other requirements, the material terms under which the performance-based compensation is to be paid, including the performance goals, must be disclosed to, and approved by, the stockholders of the corporation prior to the payment of any award under the plan (accordingly, the Company is also seeking stockholder approval prior to any award being made under the New Stock Incentive Plan).

        The New Short-Term Incentive Plan is intended to provide performance-based incentive compensation within the meaning of Section 162(m) of the Code. Participation in the New Short-Term Incentive Plan is not exclusive, and the New Short-Term Incentive Plan does not limit the ability of the board of directors to adopt any additional short-term incentive plan or to pay any other compensation, including any additional bonus or performance-based stock- based award, to certain executive officers and key employees. It is possible that any such additional bonus would not be deductible, and it is also possible that any such additional bonus would not be considered performance-based compensation or would not be deductible.

        If the stockholders of the Company do not approve the New Short-Term Incentive Plan, the New Short-Term Incentive Plan will not be implemented, and no new incentive awards will be granted thereunder.

Description of the New Short-Term Incentive Plan

        Administration/Eligible Participants.    The New Short-Term Incentive Plan is administered and interpreted by the Committee; provided, however, that the board of directors may, in its sole discretion, take any action designated to the Committee as it may deem necessary. The New Short-Term Incentive Plan is intended to be administered and interpreted in a manner which will cause awards granted thereunder to qualify as "performance-based compensation" under Section 162(m) of the Code to the extent so intended. Any determination made by the Committee under the New Short-Term Incentive Plan shall be final and conclusive. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company, a subsidiary or any other service recipient) as it may deem desirable for the administration of the New Short-Term Incentive Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the New Short-Term Incentive Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the board of directors or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the New Short-Term Incentive Plan other than as a result of such individual's willful misconduct.

        The Committee may delegate its authority under this Plan; provided that, to the extent Section 162(m) of the Code is applicable to the Company and the New Short-Term Incentive Plan, the Committee shall not delegate its authority with respect to any "covered employee" (within the meaning of Section 162(m) of the Code) of the Company or any other individual who the board of directors or the Committee reasonably believes may become a covered employee if it would cause any award due to be payable under the New Short-Term Incentive Plan intended to be qualified as "performance-based compensation" under Section 162(m) of the Code to fail to so qualify; provided, further, that, for purposes of establishing performance goals, any such delegation must be to a committee comprising solely of two or more "outside directors" (within the meaning of Section 162(m) of the Code).

        Establishing Bonus Opportunities.    Under the New Short-Term Incentive Plan, the Committee will establish objective performance goals that must be satisfied in order for a participant to receive a bonus for the given performance period. The performance goals based on one or more of the objective performance factors listed below, will be established by the Committee while the outcome of the performance period is still substantially uncertain and not later than 90 days after the commencement of the period to which the performance goals relate (or such other date as may be required or permitted under Section 162(m) of the Code to the extent applicable).

        Objective Performance Goals.    Under the New Short-Term Incentive Plan, the objective performance goals, which may differ for each participant, must be based on relative or comparative achievement of one or more of the following: earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); net income; operating income; earnings per share; book value per share; return on equity; expense management; return on investment; improvements in capital structure; profitability of an identifiable business unit or product; maintenance or improvement of profit margins; stock price; market share; revenues or sales; costs; cash flow; working capital; return on assets; assets under management; and total return. The foregoing criteria may relate to the Company, one or more of its subsidiaries or one or more of its divisions or units or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies of indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code, the Committee may adjust, modify or amend the above business criteria either in establishing any performance goal or in determining the extent to which any performance goal has been achieved. Without limiting the generality of the foregoing (and to the degree consistent with Section 162(m) of the Code), the Committee shall have the authority, at the time it establishes the performance goals for the applicable performance period, to make equitable adjustments in the business criteria in recognition of unusual or non-recurring events affecting the Company or its operating units, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment or a business or related to a change in generally accepted accounting principles, or as the Committee determines to be appropriate to reflect a true measurement of the profitability of the Company or its operating units, as applicable, and to otherwise satisfy the objectives of the Plan. The maximum amount of an award to any participant with respect to a fiscal year of the Company shall be $10 million.

        Committee Certification.    At the end of the applicable performance period, the Committee must certify the attainment of the applicable performance goals prior to payment of any bonus under the New Short-Term Incentive Plan, and may reduce (but not increase) the amount of any bonus.

        Form of Payment.    All bonuses payable under the New Short-Term Incentive Plan will be payable in cash.

        Termination of Employment.    If a participant dies or becomes disabled prior to the last day of the applicable performance period for which the bonus is payable, such participant may receive an annual bonus equal to the bonus otherwise payable, pro-rated for the number of days in the performance period prior to the date of the participant's death or disability, to such participant based upon actual Company performance for the applicable performance period, as determined by the Committee. Other than as provided above and unless otherwise determined by the Committee, no bonuses will be payable under the New Short-Term Incentive Plan to any participant whose employment with the Company terminates prior to the last day of the applicable performance period.

        Change in Control.    The Committee may, in its absolute discretion, provide for bonuses to be payable upon the occurrence of a "change in control" (as such term may be defined and amended from time to time by the Committee or the board of directors).

        Effectiveness of the Plan.    The New Short-Term Incentive Plan will become effective on the date on which it is approved by the stockholders of the Company and will expire on the fifth anniversary of such effective date.

        Amendment and Termination.    The board of directors or the Committee may amend, suspend, discontinue or terminate the New Short-Term Incentive Plan, except that (i) any amendments must comply with the applicable requirements for exemption, to the extent necessary, under Section 162(m) of the Code, and (ii) no amendment, suspension, discontinuance or termination can materially adversely affect the rights of any participant in respect of any calendar year which has already commenced as of the date such action is taken.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDED AND RESTATED ROCKWOOD HOLDING, INC. SHORT-TERM INCENTIVE PLAN.

OTHER MATTERS

        As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the annual meeting for action by stockholders, proxies in the enclosed form returned to Rockwood will be voted in accordance with the recommendation of the board of directors, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence

        Currently, in accordance with NYSE rules, the audit, the compensation, and the corporate governance and nominating committees are each comprised entirely of independent directors. The board of directors has determined that Nance K. Dicciani, Sheldon R. Erikson, Douglas L. Maine, J. Kent Masters and Ambassador Alejandro Wolff are independent directors within the meaning of applicable NYSE listing standards, the applicable provisions of the Exchange Act and our categorical standards of independence described below.

        When making "independence" determinations, the board of directors broadly considers all relevant facts and circumstances as well as any other facts and considerations specified by the NYSE, including those related to board and committee service, our by-laws or by any rule or regulation of any other regulatory body or self-regulatory body applicable to Rockwood. When assessing the materiality of a director's relationship with Rockwood, the board of directors considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. The board of directors has adopted categorical standards designed to assist them in assessing director independence. The categorical standards can be found in the Company's Corporate Governance Guidelines, which are available on our website at www.rocksp.com in the "Corporate Governance" section. The categorical standards set forth certain relationships between the Company and the directors and their immediate family members, or entities with which they are affiliated, that the board of directors, in its judgment, has determined to be material or immaterial in assessing director independence. The Company's Corporate Governance Guidelines and the categorical standards have been designed to align with the independence standards of the NYSE.

        The board of directors has determined that the following relationships will not be considered material relationships that would impair a director's independence:

  •
  the director beneficially owns, or is an employee or affiliate of another company or entity that beneficially owns, less than 10% of Rockwood's common stock;

  •
  the director is a current employee or an immediate family member of the director is a current executive officer of another company that makes payments to or receives payments from Rockwood for property or services in an amount which does not exceed and has not for each of the last three years exceeded the greater of $1,000,000 or 2% of the consolidated gross revenues of such other company; and

  •
  the director serves as an executive officer, director or trustee of a tax exempt organization, and Rockwood's contributions to such tax exempt organization do not exceed and have not for each of the last three years exceeded the greater of $1,000,000 or 2% of such tax exempt organization's consolidated gross revenues.

        On an annual basis, each member of the board of directors is required to complete a questionnaire designed in part to provide information to assist the board of directors in determining whether the director is independent under NYSE rules and our Corporate Governance Guidelines. In addition, the directors or potential directors have an affirmative duty to disclose to our corporate governance and nominating committee relationships which may impair their independence.

        Our corporate governance and nominating committee reviews all relationships and transactions for compliance with the standards described above and makes a recommendation to the board of directors regarding the independence of the directors of the Company. For those directors identified as independent, the Company and the board of directors are aware of no relationships or transactions with the Company or management.

Meetings of the Board of Directors

        The board of directors is required to meet at least four times annually or more frequently as circumstances dictate. The board of directors met twelve times in 2013, either in person or by telephone. All directors are expected to participate whether in person or by telephone in all meetings of the board of directors. Each incumbent director attended at least 91% of all applicable board of directors meetings and at least 75% of all applicable committee meetings during 2013. All directors attended the 2013 annual meeting of stockholders held on May 21, 2013.

Board Role in Risk Management

        Rockwood is exposed to a number of risks, including geo-political risks, financial risks, strategic risks, operational risks, risks relating to general economic conditions and their effect on certain industries, and risks relating to regulatory and legal compliance. The board of directors oversees the company-wide risk management function of the Company with the assistance of the audit committee, the corporate governance and nominating committee, the compensation committee and a risk management committee comprised of a group of management employees from various functional groups. The senior executives manage and mitigate, to the extent possible, material risks on a day-to-day basis. The roles of each of these director and management committees are as follows:

  •
  Audit Committee—the audit committee of the board of directors is generally responsible for oversight of the system of compiling and reporting risk and the oversight of material financial risk exposures;

  •
  Corporate Governance and Nominating Committee—the corporate governance and nominating committee of the board of directors is generally responsible for the oversight of certain other material risk exposures, such as compliance risk and safety, health and environmental risk;

  •
  Compensation Committee—the compensation committee of the board of directors is responsible for the compensation policies and programs and how they relate to risk; and

  •
  Risk Management Committee—the risk management committee, which is comprised of members of the management team of the Company with backgrounds in finance, operations, legal, regulatory and safety, health and environmental compliance, is responsible for developing an ongoing enterprise risk management system to identify, collect, compile and assess significant exposures. The risk management committee reports directly to the senior executives on a regular basis about the nature of significant risks and, if possible, makes recommendations to manage and mitigate such risks. The risk management committee periodically, or as appropriate, reports material risks to the audit committee, the corporate governance and nominating committee and the board of directors.

        Each of these committees along with our senior executives are responsible for periodically reporting to the board of directors the material risks facing the Company and highlighting any new material risks that may have arisen since they last met.

Audit Committee

        Our audit committee currently consists of Sheldon R. Erikson, Douglas L. Maine and J. Kent Masters. Mr. Maine is the chairperson of our audit committee. The board of directors has determined that all of the members of the audit committee are financially literate and meet the independence requirements mandated by the applicable NYSE listing standards, Section 10A(m)(3) of the Exchange Act and our independence standards and that Mr. Maine is an audit committee financial expert. Our audit committee is responsible for:

  •
  oversight of the quality and integrity of the Company's financial statements and financial disclosures;

  •
  oversight of the financial reporting process;

  •
  oversight of the independent auditors' retention/termination, qualifications and independence;

  •
  oversight of the Company's internal audit function and the risk management reporting process;

  •
  oversight of the Company's compliance with legal and regulatory requirements;

  •
  preparing reports to be included in the Company's proxy statement and reporting regularly to the board of directors; and

  •
  performing any functions required to be performed by it and as otherwise appropriate under applicable law, rules or regulations, the Company's by-laws and the resolutions or other directives of the board of directors, including review of any certification required to be reviewed in accordance with applicable law or regulations of the SEC.

        In accordance with SEC rules and Deloitte & Touche policy, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to the

Company. For lead and concurring partners, the maximum number of consecutive years of service is five years. The process for selection of a replacement lead partner to address such rotation involves a meeting between the chairperson of the audit committee and the candidate for lead partner, as well as meeting with various members of management and the candidate for the role. The full audit committee and senior management discuss the candidates as well prior to their appointment.

        The audit committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that all services to be performed by Deloitte & Touche and its affiliates, including audit services, audit-related services and permitted non-audit services, be pre-approved by the audit committee. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a budget. Specific services being provided by the independent accountants are regularly reviewed in accordance with the pre-approval policy and the audit committee may pre-approve particular services on a case-by-case basis. The audit committee has delegated the authority to grant pre-approvals to Mr. Maine, the audit committee chairperson, when the full audit committee is unable to do so. At each subsequent audit committee meeting, the audit committee reviews these pre-approvals, receives updates on the services actually provided by the independent accountants, and management may present additional services for approval. For 2013, the audit committee pre-approved all audit, audit-related and non-audit services performed by Deloitte & Touche. The audit committee considers the impact of fees for non-audit services on the independence of Deloitte & Touche.

        The audit committee has reviewed and approved the amount of fees paid to the independent auditors for audit, audit-related and tax compliance services. The audit committee has concluded that Deloitte & Touche providing such services is consistent with maintaining Deloitte & Touche's independence. Audit fees represent fees for professional services provided in connection with the audit of our consolidated annual financial statement and internal controls over financial reporting and reviews of our quarterly financial statements, as well as audits of subsidiary financial statements (including statutory audits), regulatory filings, consents and other SEC-related matters. Audit fees increased in 2013 primarily due to the audits of standalone financial statements necessary in connection with the sales of certain of our businesses.

        The audit committee annually reviews the performance of Deloitte & Touche. Deloitte & Touche also conducts a client services assessment that is based upon the results of questionnaires completed by key members of management of the Company to garner data about service quality, sufficiency of resources and objectivity. Deloitte & Touche compiles the results of those questionnaires and reports the findings to the audit committee, including providing representative comments from management. The audit committee, the external auditor and management discuss the comments and incorporate the feedback into the following years audit plan.

        Our audit committee is required to meet at least four times annually or more frequently as circumstances dictate. The committee met eight times in 2013.

        Our board of directors has adopted a written charter for the audit committee, which is available on our website at www.rocksp.com in the "Corporate Governance" section, and upon written request by our stockholders at no cost.

Audit Committee Report

        The audit committee reviews Rockwood's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on those audited consolidated financial statements in conformity with accounting principles generally accepted in the United States.

        The audit committee is also responsible for the engagement of the independent auditor and appointed Deloitte & Touche to serve in that capacity during 2013 and 2014. As part of that role, the audit committee:

  •
  reviewed and discussed the audited consolidated financial statements contained in Rockwood's Annual Report on Form 10-K for the year ended December 31, 2013 and quarterly reports on Form 10-Q and earnings releases for all applicable periods in 2013, with Rockwood's management and independent registered public accounting firm;

  •
  discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees;

  •
  discussed with the independent registered public accounting firm the auditor's independence from Rockwood and its management, as required by Public Company Accounting Oversight Board Rule 3526, Communications with Audit Committees Concerning Independence;

  •
  reviewed periodically the level of fees and pre-approved audit and non-audit services it has provided to the Company to ensure their compatibility with Deloitte & Touche's independence; and

  •
  reviewed Deloitte & Touche's performance.

        Among other matters, the audit committee also:

  •
  reviewed the scope of and overall plans for the integrated annual audit and the internal audit program;

  •
  consulted with management and Deloitte & Touche with respect to the Company's processes for risk assessment and risk management, including in executive session after audit committee meetings with the managing partner of the audit team from the independent registered public accounting firm, and the management employee responsible for the internal audit function;

  •
  reviewed annual Deloitte & Touche client assessment regarding its service quality, sufficiency of resources and objectivity for improvement of audit plan;

  •
  reviewed Company's report on its complaints reporting system including how the Company is responding to such complaints, the status of such complaints, the resolution of such complaints and any further steps to resolve any outstanding aspects of such complaints;

  •
  reviewed and approved the Company's policy for the pre-approval of audit and permitted non-audit services by the independent auditor;

  •
  received reports pursuant to the Company's policy for the submission and confidential treatment of communications from employees and others about accounting, internal controls and auditing matters;

  •
  reviewed with management the scope and effectiveness of the Company's disclosure controls and procedures, and internal controls over financial reporting, including for purposes of evaluating the accuracy and fair presentation of the Company's financial statements in connection with certifications made by the CEO and CFO;

  •
  reviewed significant legal developments and the Company's processes for monitoring compliance with laws and Company policies; and

  •
  reviewed the Company's related party transactions.

        Based on the reviews and discussions referred to above, the audit committee approved the audited consolidated financial statements and recommended to the board of directors that they be included in

Rockwood's Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The audit committee has also appointed Deloitte & Touche LLP as Rockwood's independent registered public accounting firm and is presenting its appointment to the stockholders for ratification.

AUDIT COMMITTEE
Douglas L. Maine, Chairperson Sheldon Erikson J. Kent Masters

        The preceding audit committee report is provided only for the purpose of this proxy statement. This report shall not be incorporated, in whole or in part, in any other Rockwood filing under the Securities Act of 1933, as amended, or the Exchange Act.

Compensation Committee

        The compensation committee (the "Committee") currently consists of Nance K. Dicciani, Sheldon R. Erikson, J. Kent Masters and Ambassador Alejandro Wolff. Mr. Erikson is the chairperson of the Committee. The Committee is comprised solely of independent directors.

        The Committee is responsible for:

  •
  establishing and reviewing our overall compensation philosophy;

  •
  reviewing compensation policies, plans and programs and how they relate to risk;

  •
  reviewing and approving the compensation and performance review of our chief executive officer and other executive officers;

  •
  reviewing and recommending to the board of directors the compensation of our directors;

  •
  reviewing and approving employment contracts and other similar arrangements between us and our chief executive officer and other executive officers;

  •
  reviewing and consulting with the chairman and chief executive officer on the selection of officers and evaluation of executive performance and other related matters;

  •
  administration of equity plans and other incentive compensation plans; and

  •
  such other matters that are specifically delegated to the Committee by the board of directors from time to time.

        The Committee may form one or more subcommittees. The Committee shall be entitled to delegate any or all of its responsibilities to any subcommittee of the Committee and each subcommittee may take such actions as may be delegated by the Committee.

        The Committee is required to meet at least two times annually, or more frequently, as circumstances dictate. The Committee met six times in 2013.

        Our board of directors has adopted a written charter for the Committee which is available on our website at www.rocksp.com in the "Corporate Governance" section, and upon written request by our stockholders at no cost.

        The Committee reviews and approves our executive compensation program on an annual basis. The Committee has sole discretion and adequate funding to engage consultants in connection with compensation-related matters. In 2013, the Committee retained the firm of Frederic W. Cook & Co., Inc. ("Cook & Co."), an internationally recognized human resources consultant to assist the Committee in evaluating the compensation of our directors, named executive officers and certain key employees and to assess our compensation program against other companies in our industry and related industries. In connection with its review, Cook & Co. generally evaluated the following elements of our compensation program:

  •
  current compensation program for our named executive officers including base salary, annual and long-term incentives, benefits and perquisites and stock ownership guidelines;

  •
  a competitive analysis of compensation levels for the Company's named executive officers including base salary, annual bonus and long-term incentives;

  •
  an assessment of share usage and overhang at Rockwood relative to the current and 3-year average levels among the peer group;

  •
  an analysis of the aggregate value of Rockwood's long-term incentive grants on an absolute basis and as a percent of market capitalization and revenue, relative to the current and 3-year average levels among the peer group;

  •
  pay for performance alignment; and

  •
  the compensation of our board of directors.

        Cook & Co. compared these elements of compensation for our named executive officers to our peer group. Cook & Co. also compiled and presented published survey data, which is used as a broader industry reference for compensation of general industrial organizations. This data reflected industry information for functionally comparable positions at organizations of similar size to Rockwood and was referenced by the Committee as general information in evaluating compensation. Specifically, Cook & Co. provided data for public companies of comparable business character and size, including companies in the chemical industry, which include Air Products and Chemicals, Inc., Albemarle Corporation, Cabot Corporation, Celanese Corporation, Cytec Industries Inc., Eastman Chemical Company, FMC Corporation, RPM International Inc., Sigma-Aldrich Corporation, W.R. Grace & Co. and The Valspar Corporation. In addition, Cook & Co. compared the compensation of our named executive officers to published compensation survey data for similar executive job descriptions. Finally, Cook & Co. evaluated the compensation of our non-employee directors. After considering the relevant factors, we determined that no conflicts of interest have been raised in connection with the services Cook & Co. performed for the Company in 2013. In 2013, Rockwood paid Cook & Co. $66,272 for assessing the amount and form of compensation for our non-employee directors and named executive officers.

        The Committee sets the primary components of compensation for our chairman and chief executive officer based on our overall compensation philosophy and following consultation with Cook & Co. For compensation decisions related to our other named executive officers and key employees, our chairman and chief executive officer makes recommendations to the Committee which, in consultation with Cook & Co., ultimately determines such compensation.

        Interactions between Cook & Co. and management are generally limited to discussions on behalf of the Committee or as required to compile information at the Committee's direction. During 2013, Cook & Co. did not provide any other services to the Company or its affiliates. Based on these factors, its own evaluation of Cook & Co.'s independence pursuant to the requirements approved and adopted by the SEC & NYSE, and information provided by Cook & Co., the Committee has determined that the work performed by Cook & Co. does not raise any conflicts of interest. The Committee took into account that Cook & Co. is also the lead compensation consultant for Enersys where Mr. Ghasemi serves as an independent director and as one of three members of the compensation committee.

 Risk Analysis of Performance-Based Compensation Plans

        The vast majority of compensation provided to our named executive officers and key employees is performance-based variable compensation. Our compensation programs encourage our named executive officers and key employees to remain focused on both short- and long-term financial measures. In recent years, under the Existing Stock Incentive Plan, our equity awards have been, in part, performance-based restricted stock unit awards which vest based on relative stockholder return. In addition, the market-based restricted stock and nature of restricted stock unit awards generally encourage our named executive officers and key employees to focus on sustained stock price appreciation. Similarly, in most years under the existing short-term incentive plan, the performance targets measure our financial performance against annual budget targets for earnings before interest, taxes, depreciation and amortization and certain other adjustments ("Adjusted EBITDA"), as more fully described under Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Definition of Adjusted EBITDA", of Rockwood's Form 10-K for the fiscal year ending December 31, 2013, and working capital and focus primarily on short-term financial measures. Accordingly, we believe the mix of compensation is such that it does not encourage excessive risk taking. Rockwood also has stock ownership guidelines that require long-term equity ownership by senior executives and "claw-back" provisions related to our annual cash incentive and recent long-term incentive grants that discourage excessive risk-taking.

Compensation Committee Report

        The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

COMPENSATION COMMITTEE
Sheldon R. Erikson, Chairperson Nance K. Dicciani J. Kent Masters Alejandro Wolff

Compensation Committee Interlocks and Insider Participation

        The compensation levels of our executive officers are currently determined by the Committee as described in this proxy statement. None of our executive officers currently serves or has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any entity of which an executive officer currently serves or is expected to serve as a director or a member of the Committee.

Corporate Governance and Nominating Committee

        Our corporate governance and nominating committee currently consists of Nance K. Dicciani, Douglas L. Maine and Ambassador Alejandro Wolff. Dr. Dicciani is the chairperson of our corporate governance and nominating committee. The corporate governance and nominating committee is comprised solely of independent directors.

        The corporate governance and nominating committee is responsible for:

  •
  developing corporate governance guidelines;

  •
  developing and recommending criteria for selecting new directors;

  •
  overseeing the evaluation of the board of directors and individual board members;

  •
  reviewing and evaluating succession plans, including screening and recommending to the board of directors individuals qualified to become executive officers;

  •
  overseeing and approving the management continuity planning process;

  •
  overseeing certain material risk exposures, such as compliance and safety, health and environmental risk; and

  •
  handling such other matters that are specifically delegated to the corporate governance and nominating committee by the board of directors from time to time.

        In nominating candidates to serve as directors, the board of directors' objective, with the assistance of the corporate governance and nominating committee, is to select individuals whose particular experience, qualifications, attributes and skills can be of assistance to management in operating our business and enable the board of directors to satisfy its oversight responsibility effectively. In identifying prospective director candidates, the corporate governance and nominating committee may seek referrals from other members of the board of directors, management, stockholders and other sources. When evaluating the recommendations of the corporate governance and nominating committee, the board of directors considers, among other things, whether individual directors possess the following personal characteristics: high ethical standards, integrity, accountability, informed judgment, financial literacy, mature confidence and high performance standards. The board of directors believes that, as a whole, it should possess all of the following core competencies, with each candidate contributing knowledge, experience and skills in at least one domain: accounting and finance, business judgment, management, industry knowledge, leadership, international business experience and strategic vision. In addition, although the board of directors does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the corporate governance and nominating committee carefully considers, are the benefits to the Company of national origin, gender, race, global business experience and cultural diversity in board composition.

        When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the board of directors to satisfy its oversight responsibilities effectively in light of the Company's business and structure, the board of directors focused primarily on the information discussed in each of the board members' biographical information set forth on pages 6 through 8. In addition, the corporate governance and nominating committee considered the following characteristics about each director:

  •
  Seifi Ghasemi—Mr. Ghasemi's extensive business and strategic experience as a Chairman and CEO of Rockwood and other industrial companies, serving on the board of directors of other public corporations and strong technical and financial background leads the Company to conclude that he should continue to serve as a director of Rockwood;

  •
  Sheldon R. Erikson—Mr. Erikson's long-term experience as a Chairman and CEO of industrial companies and service on the boards of other companies leads the Company to conclude that he should continue to serve as a director of Rockwood;

  •
  Douglas L. Maine—Mr. Maine's extensive financial background, management experience with a large global company, and serving as a director of two other public companies leads the Company to conclude that he should be re-elected as a director of Rockwood;

  •
  Nance K. Dicciani—Dr. Dicciani's experience as chief executive of specialty chemicals and materials businesses of large global public chemical companies, service on the boards of other companies and strong technical background leads the Company to conclude that she should continue to serve as a director of Rockwood;

  •
  J. Kent Masters—Mr. Masters' experience in strategic and operational leadership roles for global industrial companies leads the Company to conclude that he should continue to serve as a director of Rockwood; and

  •
  Ambassador Alejandro Wolff—Ambassador Wolff's long-term experience in governmental and international affairs, along with his distinguished leadership leads the Company to conclude that he should be elected as a director of Rockwood.

        For a description of the procedures for stockholders to submit proposals regarding director nominations, see "Director Candidate Recommendations by Stockholders" below.

        Our corporate governance and nominating committee is required to meet at least two times annually or more frequently as circumstances dictate. Our corporate governance and nominating committee met four times in 2013.

        Our board of directors has adopted a written charter for the corporate governance and nominating committee which is available on our website at www.rocksp.com in the "Corporate Governance" section, and upon written request by our stockholders at no cost.

Board Structure

        The board of directors has reviewed the board leadership structure of Rockwood and determined that the combined role of Chairman and Chief Executive Officer is appropriate in light of, among other things, the market capitalization and size of the Company. Mr. Ghasemi's leadership abilities, as exemplified by his ability to transform the Company, and his other accomplishments since joining Rockwood makes him qualified to fill both positions. Our Corporate Governance Guidelines require the independent directors of the board of directors to elect a lead independent director when the roles of Chairman and Chief Executive Officer are combined. Such lead independent director will be elected annually by plurality vote of the independent directors at the meeting of the board of directors immediately following the annual meeting of stockholders. Although elected for a term of one year, the lead director is generally expected to serve for more than one year. Generally, no independent director may serve as a lead director for more than five consecutive years. The lead independent director is responsible for:

  •
  presiding at all non-management executive sessions;

  •
  presiding over all meetings of the board of directors at which the Chairman is not present;

  •
  communicating to the CEO, together with the Chairperson of the Compensation Committee, the results of the board of director's evaluation of the CEO's performance;

  •
  collaborating with the CEO on the agenda for meetings of the board of directors and the need for special meetings;

  •
  serving as a liaison for stockholders who request direct communication with the board of directors; and

  •
  recommending, with committee chairpersons, to the board of directors the retention of consultants and advisors.

Our independent directors elected Nance K. Dicciani to serve as lead independent director, and she has been serving since October 2009.

 Presiding Director of Non-Management Executive Sessions

        As described above, the board of directors has determined that at each executive session of non-management members of the board of directors, the lead independent director will preside at such session, and in the absence of the lead independent director, the non-management members in attendance will determine which member will preside at such session.

Corporate Governance Guidelines

        The board of directors has adopted Corporate Governance Guidelines which set forth the board of directors' core principles of corporate governance and categorical standards of independence and are designed to promote its effective functioning and assist the board of directors in fulfilling its responsibilities. The board of directors will review and amend these guidelines from time to time as it deems necessary and appropriate. The Corporate Governance Guidelines are available on our website at www.rocksp.com in the "Corporate Governance" section, and upon written request by our stockholders at no cost.

Codes of Business Conduct and Ethics

        We are committed to conducting business in accordance with the highest ethical standards and all applicable laws, rules and regulations. We have adopted a Code of Business Conduct and Ethics that applies to our employees, executive officers and directors and provide training on such Code of Business Conduct and Ethics and other compliance issues. In addition, we have adopted a Code of Ethics for Executive Officers and Financial Officers that applies to our executive officers and our financial officers. In accordance with, and to the extent required by, the rules and regulations of the SEC, we intend to post on our website at www.rocksp.com waivers or implicit waivers (as such terms are defined in Item 5.05 of Form 8-K of the Exchange Act) and amendments to the Code of Business Conduct and Ethics and the Code of Ethics for Executive Officers and Financial Officers that apply to any of our executive officers, including our chairman and chief executive officer, senior vice president and chief financial officer, senior vice president, law & administration and vice president—corporate finance and principal accounting officer or other persons performing similar functions. Both codes are available on our website at www.rocksp.com in the "Codes of Conduct" section, and upon written request by our stockholders at no cost.

Director Candidate Recommendations by Stockholders

        The corporate governance and nominating committee has adopted policies and procedures for director candidate recommendations by stockholders. The corporate governance and nominating committee will consider candidates recommended by stockholders in the same manner as candidates recommended to, or identified by, the corporate governance and nominating committee through other sources. Acceptance of a recommendation does not imply, however, that the committee will nominate the recommended candidate.

        Each recommendation should be accompanied by certain information relating to the stockholder making such recommendation, including, among other things, the full name and address of the stockholder and beneficial owner and information about the stock ownership and intentions of the recommending stockholder regarding the solicitation of proxies, as well as information concerning the recommended candidate, including the name, address and relevant qualifications of the recommended candidate, as well as a description of arrangements with respect to the nomination, if any, involving or affecting the recommending stockholder or beneficial owner and/or their respective affiliates. A stockholder who wishes to recommend a candidate for election to the board of directors should complete and submit a director recommendation form (which is attached as an exhibit to the policies and procedures for director candidate recommendations by stockholders) and submit it to the corporate governance and nominating committee:

By mail:	Stockholder Director Recommendation
Corporate Governance and Nominating Committee
c/o: Senior Vice President, Law & Administration, and Secretary
Rockwood Holdings, Inc.
100 Overlook Center
Princeton, NJ 08540
By fax:	(609) 514-8722

        Stockholders who are recommending candidates for nomination in connection with the next annual meeting of stockholders should submit their completed director recommendation forms not less than ninety (90) days nor more than one hundred and twenty (120) days prior to (A) the anniversary of the mailing of proxy materials for the prior year's annual meeting of stockholders ("Anniversary Date"); or (B) the date of the annual meeting if such date is changed by more than thirty (30) days from the Anniversary Date. However, where the number of directors to be elected to the board of directors of the Company at an annual meeting is increased and there is no public announcement by the Company at least one hundred (100) days prior to the Anniversary Date, then the Director Recommendation Form shall be considered timely with respect to nominees for new positions if received by the Secretary of the Company within ten (10) calendar days following the Company's public announcement of such increase. Therefore, to be presented at the 2015 annual meeting, such a director recommendation form must be received by the Corporate Secretary on or after November 28, 2014, but no later than December 28, 2014.

        A copy of these policies and procedures is available on our website at www.rocksp.com in the "Corporate Governance" section, and upon written request by our stockholders at no cost.

Stockholder and Interested Party Communications with the Board of Directors

        The corporate governance and nominating committee has adopted procedures for stockholders, employees and other interested parties to communicate with Rockwood's board of directors. Stockholders and other interested parties may communicate with (i) the board of directors as a whole, (ii) the independent directors as a group, (iii) the lead independent director or other independent director, (iv) any other individual member of the board of directors or (v) any committee of the board of directors by submitting their communications to the appropriate person or group:

By mail:	Communication to the Board of Directors [Name of Appropriate Person or Group] c/o: Senior Vice President, Law & Administration Rockwood Holdings, Inc. 100 Overlook Center Princeton, NJ 08540
By fax:	(609) 514-8722

        All appropriate communications received by the senior vice president, law & administration, will be forwarded to the appropriate person or group. Inappropriate communications include those not related to the duties or responsibilities of the board of directors. In addition, the receipt of any accounting, internal controls or audit-related complaints or concerns will be forwarded to the audit committee.

        A copy of these procedures is available on our website at www.rocksp.com in the "Corporate Governance" section, and upon written request by our stockholders at no cost.

 AUDIT AND RELATED FEES

        The following table summarizes aggregate fees billed or expected to be billed by Deloitte & Touche LLP and its affiliates for the fiscal years ended December 31, 2013 and 2012, with the following notes explaining the services underlying the table captions:

	2013	2012
	(millions)
Audit fees(1)	$8.1	$7.4
Audit related fees(2)	$5.1	$0.8
Tax fees(3)	$2.1	$0.7

Total	$15.3	$8.9

(1)
Includes fees for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, audits required by federal regulatory bodies, audits of certain businesses, review of the consolidated financial statements included in our Form 10-Qs and foreign subsidiary statutory audits.

(2)
Includes fees for services related to audits and related interim review procedures in connection with numerous divestitures during 2013, various services in connection with our other SEC filings, senior notes issuance in 2012, comfort letters and due diligence reviews of potential and consummated mergers, acquisitions and dispositions.

(3)
Includes fees for services related to tax consulting services related to numerous divestitures during 2013, tax compliance, including preparation of U.S. and foreign tax returns, responses to tax authorities and assistance on tax appeals and audits; tax planning and advice, including potential and completed restructuring of existing organizations and advice related to tax structuring for mergers, acquisitions and divestitures.

        For additional information, please see "Audit Committee" beginning on page 27.

EXECUTIVE OFFICERS

        In addition to Seifi Ghasemi, Rockwood's chairman and chief executive officer, whose biography is included on page 7, Rockwood also has the following executive officers who are not directors.

        Robert J. Zatta (64) has been Senior Vice President and Chief Financial Officer of Rockwood and our subsidiary, Rockwood Specialties Group, Inc., since April 2001. Prior to joining Rockwood, he spent twelve years with the Campbell Soup Company, where he held several significant financial management positions, including his final position as Vice President responsible for Corporate Development and Strategic Planning. Prior to joining Campbell Soup Company in 1990, he worked for General Foods Corporation and Thomas J. Lipton, Inc. Mr. Zatta has a B.S. in Business Administration and a M.B.A. in Finance.

        Thomas J. Riordan (64) has been Senior Vice President, Law & Administration of Rockwood and Rockwood Specialties Group, Inc. since 2000. Prior to that, he was Vice President, Law & Administration of Laporte Inc. since 1992 and joined Laporte in 1989. Mr. Riordan worked for UOP from 1975 to 1989 where he held various positions, most recently Chief Litigation Counsel. Mr. Riordan has a B.A. in Liberal Arts, a M.B.A. and a J.D. He is also admitted to the Illinois Bar, has a New Jersey Limited In-House Counsel License, is a member of the American Bar Association and has taken part in the Wharton/Laporte Business Program.

 DIRECTOR COMPENSATION

        During 2013, we compensated our non-employee directors as follows:

Position	Annual Compensation: Non-Employee Directors
Board Member
Cash(1)	$65,000
Equity	$80,000 ($20,000 in value at grant date per quarter)
Audit Committee Chairperson	$25,000
Audit Committee Member	$10,000
Compensation Committee Chairperson	$12,500
Compensation Committee Member	$5,000
Corporate Governance and Nominating Committee Chairperson	$10,000
Corporate Governance and Nominating Committee Member	$5,000
Lead Independent Director(2)	—

(1)
We also reimburse our directors for travel, education and other expenses incurred in connection with service on the board of directors.

(2)
The lead independent director does not receive additional compensation for serving in such capacity.

        The Committee continues to believe that this mix of cash-based and equity-based non-employee director compensation best serves Rockwood because it aligns the interests of our non-employee directors with the interests of our stockholders and allows us to be competitive in a tight market for the services of qualified non-employee directors. In addition, the Committee, with assistance from Cook & Co., established stock ownership guidelines for our independent directors. According to these guidelines, each independent director is required to own at least four times the annual cash compensation paid to such director by the Company and has five years after appointment to meet these guidelines. For the purposes of compliance with the guidelines, the value of the common stock owned is based upon an average of the last three months of the previous fiscal year's month-end closing stock prices determined in January of each year. Each independent director is currently in compliance with these guidelines.

Individual Non-Employee Director Compensation for 2013

        The following table provides summary information concerning compensation paid to each of our non-employee directors for services rendered to us during the year ended December 31, 2013. Our chief executive officer is not separately compensated for his service on the board of directors.

 Director Compensation for 2013

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(8)	Total ($)
Brian F. Carroll	(—)	(2)	(—)	(—)
Nance K. Dicciani	$87,500	(3)	$79,918	$167,418
Sheldon R. Erikson	$83,750	(4)	$79,918	$163,668
Todd A. Fisher	(—)	(2)	(—)	(—)
Douglas L. Maine	$95,000	(5)	$79,918	$174,918
J. Kent Masters	$80,000	(6)	$79,918	$159,918
Alejandro Wolff	$37,500	(7)	$39,994	$77,494

(1)
Committee assignments changed effective as of the third quarter of 2013. Therefore, fees earned for service on individual committees may be pro-rated.

(2)
Brian F. Carroll and Todd A. Fisher resigned from our board of directors on January 8, 2013.

(3)
Represents (a) $65,000 annual retainer for service on the board of directors, (b) a pro rata portion of the $10,000 annual retainer for service as a member of the audit committee in the amount of $7,500, (c) $5,000 for service as a member of the compensation committee, and (d) $10,000 annual retainer for service as chairperson of the corporate governance and nominating committee.

(4)
Represents (a) $65,000 annual retainer for service on the board of directors, (b) a pro rata portion of the $10,000 annual retainer for service as a member of the audit committee in the amount of $2,500, (c) $12,500 for service as chairperson of the compensation committee and (d) a pro rata portion of the $5,000 annual retainer for service as a member of the corporate governance and nominating committee in the amount of $3,750.

(5)
Represents (a) $65,000 annual retainer for service on the board of directors, (b) $25,000 for service as chairperson of the audit committee and (c) $5,000 for service as a member of the corporate governance and nominating committee.

(6)
Represents (a) $65,000 annual retainer for service on the board of directors, (b) $10,000 for service as a member of the audit committee and (c) $5,000 for service as a member of the compensation committee.

(7)
Ambassador Wolff was appointed to the board of directors effective as of August 28, 2013. Represents (a) a pro rata portion of the $65,000 annual retainer for service on the board of directors in the amount of $37,500, (b) a pro rata portion of the $5,000 annual retainer for service as a member of the compensation committee in the amount of $2,500, and (c) a pro rata portion of the $5,000 annual retainer for service as a member of the corporate governance and nominating committee in the amount of $2,500.

(8)
Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("FASB ASC Topic 718") of quarterly grants of a fixed value of $20,000 (rounding down to the nearest whole share) in shares on the date of grant (as opposed to a fixed number of shares) of our common stock to each of our non-employee directors. The grant date fair value of each grant computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 were $19,955 on March 15, 2013; $19,968 on June 14, 2013; $19,995 on September 13,

  2013 and $19,999 on December 13, 2013. The aggregate number of shares awarded to each of our non-employee directors during the year ending on December 31, 2013 was 1,195 shares of our common stock except for Ambassador Wolff who was awarded 587 shares of our common stock. See "Note 13—Stock-Based Compensation" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for further information and discussion on valuation. As of December 31, 2013, Dr. Dicciani and Mr. Masters held 6,211 and 7,878 stock options, respectively, which expire on June 13, 2018 and May 16, 2017, respectively.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Executive Summary

        This executive summary highlights key information from this Compensation Discussion and Analysis section. Please carefully review the more detailed disclosure below in order to gain a better understanding of our executive compensation program. Our named executive officers are Seifi Ghasemi, our chairman and chief executive officer, Robert J. Zatta, our senior vice president and chief financial officer, and Thomas J. Riordan, our senior vice president, law & administration and secretary. The following highlights our approach to executive compensation:

  •
  Target Total Direct Compensation Mix—Significant Percentage of Executive Officer Compensation Tied to Performance:  Our senior management compensation is comprised of three main components: salaries; annual cash incentives; and long term equity compensation. The Committee has structured our compensation program such that a very substantial portion of our named executive officers' total compensation (more than 80% for our chairman and chief executive officer and more than 73% for our other named executive officers at 2013 target compensation levels) is based upon the concept of pay for performance and is thus directly tied to our financial and stock price performance. Below is the pay mix for our chairman and chief executive officer for 2013 at target level.

  •
  Pay for Performance Alignment—Compensation of our Chief Executive Officer is Aligned with Financial Performance:  The below chart illustrates the correlation between annual total shareholder return over the last six years and annual total direct compensation (base salary, annual cash incentives and annual equity awards) we paid our chairman and chief executive officer:

ROC 6-Year CEO TDC versus TSR

Note:
The indexed TSR tracks the value of a $100 investment in Company stock (at the beginning of the performance period) during the subsequent five-year period, inclusive of stock price performance and dividends.

•
Other Compensation Practices:

•
Objective Performance Criteria:    Our performance-based compensation for our named executive officers is based upon objective criteria- Adjusted EBITDA, working capital and relative and absolute total shareholder return. All long-term equity incentives are performance-based restricted stock units.

•
Stock Ownership Guidelines and Retention Requirements:    We have stock ownership guidelines and retention requirements to more closely align the interests of our named executive officers and our shareholders.

•
Compensation Recovery Claw-backs:    The employment agreements and equity award agreements of our named executive officers contain claw-back provisions related to certain awards under specified circumstances.

•
Prohibition on Re-pricing of Underwater Stock Options Without Shareholder Approval:    In 2013, the Board amended our 2009 Stock Incentive Plan to prohibit re-pricing of equity awards without stockholder approval.

•
Tax Gross-Ups:    In 2010, the Committee eliminated tax gross-ups on all benefits except for those related to change in control provisions granted in 2001 under grandfathered agreements with our named executive officers. The Committee did not in 2013 enter into new agreements or amend grandfathered agreements with such gross-ups, nor does it intend to award tax gross-ups in the future.

  2013 Strategic Accomplishments and Financial Summary

        We accomplished important strategic and financial objectives in 2013. Our results reflect the focus and efforts of our named executive officers and key employees and their ability to manage the Company during a year of continued economic uncertainty and a slow growth economy—low growth and high unemployment in the U.S. economy and a fragile European economy. Our named executive officers focused on executing our business plan and strategic objectives for 2013, which included divesting certain non-core businesses, growing revenue and earnings per share, reducing debt, share repurchases and increasing cash flow and margins, based upon expectations for the economy. The following summarizes our 2013 strategic accomplishments and financial performance:

  Strategic Accomplishments

  •
  In connection with our strategy to divest our Titanium Dioxide Pigments business, Rockwood acquired Kemira's 39% interest in our Titanium Dioxide Pigments joint venture and repaid the outstanding indebtedness of the Titanium Dioxide Pigments joint venture in the amount of $512.4 million;

  •
  Completed the sale of our Advanced Ceramics business;

  •
  Completed the sale of the Clay-Based Additives business, which was part of our Performance Additives segment;

  •
  Entered into an agreement to sell our Titanium Dioxide Pigments and other non-strategic businesses;

  •
  Repaid all outstanding term loans under our Senior Secured Credit Facility amounting to $924.2 million and combined with the Titanium Dioxide Pigments indebtedness, repaid $1.437 billion in borrowings, in the aggregate;

  •
  Completed a share repurchase program in the aggregate amount of $400 million and announced approval to repurchase an additional $500 million in shares over the next two years; and

  •
  Entered into an agreement to acquire a 49% equity interest in Talison Lithium Pty Ltd., which operates a lithium-bearing spodumene mine in Greenbushes, Australia.

  Financial Summary

  •
  Net sales increased 4.1% and our Adjusted EBITDA from continuing operations increased 0.7% in 2013 as compared to 2012;

  •
  Overall Adjusted EBITDA margins from continuing operations remained strong with only a slight decrease from 24.3% in 2012 to 23.5% in 2013;

  •
  Diluted earnings per share from continuing operations for 2013 were $0.72, down 75%, from $2.91 per share in 2012;

  •
  Continued a quarterly dividend program and raised the dividend to $0.40 per share of common stock in the first quarter of 2013 and again to $0.45 per share of common stock in the third quarter of 2013; and

  •
  One, three and five-year cumulative total shareholder returns were at 49.19%, 93.06% and 599.32%, respectively, as compared to the one, three and five year cumulative total shareholder returns of 30.77%, 56.07% and 222.43%, respectively, for the Dow Jones U.S. Chemicals Index and 32.27%, 97.28% and 291.93%, respectively, for the S&P Supercomposite Specialty Chemicals Index; and the S&P 500 had cumulative total shareholder returns of 32.38%, 56.77% and 128.09% and the Dow Jones Industrial Average had cumulative total shareholder returns of 29.65%, 54.91% and 116.77%, over the one, three and five year comparable periods, respectively.

  Compensation Overview

  •
  Our compensation program is designed to attract, motivate and retain highly qualified and talented professionals by providing compensation that is competitive with comparable employers and that aligns management's incentives with the interests of our stockholders.

  •
  In 2013, the Committee again retained Cook & Co. to assist the Committee in evaluating the total compensation of our named executive officers and to benchmark the compensation of our named executive officers against those at other companies in our industry and related industries.

  •
  The philosophy of the Committee is to generally target compensation for our named executive officers in a range around the median of benchmarked compensation, with deviation as appropriate by executive based on individual factors including tenure, historical performance, expected performance and position in the organization.

  2013 and 2014 Compensation Overview

  •
  Base Salary—Our named executive officers had not received any increase in their base salaries since 2008, until, effective April 2013, our senior vice president and chief financial officer and senior vice president—law and administration received a 5.5% increase in their base salaries.

  •
  Cash Incentive Pay-for-Performance—In 2013, the targeted annual cash incentives for our named executive officers were not changed. The financial performance of our continuing operations in 2013 resulted in the achievement of approximately 118.59% of the targeted incentive amount under the annual cash incentive awards for our named executive officers. The Committee, in line with our philosophy to compensate our named executive officers for performance aligned with creating shareholder value, has determined that the 2013 annual cash incentive will be paid to the named executive officers contingent upon the successful completion of the sale of our Titanium Dioxide Pigments and other non-strategic businesses, which is expected to close in the first half of 2014. The 2014 target annual cash incentive for our named executive officers will not be increased and will remain the same as 2013. The annual cash incentive plan has a maximum payout of 300% of target.

  •
  Performance-Based Long Term Equity Incentives—In 2013, the Committee, with the assistance of Cook & Co., evaluated our equity award structure and retained the prior year's structure for our long-term incentive program. The 2013 equity award program consists of performance-based restricted stock units, which vest based upon our total shareholder return as compared to the group of chemical companies composing the Dow Jones U.S. Chemicals Index over a three-year period, and performance-based market stock units, which vest based upon the performance of our common stock over a three-year period. The ultimate value of these awards is impacted by changes in the price of our common stock and thus ties long-term compensation directly to changes in stockholder value. In 2013, the Committee, after consultation with Cook & Co. and in recognition of the significant strategic accomplishments in 2013, increased the grant date value of the awards to our named executive officers. By using performance-based restricted stock units and market stock units, we believe that our long-term compensation approach aligns the interests of both senior management and stockholders by tying equity compensation solely to our stock performance.

  General Philosophy and Objectives

        We compensate our senior management in a manner designed to be competitive with our peer group and comparable companies in related industries and to align management's incentives with the interests of our stockholders. The objectives of our executive compensation program are:

  •
  to attract and retain highly qualified and talented professionals;

  •
  to motivate our senior management to drive our short-and long-term financial performance;

  •
  to align the interests of our senior management with the interests of our stockholders; and

  •
  to support our business goals and our vision of creating a dynamic company that delivers value and growth to our stockholders.

To achieve these objectives, compensation for our senior management is allocated between base salary, short-term variable compensation tied to short-term performance measures and long-term variable compensation tied to long-term performance of our common stock. The philosophy of the Committee is to generally set target total direct compensation for our named executive officers in a range around the median of benchmarked compensation, with deviation as appropriate by executive based on individual factors including tenure, historical performance, expected performance and criticality to the organization.

  Compensation Review

        In order to ensure that our senior management's compensation is competitive within our industry, the Committee reviews and approves our executive compensation program on an annual basis. In 2013, the Committee retained Cook & Co. to assist in evaluating the compensation of our executive officers and certain key employees and to assess our compensation program against other companies in our industry and related industries. In connection with its review, Cook & Co. evaluated the following elements of our executive compensation program:

  •
  total direct compensation and each of its three components: base salary, annual cash incentives and targets, and long-term equity-based incentives and targets;

  •
  total pay mix (base salary vs. annual cash incentives vs. long-term equity-based incentives);

  •
  pay and performance relationship;

  •
  executive benefits and perquisites; and

  •
  stock ownership guidelines.

        Cook & Co. compared these components of compensation for our named executive officers to our peer group. In addition, Cook & Co. compiled and presented published survey data, which is used as a broader industry reference for compensation by general industry. These data reflected industry information for comparable positions at organizations of similar size to Rockwood and was referenced by the Committee as general information in evaluating our named executive officers' compensation.

        Specifically, in 2013, to assist the Committee's review, Cook & Co. provided data from a peer group of eleven companies that was designed to reflect the compensation practices for public companies of comparable business character and size, including companies in the chemicals industry. The peer group generally consists of specialty chemicals and materials companies with the following characteristics at the time of evaluation:

  •
  revenue ranging from approximately $1.9 billion to $10.2 billion for the most recently reported four quarters;

  •
  net income ranging from approximately $99 million to $991 million for the most recently reported four quarters and before extraordinary items and discontinued operations;

  •
  total assets ranging from approximately $2.7 billion to $17.5 billion as of the most recently reported quarter;

  •
  market capitalization ranging from approximately $2.7 billion to $22.3 billion, as of September 30, 2013; and

  •
  total employees ranging from approximately 4,300 to 21,300.

        The companies used in this chemical industry peer group are: Air Products and Chemicals, Inc., Albemarle Corporation, Cabot Corporation, Celanese Corporation, Cytec Industries Inc., Eastman Chemical Company, FMC Corporation, RPM International Inc., Sigma-Aldrich Corporation, The Valspar Corporation and W.R. Grace & Co. In addition, as a supplemental reference, Cook & Co. compared the compensation of our named executive officers to published compensation survey data for similar executive job descriptions at general industrial organizations of comparable size.

        Based upon the compensation review, Cook & Co. advised the Committee:

  •
  base salaries are generally at the median of benchmarked compensation of the peer group and slightly above the median of benchmarked compensation of the survey data, with the exception of the chairman and chief executive officer who is slightly above the 75th percentile of the peer group and the survey data;

  •
  target annual cash incentive percentages are competitive when measured against the peer group and survey data;

  •
  target long-term incentives were historically below the median of benchmarked compensation of the peer group and survey data but in connection with our December 2013 grant and in recognition of the significant strategic accomplishments in 2013, the Committee increased the target awards to our named executive officers such that the targeted awards are slightly above the 75th percentile; and

  •
  target total direct compensation in the aggregate is competitive when measured against the peer group and survey data.

        Cook & Co. also summarized the pay and performance relationship for our named executive officers by comparing total cash compensation (salary and annual cash incentives) and total direct compensation (total cash compensation and long-term equity-based incentives) to various performance measures, such as total shareholder return, revenue growth, operating income growth, and return on invested capital and equity, over one-year and three-year periods. The Committee evaluated and considered these data in setting the compensation for our named executive officers.

        In 2013, Cook & Co. compiled, and the Committee reviewed, tally sheets that detail all of the elements of our named executive officers' compensation at target and actual levels for 2011 and 2012. The tally sheets include base salary, annual cash incentives, the value of long-term equity awards, including grant date fair value as well as unrealized gains, and other benefits and the amounts payable upon various termination scenarios, including a change in control. The tally sheets are used as a means along with the peer group and related industry data to evaluate total direct compensation and benefits for our named executive officers. Based upon its review, the Committee made no material changes in the primary components of compensation for our named executive officers for 2014.

  Say-on-Pay and Say-on-Frequency Results

        In our most recent say-on-pay vote, at our 2011 Annual Meeting of Stockholders, a substantial majority of our stockholders (approximately 98% of the votes cast by stockholders) approved the compensation of our named executive officers. The Committee considered the highly positive result of the advisory, non-binding "say-on-pay" vote in connection with the discharge of its duties, including determining executive compensation for 2012, 2013 and 2014.

        In light of the voting results with respect to the frequency of stockholder votes on executive compensation at the 2011 Annual Meeting of Stockholders in which a majority of the votes cast voted for "say-on-pay" proposals to occur every three years, our board of directors decided that the Company will hold, in accordance with the vote, an advisory vote on the compensation of named executive officers every three years. As a result, we are conducting our "say-on-pay" vote in this proxy. In addition, we currently expect to hold our next stockholder vote on "say-on-pay" frequency at the Company's 2017 Annual Meeting of Stockholders.

  Compensation Mix For 2013 and 2014

        The Committee sets the three primary components of compensation for our chairman and chief executive officer based on our overall compensation philosophy and following consultation with Cook & Co. The Committee also advises the board of directors of its deliberations on our named executive officers' compensation, including equity-based incentive awards, and considers any input from the board of directors. For compensation decisions related to our other named executive officers, our chairman and chief executive officer makes recommendations to the Committee, which ultimately determines such compensation in consultation with Cook & Co. The Committee believes that a substantial portion of our named executive officers' total compensation should be variable and tied to performance measures that correlate with stockholder value.

        The following charts provide summary information concerning the 2013 and 2014 total compensation mix of our named executive officers at target performance levels:

Chairman and Chief Executive Officer
2013	2014

Senior Vice President and Chief Financial Officer
2013	2014

Senior Vice President, Law & Administration and Secretary
2013	2014

As the above charts illustrate, more than 80% of the total target direct compensation of our chairman and chief executive officer is variable at-risk compensation and more than 73% of the total target direct compensation of our other named executive officers is variable at-risk compensation. We believe our pay mix, which has a substantial emphasis on pay for performance, contributed to stockholder approval of our named executive officer compensation by greater than 98% of the votes cast in such proposal in 2011

  2013 Strategic Accomplishments and Financial Summary

        Rockwood's financial results were impacted by a slow growth global economy, but nevertheless, we accomplished important strategic and financial objectives in 2013. Our results reflect the focus and efforts of our named executive officers and key employees and their ability to manage the Company during a year of continued economic uncertainty and a slow growth economy—low growth and high unemployment in the U.S. economy and a fragile European economy. Our named executive officers focused on executing our business plan and strategic objectives for 2013, which included divesting certain non-core businesses, growing revenue and earnings per share, reducing debt, share repurchases and increasing cash flow and margins, based upon expectations for the economy. We achieved several significant strategic objectives, including:

  •
  In connection with our strategy to divest our Titanium Dioxide Pigments business, Rockwood acquired Kemira's 39% interest in our Titanium Dioxide Pigments joint venture and repaid the outstanding indebtedness of the Titanium Dioxide Pigments joint venture in the amount of $512.4 million;

  •
  Completed the sale of our Advanced Ceramics business;

  •
  Completed the sale of the Clay-Based Additives business, which was part of our Performance Additives segment;

  •
  Entered into an agreement to sell our Titanium Dioxide Pigments and other non-strategic businesses;

  •
  Repaid all outstanding terms loans under our Senior Secured Credit Facility amounting to $924.2 million and combined with the Titanium Dioxide Pigments indebtedness, repaid $1.437 billion in the aggregate;

  •
  Completed share repurchase program in the aggregate of $400 million and announced approval to repurchase an additional $500 million in shares over the next two years; and

  •
  Entered into an agreement to acquire a 49% equity interest in Talison Lithium Pty Ltd., which operates a lithium bearing spodumene mine in Greenbushes, Australia.

In addition, the following summarizes our 2013 financial performance:

  •
  Net sales increased 4.1% and our Adjusted EBITDA from continuing operations increased 0.7% in 2013 as compared to 2012;

  •
  Overall Adjusted EBITDA margins from continuing operations remained strong with only a slight decrease from 24.3% in 2012 to 23.5% in 2013;

  •
  Diluted earnings per share from continuing operations for 2013 were $0.72, down 75%, from $2.91 per share in 2012; and

  •
  Continued our quarterly dividend program and increased to $0.40 per share of common stock in the first quarter of 2013 and again to $0.45 in the third quarter of 2013.

  Pay for Performance

        In our most recent say-on-pay vote, at our 2011 Annual Meeting of Stockholders, more than 98% of the votes cast approved of the compensation program for our named executive officers. We believe that the highly favorable result confirms the overall design of our compensation program is consistent with the concept of pay for performance. For example, a substantial part of compensation (more than 80% for our chairman and chief executive officer and more than 74% for our other named executive officers at target compensation levels) is variable, at-risk compensation tied to our financial performance. Rockwood achieved solid total shareholder return ("TSR") on a one-, three- and five-year basis, as set forth below:

  •
  One-Year TSR—Although we believe our financial performance was negatively impacted by slow economic growth and a struggling European economy in 2013, we achieved a one-year TSR of 49.19%. The S&P 500 and DJIA had returns of 32.38% and 29.65%, respectively, and the Dow Jones U.S. Chemicals Index and S&P Supercomposite Specialty Chemicals Index had one-year returns of 30.77% and 32.27%, respectively.

  •
  Three-Year TSR—We achieved a three-year cumulative TSR of 93.06% for 2011-2013, or 24.49% on an annualized basis. The S&P 500 and the DJIA had three-year cumulative returns of 56.77% and 54.91%, or 16.15% and 15.69% on an annualized basis, respectively, and the Dow Jones U.S. Chemicals Index and S&P Supercomposite Specialty Chemicals Index had three-year cumulative returns of 56.07% and 97.28%, or 15.98% and 25.39% on an annualized basis, respectively.

  •
  Five-Year TSR—We achieved a five-year cumulative TSR of 599.32% for 2009-2013, or 47.52% on an annualized basis. The S&P 500 and the DJIA had five-year cumulative returns of 128.09% and 116.77%, or 17.92% and 16.72% on an annualized basis, respectively, and the Dow Jones U.S. Chemicals Index and S&P Supercomposite Specialty Chemicals Index had five-year cumulative returns of 222.43% and 291.93%, or 26.37% and 31.39% on an annualized basis, respectively.

The following graphs reflect the one-, three- and five-year performance of our common stock in 2013 in relation to the indicated indices:

One-Year TSR

Three-Year TSR

Five-Year TSR

(1)
Dow Jones Industrial Index

(2)
S&P 500 Index

(3)
Dow Jones U.S. Chemicals Index

(4)
S&P Supercomposite Specialty Chemicals Index

(5)
Rockwood Holdings, Inc.

        In early 2014, at the request of the Committee, Cook & Co. evaluated the alignment of executive compensation, in particular, the compensation of our chairman and chief executive officer, to our performance based upon the following three quantitative measures: relative degree of pay alignment, multiple of median pay and pay-TSR alignment. Cook & Co. analyzed our chairman and chief executive officer's compensation and our performance compared to the 18 companies listed below. Cook & Co. selected these companies because they had the same Global Industry Classification Standard (GICS) code as Rockwood and revenue in the approximate range of 50% to 270% of our revenue. The following companies were included in this analysis:

Eastman Chemical Company Celanese Corporation Valhi, Inc. Ashland Inc. The Valspar Corporation Westlake Chemical Corporation RPM International Inc. FMC Corporation Cabot Corporation	Cytec Industries Inc.
A. Schulman, Inc.
PolyOne Corporation
International Flavors & Fragrances, Inc.
Albemarle Corporation
Sigma-Aldrich Corporation
NewMarket Corporation
Olin Corporation
W.R. Grace & Co.

This comparison group included some of the same companies that are included in the peer group used for the benchmarking of the compensation of our named executive officers discussed above; however, Cook & Co. elected to select for purposes of their evaluation a group based upon criteria that are frequently used by outside proxy advisory firms to evaluate peer performance. Using data for these companies, Cook & Co. performed the following analyses:

  •
  relative degree of pay alignment, which assesses the degree of alignment between a company's relative CEO pay using a three-year average, and the company's relative three-year TSR as compared to the sample group;

  •
  multiple of median pay, which assesses a company's CEO pay as a multiple of the sample group median; and

  •
  pay-TSR alignment, which compares the trend of a company's CEO compensation to its absolute TSR over a five-year period.

Based upon these analyses by Cook & Co., the Committee evaluated the pay for performance related to our chairman and chief executive officer and determined that the compensation of our chairman and chief executive officer is appropriately aligned with our performance.

        In addition, Cook & Co. evaluated our compensation program to see whether it includes features that are generally viewed as poor pay practices, including:

  •
  Excessive perquisites;

  •
  Abnormally large bonus payouts without justifiable performance linkage;

  •
  Excessive severance and change in control provisions;

  •
  Payments of dividends or dividend equivalents on unvested awards subject to performance conditions; and

  •
  Re-pricing or replacing of underwater stock options.

Based on Cook & Co.'s analysis, the Committee determined that our compensation program did not include any such features.

        The Committee believes that the levels, ranges and mix for total compensation for 2013 and 2014 are appropriate and are consistent with our stated philosophy for our named executive officers, and in particular, our chairman and chief executive officer, and are appropriately aligned with our performance.

  Base Salaries

        Base salaries are set at levels designed to be competitive in the labor markets in which we compete for talented senior executives, using the median of our peer group and survey data as guidance for setting base salary targets. The Committee annually reviews the performance of our executive officers, including our chairman and chief executive officer, based on quantitative and qualitative criteria as well as comparisons to the peer group and survey data references discussed above and establishes appropriate increases or decreases, if any, in base salaries. Our chairman and chief executive officer participates in the evaluation of our senior management and makes recommendations to the Committee regarding changes in the base salaries of our executive officers and other key executives. Any changes in base salaries typically commence in April of a given year. Factors considered in determining base salary (including any increases or decreases) include responsibility, experience, our financial performance and the qualitative performance of the named executive officer, such as leadership in completing strategic or other business objectives and the survey data regarding our peers and related industries.

        Our chairman and chief executive officer's base salary is greater than that of our other named executive officers due to a number of factors, including his substantial experience in managing industrial companies, his strategic expertise, his past performance and his significant role and responsibilities at Rockwood. In early 2010, the salary of our chairman and chief executive officer was decreased from $1,300,000 to $1,100,000 and has not increased since such time. Effective as of April 1, 2013, our senior vice president and chief financial officer's salary was increased to $500,000 and our senior vice president, law & administration and secretary's salary was increased to $435,000.

        See "Executive Compensation—Summary Compensation Table" for further information on base salaries paid to our named executive officers.

  Annual Cash Incentives

        Annual cash incentives are awarded under the Existing Short-Term Incentive Plan, and are designed to provide our named executive officers with the opportunity to achieve cash incentive awards based on predetermined quantitative financial performance criteria. Our incentive payments under the Existing Short-Term Incentive Plan are typically made in the first quarter following the year of performance after our audited financial statements for such year are completed. The Committee has authority to use negative discretion in administering the Existing Short-Term Incentive Plan.

        The Committee sets the performance criteria based on our consolidated annual budgets at budgeted exchange rates that are approved by the board of directors. At the end of the performance period, the Committee evaluates our results, including the impact of acquisitions and divestitures, converted to budgeted exchange rates, as compared to the performance criteria. Cash incentives under the Existing Short-Term Incentive Plan have typically represented a larger component of total compensation for our named executive officers than for similarly situated executives in our peer group. The Committee believes that the weighting of annual cash incentives in our compensation mix is appropriate and in line with our philosophy given that cash payments under the Existing Short-Term Incentive Plan are tied directly to financial performance which ultimately correlates to stockholder value.

        The annual cash incentives are substantially based upon Adjusted EBITDA performance, because it is an important financial measure for us and is a basis for specified covenants under our debt agreements. In addition, we believe that Adjusted EBITDA is the appropriate financial measure to assess our operating performance because it excludes items that have been deemed by management and the board of directors to have little or no bearing on the evaluation of our day-to-day operating performance.

  2013 Annual Cash Incentives

        For 2013, the Committee determined the performance criteria for awards under the Existing Short-Term Incentive Plan to our named executive officers would be predominately based upon Adjusted EBITDA. The annual cash incentives for our named executive officers, however, would be decreased by 10% if our net working capital as a percentage of sales increased above 24.1% and would be increased by 5% if our net working capital as a percentage of sales decreases below 21.7%. The Existing Short-Term Incentive Plan provides for a range of potential awards to participants, including our named executive officers, both above and below their target incentive amounts based on actual results at budgeted exchange rates as compared to targeted performance. In addition, in 2011, the Committee adopted a cap on payments under the Existing Short-Term Incentive Plan of three times the named executive officers' target award. For 2013, the target cash incentive percentage of base salary for our named executive officers was:

Named Executive Officer	Target Annual Cash Incentive
Chairman and Chief Executive Officer	200%
Senior Vice President and Chief Financial Officer	115%
Senior Vice President, Law & Administration	115%

        The table below sets forth details for the 2013 annual cash incentives based on varying levels of achievement of the performance criteria, prior to any adjustment relating to net working capital, as described above:

Actual Adjusted EBITDA vs. Targeted Adjusted EBITDA	Percent of Targeted Award
Less than 90% of targeted Adjusted EBITDA	0%
90% of targeted Adjusted EBITDA	50%
95% of targeted Adjusted EBITDA	75%
100% of targeted Adjusted EBITDA	100%
110% of targeted Adjusted EBITDA	200%
120% of targeted Adjusted EBITDA or greater	300%

The incentive award is interpolated for results between 90% and 120% of the targeted levels of Adjusted EBITDA.

        The Committee reviewed the Company's financial performance for the fiscal year ended 2013 with and without the divested Clay-Additives and Advanced Ceramics businesses and the Titanium Dioxide Pigments and other businesses, which are subject to an agreement to divest (the "Discontinued Operations"). The performance-based target for our named executive officers for purposes of determining cash incentives for 2013 was an aggregate Adjusted EBITDA of $844.79 million (at a constant exchange rate of $1.45=€ 1.00 and $2.00=£1.00). The Adjusted EBITDA target comprised of the target for the Discontinued Operations of $501.9 million and the Adjusted EBITDA target for continuing operations of $342.9 million (at a constant exchange rate of $1.45=€ 1.00 and $2.00=£1.00). For 2013, our actual Adjusted EBITDA from continuing operations was $323.3 million and at constant exchange rates was $346.4 million and our actual Adjusted EBITDA for Discontinued Operations was $270.3 million and at constant exchange rates was $292.9 million. The Committee evaluated several factors in determining whether to award the named executive officers annual cash incentives under the Existing Short-Term Incentive Plan, including the Adjusted EBITDA results with and without the Discontinued Operations. In light of the fact that the core strategic businesses of the Company performed in accordance with their targeted performance, the Committee determined that the Company achieved 101.9% of budgeted performance for our continuing operations. As a result, the Committee determined the cash incentives under the Existing Short-Term Incentive Plan for our chairman and chief executive officer and our other named executive officers for 2013 is 118.59% of their targeted incentive amount for continuing operations. Although the working capital as a percentage of sales for continuing operations was below the target for an increase set by the Committee of 21.7%, the Committee did not award an increase for annual cash incentive of our named executive officers for working capital performance. The Committee, in line with our philosophy to compensate our named executive officers for performance aligned with creating shareholder value, has determined that the 2013 annual cash incentive will be paid to the named executive officers contingent upon the successful completion of the sale of our Titanium Dioxide Pigments and other non-strategic businesses, which is expected to close in the first half of 2014. As a result of our 2013 performance, and upon the closing of the sale of our Titanium Dioxide Pigments and other non-strategic businesses,

Mr. Ghasemi will be awarded $2,609,079, Mr. Zatta will be awarded $681,918 and Mr. Riordan will be awarded $593,269.

  2014 Annual Cash Incentives

        For 2014, the Committee determined that it would not modify the structure utilized for the 2013 annual cash incentives. The incentive award is interpolated for results between 90% and 120% of the targeted levels of Adjusted EBITDA. The performance-based target for our named executive officers for 2014 is Adjusted EBITDA from continuing operations of $406.9 million (at a constant exchange rate of $1.45=€1.00 and $2.00=£1.00). Similar to 2013, the annual cash incentive payment for our named executive officers, however, will be decreased by ten percent if our net working capital as a percent of sales increases above 22.0% and will be increased by five percent if our net working capital as a percent of sales decreases below 20.0%.

  Long-Term Equity Compensation

        Long-term compensation is equity-based and over the years has been provided through stock options, restricted stock units and market stock units granted under our Existing Stock Incentive Plan. Ownership of equity interests by our named executive officers is a fundamental part of our compensation philosophy and furthers the goal of aligning management's interests with the interests of stockholders in value creation. In addition, our long-term equity compensation is designed to reward sustained financial performance and provide our executive officers and key employees with a retention incentive, which in turn, contributes to stability in key leadership roles. Over the last three years, the Committee has granted the following types of awards pursuant to our Existing Stock Incentive Plan:

  •
  Performance-Based Restricted Stock Units ("RSU")—The performance-based restricted stock units are designed primarily to reward total shareholder return performance relative to a peer group, and to a lesser extent, continued service with Rockwood; and

  •
  Performance-Based Market Stock Units ("MSU")—The performance-based market stock units are a type of restricted stock unit that are designed primarily to reward contributions in increasing the market value of our common stock, and to a lesser extent, continued service with Rockwood.

        Upon vesting, each restricted stock unit and market stock unit represents the right to receive one share of our common stock, which aligns the interests of management with the interests of stockholders in stock price appreciation and value creation. In the future, the Committee may use a combination of these or other types of equity awards. Dividend equivalent rights accrue for these awards but do not vest unless the underlying awards vest. In early 2013, the Committee amended our Existing Stock Incentive Plan to prohibit the re-pricing of stock options or other equity awards without obtaining stockholder approval.

        As a result of the use of these types of performance-based stock units, the Committee believes the long-term equity compensation program is entirely based upon the concept of pay for performance. We believe that this equity-based pay for performance philosophy, coupled with our stock ownership guidelines, aligns the interests of senior management with stockholders by tying compensation to our financial performance and stockholder return over the three-year incentive period, while also simultaneously providing incentives designed to attract and retain highly qualified senior managers.

  Equity Grants in 2013 and Previous Years

        The Committee has adopted an annual program of awarding equity grants in order to tie a significant portion of an executive's compensation to our long-term performance to further align management's interests with those of our stockholders. The table below sets forth the nature of these recent equity awards:

Grant Date	Performance Period	Performance Measure	Types of Awards	Vesting/ Service Period
December 2010	Fiscal 2011-2013	Relative and Absolute Stock Performance	Performance-based restricted stock units and performance-based market stock units	Fiscal 2011-2013
December 2011	Fiscal 2012-2014	Relative and Absolute Stock Performance	Performance-based restricted stock units and performance-based market stock units	Fiscal 2012-2014
December 2012	Fiscal 2013-2015	Relative and Absolute Stock Performance	Performance-based restricted stock units and performance-based market stock units	Fiscal 2013-2015
December 2013	Fiscal 2014-2016	Relative and Absolute Stock Performance	Performance-based restricted stock units and performance-based market stock units	Fiscal 2014-2016

  Burn Rate

        In determining the aggregate number of equity awards to grant in a particular year, the Committee considers, among other things, quantitative factors such as share usage, burn rate and the compensation cost associated with the awards. For example, the table below presents the burn rate for recent awards, which is the aggregate award to all employees at target achievement without regard to cancellations divided by the shares of common stock outstanding:

Grant Date	Burn Rate
December 2011	0.34%
December 2012	0.39%
December 2013	0.21%

  December 2010 Performance Awards

        The information below sets forth the performance results for long-term equity incentive awards that were granted in December 2010 and vested in 2014. As described above, this grant vested based upon the market value of the Company's common stock and continued employment through 2013. In evaluating the absolute TSR performance and consistent with the award agreements for these MSUs, the Committee reviewed the stock price multiplier, which is the percentage change in the price of the Company's common stock over the vesting period, using the closing stock price for the 60 trading days prior to January 1, 2011 and January 1, 2014, which resulted in a stock price multiplier of 184%. As a result, the named executive officers achieved 150% of the targeted award, which is the maximum amount of the award. In evaluating the relative TSR performance and consistent with the award agreements for the RSUs, the Committee reviewed a ranking of the Company's three-year TSR against that of the component companies of the Dow Jones U.S. Chemical index on December 31, 2013, using the closing stock price per share of the common stock for each of the components and the Company for the 60 trading days prior to January 1, 2011 and January 1, 2014. The Company's TSR was 24.48% annually, resulting in a ranking in the 63.9th percentile. Interpolated for results between the

50th percentile and 75thpercentile, this performance resulted in an award of 127.8% of the targeted award. As a result, our named executive officers vested in the following awards:

Named Executive Officer	Award Type	Performance Measure	Target # of Shares (a)	Vesting Percentage (b)	Vested Shares (Product of (a) and (b))
Chairman and Chief Executive Officer	MSU	Absolute TSR	29,322	150%	43,983	(1)
	RSU	Relative TSR	30,318	127.8%	38,746	(2)
Senior Vice President and Chief Financial Officer	MSU	Absolute TSR	6,912	150%	10,368	(1)
	RSU	Relative TSR	7,146	127.8%	9,133	(2)
Senior Vice President, Law & Administration	MSU	Absolute TSR	6,912	150%	10,368	(1)
	RSU	Relative TSR	7,146	127.8%	9,133	(2)

(1)
Dividend equivalent rights under the award agreements increased the number of shares awarded to each of the Chairman and Chief Executive Officer, Senior Vice President and Chief Financial Officer and Senior Vice President, Law & Administration and Secretary in the amounts of 2,200; 519; and 519, respectively.

(2)
Dividend equivalent rights under the award agreements increased the number of shares awarded to each of the Chairman and Chief Executive Officer, Senior Vice President and Chief Financial Officer and Senior Vice President, Law & Administration and Secretary in the amounts of 1,938; 457; and 457, respectively.

        Please see "Employment and Other Agreements" and "Outstanding Equity Awards at 2013 Fiscal Year-End" for additional information regarding the awards granted to our named executive officers in previous years.

  2014 Equity Compensation Program

        In late 2013, the Committee, with the assistance of Cook & Co., evaluated our long-term equity incentive program and determined that it was prudent to continue to utilize award targets that measure absolute and relative stockholder return. Accordingly, for the 2014 equity program, the Committee again utilized performance-based restricted stock units, which vest based upon relative performance of our common stock to a pre-determined index, and performance-based market stock units, which vest based upon absolute performance of our common stock.

        The aggregate value of the equity awards granted in December 2013 to each recipient was set by the Committee based upon individual valuations recommended by Cook & Co. In 2013, the Committee, after consultation with Cook & Co. and in recognition of the significant strategic accomplishments in 2013, increased the grant date value of the awards for our named executive officers. The value of the awards granted to Messrs. Ghasemi, Zatta and Riordan in December 2013 was split nearly equally on a value basis between performance-based restricted stock units and performance-based market stock units, with the number of units awarded calculated based upon the 20-trading-day average closing price of our common stock prior to the date of grant. The Committee determined that the size and nature of the award was appropriate in light of our goal to retain executives, drive financial performance and align management's interests with the interests of stockholders in creating value. The following table summarizes the allocation of 2014 awards for our named executive officers:

		Type of Award
Named Executive Officer	Target Award	Performance-Based Restricted Stock Units (% of Total Award Value)	Performance-Based Market Stock Units (% of Total Award Value)
Chairman and Chief Executive Officer	$4,300,000	50%	50%
Senior Vice President and Chief Financial Officer	$1,250,000	50%	50%
Senior Vice President, Law & Administration	$1,250,000	50%	50%

In addition, the Committee included a claw-back provision in the December 2013 grant whereby participant awards may be reduced or recouped in certain situations. See "—Other Policies—Claw-Back—Stock Incentive Plan."

        Performance-Based Restricted Stock Units.    The number of performance-based restricted stock units awarded in December 2013 represents a targeted number of shares to be received upon vesting. The number of shares which vest, if any, is determined based upon the Company's TSR (using the average closing stock price per share of the common stock of the Company for the 60 trading days prior to the beginning and end of the period) from January 1, 2014 through December 31, 2016 as compared to the TSR for companies that compose the Dow Jones U.S. Chemicals Index. No restricted stock units are earned if the Company's rank relative to such companies is less than the 25th percentile. The maximum number of restricted stock units that may vest upon the achievement of such performance measure is one and a half times the target amount of the restricted stock units granted. The performance-based restricted stock unit award is interpolated for results between performance targets. Vesting of performance-based restricted stock units earned, if any, generally occurs upon Committee review following the end of the performance period, subject to continued service on January 1, 2017, except in the event of death, disability or retirement, based upon the below table.

Performance of Rockwood TSR relative to the TSR of the components of Dow Jones U.S. Chemicals Index	% of Vesting
Less than 25th percentile	0%
25th percentile	25%
50th percentile	100%
Greater than or equal to 75th percentile	150%

        In connection with this award in December 2013, Mr. Ghasemi was awarded a target award of 29,145 performance-based restricted stock units and Messrs. Zatta and Riordan were each awarded a target award of 8,472 performance-based restricted stock units.

        Performance-Based Market Stock Units.    The number of performance-based market stock units awarded in December 2013 represents a number of shares to be received upon vesting. The number of stock units which vest, if any, is determined based upon the product of (a) the Company's stock price multiplier, which is the percentage change in the price of the Company's common stock over the period January 1, 2014 through December 31, 2016, and (b) the target amount of shares. The stock price multiplier is the quotient of the average closing stock price for the 60 trading days prior to December 31, 2016 divided by the average closing stock price for the 60 days prior to January 1, 2014. No market stock units are earned if the Company's stock price at the end of the award period is less than 50% of the Company's stock price at the beginning of the award period. The maximum number of market stock units that may vest upon the achievement of such performance measures is up to one and a half times the target amount of the market stock units granted. The performance-based market stock unit award is interpolated for results between performance targets. Vesting of performance-based market stock units earned, if any, generally occurs upon Committee review following the end of the performance period, subject to continued service on January 1, 2017, except in the event of death, disability or retirement, based upon the below table.

Company Stock Price Multiplier	% of Vesting
Less than 50%	0%
50%	50%
100%	100%
Greater than or equal to 150%	150%

        In December 2013, Mr. Ghasemi was awarded a target award of 27,376 performance-based market stock units and Messrs. Zatta and Riordan were each awarded a target award of 7,958 performance-based market stock units.

        Total Equity Awards to Named Executive Officers in 2013.    The following table summarizes the equity awards at targeted levels to our named executive officers in December 2013:

	Type of Award
Named Executive Officer	Performance-Based Restricted Stock Units (# of Units at Target)	Performance-Based Market Stock Units (# of Units at Target)
Chairman and Chief Executive Officer	29,145	27,376
Senior Vice President and Chief Financial Officer	8,472	7,958
Senior Vice President, Law &Administration	8,472	7,958

        The Committee believes our long-term equity compensation program is entirely based upon the concept of pay for performance. In addition, the Committee and board of directors believe that these equity awards strike an appropriate balance by rewarding our named executive officers primarily for creating stockholder value and to a lesser extent for their continued service and dedication to Rockwood. We believe that this approach best aligns the interests of our named executive officers with those of our stockholders and is consistent with current trends in executive compensation as measured by our peer group and survey data. We therefore intend to continue to make annual equity compensation grants to our named executive officers and other key employees and may further modify the structure to adapt to changing economic conditions and market practices.

  Equity Ownership and Retention Requirements of our Named Executive Officers

        In accordance with current guidelines for stock ownership by our named executive officers, Mr. Ghasemi is required to own stock valued at an amount equal to at least six times his base salary, and Messrs. Zatta and Riordan are required to own stock valued at an amount equal to at least three times their respective base salaries. In evaluating stock ownership under these guidelines, the Committee includes shares actually owned by such named executive officer and excludes stock options, performance-based restricted stock units and performance-based market stock units that are either unearned or earned but not vested. Further, the Committee has adopted a retention ratio whereby each named executive officer is required to hold 50% of all shares received, net of taxes and exercise price, if any, upon the exercise of stock options or vesting of restricted stock units until such named executive officer has satisfied the ownership guidelines. For the purposes of compliance with these guidelines, the value of the common stock owned is based upon an average of the month-end closing stock prices for the last three months of the previous fiscal year, and is tested in January each year. As of January 1, 2014, all named executive officers held equity in excess of the amounts required under our guidelines.

  Equity Grants and Procedures

        All grants since 2007 have been made pursuant to a policy of the Committee under which the Committee has established a pre-determined schedule for equity grants during certain periods that correspond to "window periods" under our securities trading policy. These window periods begin at the opening of business on the second trading day on the New York Stock Exchange after the day we make a public news release of our quarterly earnings for the prior fiscal quarter, and close on the earlier of (a) 45 calendar days thereafter or (b) 75 calendar days after the end of the prior fiscal quarter. The date of grant for any equity awards pertaining to any given year will generally be in December of the previous year on the last business day of the corresponding window period. The exercise price of any stock option must equal the fair market value of our common stock on the date of grant, which is currently determined by the closing price of our common stock on the New York Stock Exchange on the grant date.

  Hedging and Pledging Policies

        The Company has a policy that prohibits our directors and named executive officers from entering into any hedging arrangements with respect to our securities or pledging our securities as collateral for a loan, including holding our securities in margin accounts.

  Executive Benefits and Perquisites

        We offer our named executive officers and other key employees selected perquisites and general health and welfare benefits. Our perquisites and other benefits include an automobile allowance and company-wide life insurance. We provide these benefits as an incentive for our named executive officers to remain competitive in the general marketplace for executive talent. Commencing in 2010, Rockwood no longer reimburses our named executive officers for tax gross-ups on life insurance and Company autos or auto allowances. The Committee does not intend to award tax gross-ups in the future.

  Retirement Plans

        Our named executive officers participate in the following retirement plans, which are the same plans offered to all other Company employees located in the United States:

  •
  a defined contribution 401(k) plan, in which we match the lesser of: (x) 50% of an employee's contribution or (y) 3% of such employee's annual cash compensation;

  •
  as part of our 401(k) plan, we annually contribute to each employee's account a discretionary profit-sharing amount (which is the same for all participating employees) between 0%-4% of such employee's base salary and annual cash incentive; and

  •
  also as part of our 401(k) plan, we currently contribute to each employee's account a non-discretionary 3% of such employee's annual base salary and annual cash incentive.

In each of the above cases, such contributions are subject to the Internal Revenue Service's ("IRS") annual contribution limit.

        We also offer our senior vice president and chief financial officer and our senior vice president, law & administration and secretary participation in a supplemental savings plan in which a participant can defer up to 20% of his annual cash compensation (base salary and annual cash incentive) and in which we match the lesser of: (x) 50% of such participant's contribution or (y) 3% of such employee's annual cash compensation. In addition, amounts above IRS contribution limits in respect of our 401(k) plan are also contributed to the supplemental savings plan for our named executive officers, except for our chairman and chief executive officer. The participant balances in the supplemental savings plan earn interest on a quarterly basis at the prime rate in effect at the beginning of each quarter and are only distributed on a termination event with no enhancement of benefits under any such event. We also make monthly payments to our chairman and chief executive officer in the amount of $53,000 as a supplemental pension benefit in lieu of contributions into a non-qualified supplemental pension pursuant to the terms of his employment agreement which is based upon similar benefits he was entitled to receive from his previous employer. For additional information, please see "Employment and Other Agreements", "Potential Payments upon Termination or Change in Control" and "Non-Qualified Deferred Compensation for 2013."

  Health and Welfare Benefits and Perquisites

        Our named executive officers are also entitled to participate in our health and welfare programs. For our named executive officers, in addition to the plans offered to all employees, we provide an executive medical plan, which pays for annual expenses not covered by our standard health plans up to $10,000 per participant, per plan (for each of medical, dental, vision, prescription and over-the-counter drugs), per year. The named executive officers also participate in company-wide life insurance plans, with Rockwood providing an additional life insurance policy for our chairman and chief executive officer. In addition, we provide an auto allowance to our named executive officers.

  Severance Payments

        We believe it is important to provide reasonable severance benefits to our named executive officers both to remain competitive within our industry and in acknowledgement that it may be difficult for these executive officers to find comparable positions in a short amount of time. Each named executive officer is entitled to a severance payment in the event that he is terminated by us without "cause" or if he terminates employment with Rockwood for "good reason," as defined in their respective employment agreements. Each of our named executive officers is also entitled to a severance payment in the event that he is terminated following a change in control. In addition, certain awards under our Existing Stock Incentive Plan accelerate upon a change in control. However, under the terms of the employment agreements with such officers, the amounts payable to such named executive officers are not payable solely in the event of a change in control.

        We believe our arrangements are reasonable in light of the fact that cash severance is limited to an amount equal to two years of salary and annual cash incentives for each of our named executive officers. Further, there are no severance payments unless such named executive officers are terminated within two years following a change in control of Rockwood except for a termination without cause or resignation for good reason by such executive. For additional information, please see "Employment and Other Agreements" and "Potential Payments upon Termination or Change in Control."

  Other Policies—Claw-Back

  Annual Cash Incentives

        The Committee determined that the employment agreements for our named executive officers should include "claw-back" provisions related to our annual cash incentive payments. Under such employment agreements, if Rockwood is required to restate its financial statements and the board of directors in good faith determines that such restatement is due to the intentional misconduct of one or more of our named executive officers, such named executive officers will be required to reimburse Rockwood, net of taxes, for the excess of the annual cash incentive paid to such executive officer for the year(s) of restatement over the payment such executive officer would have received if annual cash incentive payments had been calculated using Rockwood's restated financial results.

  Existing Stock Incentive Plan

        In December 2013, the Committee again included a claw-back provision as part of the award agreements under the Existing Stock Incentive Plan whereby participants' awards may be recouped or reduced in specified situations based upon a policy to be adopted by the Committee after final rules related to executive claw-backs have been adopted by the SEC under the Dodd-Frank Act. In addition, under the awards granted since December 2010, the Committee may recoup awards for a participant's failure to follow our Code of Ethics for Executive Officers and Financial Officers and Code of Business Conduct and Ethics (both codes are available on our website at www.rocksp.com in the "Codes of Conduct" section).

  Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Internal Revenue Code generally allows publicly-traded companies to take tax deductions for particular qualifying performance-based compensation. Section 162(m) disallows a deduction to the extent that particular non-performance-based compensation over $1 million is paid to the chief executive officer or any of the three other most highly compensated executive officers other than the chief financial officer. Rockwood believes that our Existing Short-Term Incentive Plan and our Existing Stock Incentive Plan, each of which was approved by our stockholders at the 2009 Annual Stockholders Meeting, and the Short-Term Incentive Plan and the Stock Incentive Plan we are submitting for stockholder approval at the 2014 Annual Meeting of Stockholders, satisfy the requirements for exemption under Section 162(m) as a performance-based plan. To maintain flexibility in compensating executive officers in a manner consistent with its goals, the Committee has not adopted a policy that all compensation must be deductible. In making its compensation decisions, however, the Committee will consider the impact of Section 162(m).

Summary Compensation Table

        The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers for services rendered to us during the fiscal years 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
Seifi Ghasemi	2013	$1,100,000	$4,386,796	—	$2,609,079	—	$715,639	(5)	$8,811,514
Chairman and Chief	2012	$1,100,000	$3,137,373	—	$0	—	$862,946		$5,100,319
Executive Officer	2011	$1,100,000	$2,360,704	—	$6,005,672	—	$725,065		$10,191,441
Robert J. Zatta,	2013	$493,450	$1,275,192	—	$681,918	—	$86,453	(6)	$2,537,013
Senior Vice President	2012	$473,800	$840,405	—	$0	—	$203,704		$1,517,909
and Chief Financial	2011	$473,800	$556,442	—	$1,487,414	—	$279,411		$2,797,067
Officer
Thomas J. Riordan,	2013	$429,250	$1,275,192	—	$593,269	—	$93,901	(7)	$2,391,612
Senior Vice President,	2012	$412,000	$840,405	—	$0	—	$192,392		$1,444,797
Law & Administration	2011	$412,000	$556,442	—	$1,293,403	—	$246,292		$2,508,137
and Secretary

(1)
Effective April 1, 2013, our senior vice president and chief financial officer's salary was increased to $500,000 and our senior vice president, law & administration and secretary's salary was increased to $435,000, a 5.5% increase for each.

(2)
Represents the aggregate grant date fair value of stock awards granted in the specified fiscal years computed in accordance with FASB ASC Topic 718. All amounts are in respect of performance-based awards. Assuming the highest level of performance is achieved, the number of performance-based restricted stock units and/or market stock units, if applicable, granted in the specified fiscal year would result in up to one and a half times the amount shown in the table for the 2011, 2012 and 2013 grants. Assumptions used in determining the FASB ASC Topic 718 values can be found in Rockwood's Annual Report on Form 10-K for the year ended December 31, 2013 in footnote 13, "Stock-Based Compensation—Restricted Stock." Please see "Compensation Discussion and Analysis—Long-Term Equity Compensation" for additional information on these restricted stock units, including vesting requirements.

(3)
Represents annual cash incentives earned under the Existing Short-Term Incentive Plan. The Committee, in line with our philosophy to compensate our named executive officers for performance aligned with creating shareholder value, has determined that the 2013 annual cash incentive will be paid to the named executive officers contingent upon the successful completion of the sale of our Titanium Dioxide Pigments and other non-strategic businesses, which is expected to close in the first half of 2014. Please see "Compensation Discussion and Analysis—2013 Annual Cash Incentives."

(4)
There was no above market interest earned on non-qualified deferred compensation.

(5)
Reflects the following:

•
$636,000 (paid in monthly payments of $53,000), in lieu of contributions into a non-qualified supplemental pension pursuant to the terms of Mr. Ghasemi's employment agreement;

•
Auto allowance of $38,769;

•
Company-provided life insurance with premiums of $14,280;

•
Company contributions into a 401(k) plan of (x) $7,650, (y) $7,650 as a 3% non-discretionary contribution, and (z) $7,650as a profit-sharing contribution; and

•
Basic and executive medical premiums of $750 and company-paid medical claims of $2,890.

(6)
Reflects the following:

•
Company contributions into non-qualified plans of $21,808;

•
Auto allowance of $31,886;

•
Company contributions into a 401(k) plan of (x) $7,440, (y) $7,650 as a 3% non-discretionary contribution, and (z) $7,650 as a profit-sharing contribution; and

•
Basic and executive medical premiums of $750 and company-paid medical claims of $9,269.

(7)
Reflects the following:

•
Company contributions into non-qualified plans of $15,894;

•
Auto allowance of $31,641;

•
Company contributions into a 401(k) plan of (x) $7,304, (y) $7,650 as a 3% non-discretionary contribution, and (z) $7,650 as a profit-sharing contribution; and

•
Basic and executive medical premiums of $750 and company-paid medical claims of $23,012.

 Grants of Plan-Based Awards in 2013

        The following table provides supplemental information relating to grants of plan-based awards in 2013.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Approval Date	Threshold ($)(2)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)(3)	Maximum (#)
Seifi Ghasemi			$1,100,000	$2,200,000	$6,600,000
	12/13/2013	12/13/2013				7,286	29,145	43,718	$2,147,987
	12/13/2013	12/13/2013				13,688	27,376	41,064	$2,238,809
Robert J. Zatta			$287,500	$575,000	$1,725,000
	12/13/2013	12/13/2013				2,118	8,472	12,708	$624,386
	12/13/2013	12/13/2013				3,979	7,958	11,937	$650,806
Thomas J. Riordan			$250,125	$500,250	$1,500,750
	12/13/2013	12/13/2013				2,118	8,472	12,708	$624,386
	12/13/2013	12/13/2013				3,979	7,958	11,937	$650,806

(1)
Represents the potential payments to our named executive officers based on a range of 2013 performance under the Existing Short-Term Incentive Plan. For additional information relating to our annual cash incentives, please see "Compensation Discussion and Analysis—Annual Cash Incentives."

(2)
Represents the minimum amount payable at a level of performance triggering payment under this grant. No payouts are awarded for performance below such levels.

(3)
In December 2013, in connection with the 2014 long-term equity compensation program, the Company awarded 29,145 performance-based restricted stock units to Mr. Ghasemi, 8,472 performance-based restricted stock units to each of Messrs. Zatta and Riordan, 27,376 performance-based market stock units to Mr. Ghasemi and 7,958 performance-based market stock units to each of Messrs. Zatta and Riordan. For additional information relating to our performance-based restricted stock units and market stock units, please see "Compensation Discussion and Analysis—Long-Term Equity Compensation—2014 Equity Compensation Program—Performance-Based Restricted Stock Units", "Compensation Discussion and Analysis—Long-Term Equity Compensation—2014 Equity Compensation Program—Performance-Based Market Stock Units" and "Potential Payments upon Termination or Change in Control."

(4)
Represents the grant date fair value for the performance-based restricted stock unit award and the performance-based market stock unit award computed in accordance with FASB ASC Topic 718. Assumptions used in determining the FASB ASC Topic 718 values can be found in Rockwood's Annual Report on Form 10-K for the year ended December 31, 2013 in footnote 13, "Stock-Based Compensation—Restricted Stock."

Employment and Other Agreements

  Agreements with Seifi Ghasemi

        We entered into an employment agreement with Mr. Ghasemi, originally dated as of September 28, 2001, which was amended and restated on November 13, 2008, and further amended as of October 28, 2010, pursuant to which he is serving as our chairman and chief executive officer. This agreement automatically renews for successive one-year periods, unless either party gives 60 days advance written notice not to renew the term of the agreement prior to any such extension date, and otherwise terminates in August 2020. Either party may terminate the agreement at any time; however, Mr. Ghasemi must give at least 180 days advance written notice to terminate his employment (other than in connection with his notice not to renew the terms of the employment agreement described above).

        The employment agreement provides Mr. Ghasemi with an annual base salary of $1,100,000 effective April 1, 2010 and a target annual cash incentive award equal to 200% of his base salary (subject to our achievement of specified performance-based targets), both of which may be increased in the discretion of our board of directors. Pursuant to the employment agreement, the amount of cash payments as a supplemental pension benefit payment (in lieu of contributions into a non-qualified supplemental pension) to Mr. Ghasemi was increased effective as of April 1, 2010 from $50,000 to $53,000 per month. The employment agreement also provides Mr. Ghasemi with a company automobile or auto allowance and entitles Mr. Ghasemi to participate in our health, welfare and retirement programs.

        In his original employment agreement with us, Mr. Ghasemi agreed to purchase a certain number of shares of our common stock, and in connection therewith, received: (1) a grant of 68,452 time-based restricted stock units (payable in shares of our common stock) which vested in equal quarterly installments over a three-year period and (2) a grant of time-based stock options to purchase a certain number of shares of our common stock which vested over a five-year period. The shares of common stock underlying those vested restricted stock units are issuable upon the later of (1) the date such shares can be sold in the public market without restrictions on transfer or (2) the termination of Mr. Ghasemi's employment. Pursuant to the agreement governing those restricted stock units, each time a cash dividend is paid on the outstanding shares of common stock, Mr. Ghasemi will receive, at the time he becomes entitled to receive the shares of our common stock underlying those restricted stock units, an additional number of shares of our common stock equal to the quotient of (a) the product of the amount of each dividend paid with respect to one share of our common stock multiplied by the number of restricted stock units then held by Mr. Ghasemi divided by (b) the fair market value per share of our common stock at the time each dividend is paid. Accordingly, Mr. Ghasemi received 1,811 additional restricted stock units in connection with the Company's cash dividends paid in 2013 and 3,424 in the aggregate since the inception of the Company's dividend program in 2012. The number of shares of our common stock issuable is subject to adjustment in the event of a stock dividend, split, combination, recapitalization, change in control or other similar event.

        In addition, under his employment agreement, Mr. Ghasemi is entitled to a gross-up payment equal to any excise tax imposed by Section 4999 of the Internal Revenue Code on any payment in the event of a change in control of Rockwood. Such payment is structured to comply with the provisions of Section 409A of the Internal Revenue Code. Under the terms of his amended employment agreement, Mr. Ghasemi is no longer entitled to a tax gross-up on his auto allowance and related expenses. His employment agreement also obligates Rockwood to indemnify Mr. Ghasemi to the fullest extent permitted by law or the by-laws of Rockwood during the employment term and after the employment term while potential liability exists.

        Under the terms of Mr. Ghasemi's employment agreement, in the event that Rockwood is required to restate its financial statements due to the intentional misconduct of any of the senior executive officers of Rockwood (as determined in good faith by the board of directors), Mr. Ghasemi will be required to reimburse Rockwood the amount by which his annual cash incentive, calculated under the misstated financial statements exceeds the incentives he would have received under the restated financial statements. See "Compensation Discussions and Analysis—Other Policies—Claw-Back" section for a summary of the "claw-back" provisions related to our annual and long-term incentives.

        Mr. Ghasemi's employment agreement also provides that if his employment is terminated under specified conditions he will be entitled to receive severance payments and benefits as described below under "Potential Payments upon Termination or Change in Control—Chairman and Chief Executive

Officer." Mr. Ghasemi's employment agreement also contains certain restrictive covenants relating to confidentiality, non-competition and non-solicitation.

  Agreements with Robert J. Zatta

        On November 13, 2008, we entered into a new employment agreement with Mr. Zatta, which was amended as of October 28, 2010, pursuant to which he is serving as our senior vice president and chief financial officer. The following summarizes the compensation arrangements in Mr. Zatta's employment agreement:

  •
  annual base salary of $500,000 (effective as of April 1, 2013) which shall be reviewed at least annually for potential increase;

  •
  annual target incentive award of 110%, subsequently increased in 2011, to 115%, of base salary based upon achievement of specified performance goals established by the board of directors or the Committee and subject to further increase based upon his performance;

  •
  eligibility for participation in long-term incentive plans;

  •
  participation in Rockwood's employee benefit plans;

  •
  four weeks vacation annually; and

  •
  the option to receive use of a Rockwood automobile and reimbursement of related expenses, or an auto allowance.

        Under the terms of Mr. Zatta's employment agreement, in the event Rockwood is required to restate its financial statements due to the intentional misconduct of any of the senior executive officers of Rockwood (as determined in good faith by the board of directors), Mr. Zatta will be required to reimburse Rockwood the amount by which his annual cash incentive calculated under the misstated financial statements exceeds the annual cash incentive he would have received under the restated financial statements. See "Compensation Discussions and Analysis—Other Policies—Claw-Back" sections for a summary of the "claw-back" provisions related to our annual and long-term incentives.

        Mr. Zatta's employment constitutes "at will" employment and may be terminated at any time for any reason. Mr. Zatta will be entitled to receive severance payments and benefits resulting from his termination under specified conditions as described below under "Potential Payments upon Termination or Change in Control—Other Named Executive Officers." In addition, Mr. Zatta is entitled to a tax gross-up payment equal to any excise tax imposed by Section 4999 of the Internal Revenue Code on any benefit or payment due to him in the event of a change in control of Rockwood. Such payment is structured to comply with the provisions of Section 409A of the Internal Revenue Code. Under the terms of his amended agreement, Mr. Zatta is no longer entitled to a tax gross-up on his auto allowance and related expenses. The employment agreement also contains customary restrictive covenants relating to confidentiality, non-competition and non-solicitation.

  Agreements with Thomas J. Riordan

        On November 13, 2008, we entered into a new employment agreement with Mr. Riordan, which was amended as of October 28, 2010, pursuant to which he is serving as our senior vice president, law & administration. Other than Mr. Riordan's base annual salary of $435,000 (effective as of April 1, 2013), the material terms under the new employment agreement are identical to those in the employment agreement with Mr. Zatta that are summarized above, including the subsequent increase in his annual target incentive award from 110% to 115% of base salary.

 Outstanding Equity Awards at 2013 Fiscal Year-End

        The following table provides information regarding outstanding equity awards of our named executive officers as of December 31, 2013:

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Seifi Ghasemi	12/14/2007	140,426	(3)			$32.39	12/14/2014
	12/12/2008	317,737	(3)			$9.18	12/12/2015
	12/11/2009	131,358	(3)			$23.79	12/11/2016
	12/10/2010							40,684	(4)	$2,925,993
	12/10/2010							46,183	(5)	$3,215,975
	12/2/2011										30,099	(6)	$2,164,720
	12/2/2011										42,141	(7)	$3,030,781
	12/12/12										48,621	(8)	$3,496,822
	12/12/12										43,031	(9)	$3,094,790
	12/13/13										29,145	(10)	$2,096,108
	12/13/13										27,376	(11)	$1,968,882
Robert J. Zatta	12/10/2010							9,590	(4)	$689,713
	12/10/2010							10,887	(5)	$758,109
	12/2/2011										7,095	(6)	$510,272
	12/2/2011										9,933	(7)	$714,381
	12/12/2012										13,024	(8)	$936,686
	12/12/2012										11,527	(9)	$829,022
	12/13/13										8,472	(10)	$609,306
	12/13/13										7,958	(11)	$572,339
Thomas J. Riordan	12/10/2010							9,590	(4)	$689,713
	12/10/2010							10,887	(5)	$758,109
	12/2/2011										7,095	(6)	$510,272
	12/2/2011										9,933	(7)	$714,381
	12/12/2012										13,024	(8)	$936,686
	12/12/2012										11,527	(9)	$829,022
	12/13/13										8,472	(10)	$609,306
	12/13/13										7,958	(11)	$572,339

(1)
Represents either the threshold, target or maximum amount that may be earned under the respective awards considering performance trends for such awards as of December 31, 2013 and include dividend equivalent rights expected to be included in such award, in connection with the Company's quarterly dividend.

(2)
Based on the closing price of our common stock on the New York Stock Exchange on December 31, 2013 of $71.92 per share at target amounts.

(3)
These time-based stock options vested and become exercisable by the holder in three equal annual installments beginning on the December 31st of the year following the grant date. These options expire on the seventh anniversary of their grant date if not otherwise forfeited or terminated prior to such date.

(4)
These performance-based restricted stock units were awarded on December 10, 2010, and each represents the right to receive one share of our common stock, subject to adjustment based on vesting criteria. These awards vested (including dividend equivalent rights), based upon our TSR from January 1, 2011 through December 31, 2013 as compared to TSR for companies that comprise the Dow Jones U.S. Chemicals Index and are similar to the performance-based restricted stock units awarded in December 2013. See "Compensation Discussion and Analysis—Long-Term Equity Compensation" for further information regarding vesting.

(5)
These performance-based market stock units were awarded on December 10, 2010, and each represents the right to receive one share of our common stock, subject to adjustment based on vesting criteria. These awards vested (including dividend equivalent rights), based upon the absolute performance of our common stock from January 1, 2011 through December 31, 2013 and are similar to the performance-based market stock units awarded in December 2013. See "Compensation Discussion and Analysis—Long-Term Equity Compensation" for further information regarding vesting.

(6)
These performance-based restricted stock units are presented at target amount and include dividend equivalents expected to be included in such awards in the amount of 1,594, 376 and 376 for Messrs. Ghasemi, Zatta and Riordan respectively. These awards were awarded on December 2, 2011, and each represents the right to receive one share of our common stock, subject to adjustment based on vesting criteria. These awards vest, if at all, based upon our TSR from January 1, 2012 through December 31, 2014 as compared to TSR for companies that comprise the Dow Jones U.S. Chemicals Index and are similar to the performance-based restricted stock units awarded in December 2013. See "Compensation Discussion and Analysis—Long-Term Equity Compensation" for further information regarding vesting.

(7)
These performance-based market stock units are presented at maximum amount and include dividend equivalents expected to be included in such awards in the amount of 1,489, 351 and 351 for Messrs. Ghasemi, Zatta and Riordan respectively. These awards were awarded on December 2, 2011, and each represents the right to receive one share of our common stock, subject to adjustment based on vesting criteria. These awards vest, if at all, based upon the absolute performance of our common stock from January 1, 2012 through December 31, 2014 and are similar to the performance-based market stock units awarded in December 2013. See "Compensation Discussion and Analysis—Long-Term Equity Compensation" for further information regarding vesting.

(8)
These performance-based restricted stock units are presented at maximum amount and include dividend equivalents expected to be included in such awards in the amount of 976, 261 and 261 for Messrs. Ghasemi, Zatta and Riordan respectively. These awards were awarded on December 12, 2012, and each represents the right to receive one share of our common stock, subject to adjustment based on vesting criteria. These awards vest, if at all, based upon our TSR from January 1, 2013 through December 31, 2015 as compared to TSR for companies that comprise the Dow Jones U.S. Chemicals Index and are similar to the performance-based restricted stock units awarded in December 2013. See "Compensation Discussion and Analysis—Long-Term Equity Compensation" for further information regarding vesting.

(9)
These performance-based market stock units are presented at maximum amount and include dividend equivalents expected to be included in such awards in the amount of 879, 235 and 235 for Messrs. Ghasemi, Zatta and Riordan respectively. These awards were awarded on December 12, 2012, and each represents the right to receive one share of our common stock, subject to adjustment based on vesting criteria. These awards vest, if at all, based upon the absolute performance of our common stock from January 1, 2013 through December 31, 2015 and are similar to the performance-based market stock units awarded in December 2013. See "Compensation Discussion and Analysis—Long-Term Equity Compensation" for further information regarding vesting.

(10)
These performance-based restricted stock units are presented at target amount and include dividend equivalents expected to be included in such awards in the amount of 165, 48 and 48 for Messrs. Ghasemi, Zatta and Riordan respectively. These awards were awarded on December 13, 2013, and each represents the right to receive one share of our common stock, subject to adjustment based on vesting criteria. See "Compensation Discussion and Analysis—Long-Term Equity Compensation—2014 Equity Compensation Program—Performance-Based Restricted Stock Units" for further information regarding vesting.

(11)
These performance-based market stock units are presented at target amount and include dividend equivalents expected to be included in such awards in the amount of 155, 45 and 45 for Messrs. Ghasemi, Zatta and Riordan respectively. These awards were awarded on December 13, 2013, and each represents the right to receive one share of our common stock, subject to adjustment based on vesting criteria. See "Compensation Discussion and Analysis—Long-Term Equity Compensation—2014 Equity Compensation Program—Performance-Based Market Stock Units" for further information regarding vesting.

Option Exercises and Stock Vested in 2013

        The following table provides information concerning each stock option exercise and each unit of restricted stock that vested during the last completed fiscal year for our named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Seifi Ghasemi	625,384	$33,390,090	0	$0
Robert J. Zatta	32,500	$1,118,056	0	$0
Thomas J. Riordan	66,477	$2,307,410	0	$0

(1)
Represents exercises of stock options and the value realized on exercise, computed based on the closing prices of our common stock on the New York Stock Exchange on applicable exercise dates.

(2)
The named executive officers did not vest in any restricted stock awards in 2013. See "Compensation Discussion and Analysis—Long-Term Equity Compensation" for further information.

Pension Benefits for 2013

        We do not sponsor a defined benefit pension plan for our named executive officers.

Non-Qualified Deferred Compensation for 2013

        The following table provides information regarding contributions, earnings, withdrawals and distributions and balances for our named executive officers under our non-qualified deferred compensation plan, and with respect to Mr. Ghasemi, his vested but undelivered restricted stock units and related dividend equivalent units, during the fiscal year ended December 31, 2013:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance Last FYE ($)
Seifi Ghasemi	—	—	$1,717,288	(3)	—	$5,169,322	(5)
Robert J. Zatta	$26,300	$21,808	$42,759	(4)	—	$1,377,572	(6)
Thomas J. Riordan	$16,325	$15,894	$77,029	(4)	—	$2,406,339	(6)

(1)
Contributions of non-qualified deferred compensation in 2013 by Mr. Zatta and Mr. Riordan consisted of contributions to a supplemental savings plan. All amounts are distributed within three to six months of a termination event. All of these amounts were reported in the "Salary" column of our Summary Compensation Table. See "Compensation Discussion and Analysis—Executive Benefits and Perquisites—Retirement Plans" for a description of the non-qualified deferred compensation plan.

(2)
These amounts include Rockwood's contributions to the supplemental savings plan that would otherwise have been made to qualified plans if not for the IRS's annual compensation limits for such plans. For Mr. Zatta, this amount is $14,308 and for Mr. Riordan, this amount is $10,456. The amounts in this column also include matching contributions by Rockwood for each of Mr. Zatta and Mr. Riordan under the supplemental savings plan in the amounts of $7,500 and $5,438, respectively. All of these amounts were reported in the "All Other Compensation" column of our Summary Compensation Table.

(3)
Represents: (A) the market appreciation value of 68,452 vested restricted stock units (and 1,613 related dividend equivalents for periods prior to 2013) granted to Mr. Ghasemi pursuant to his original employment agreement, calculated based on the difference between the closing price of our common stock between January 2, 2013 and the closing price of our common stock on December 31, 2013 on the New York Stock Exchange multiplied by the number of securities underlying the restricted stock units; and (B) the value of 1,811 dividend equivalent units accrued to Mr. Ghasemi during 2013 on such vested restricted stock units.

(4)
Represents interest accruals calculated on a quarterly basis at the prime rate in effect at the beginning of each quarter on cash balances. None of these amounts were reported in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table, as they do not constitute above-market earnings.

(5)
Represents the value of 68,452 vested restricted stock units (and 3,424 related dividend equivalent units) granted to Mr. Ghasemi pursuant to his original employment agreement, calculated based on the closing price of our common stock on December 31, 2013 on the New York Stock Exchange of $71.92 multiplied by the number of securities underlying such units.

(6)
The accumulated balances reported as compensation in the Summary Compensation Tables of Rockwood's proxy statements for this year and prior years amounted to $1,068,623 and $1,354,746 for Messrs. Zatta and Riordan, respectively.

Potential Payments upon Termination or Change in Control

  Severance Payments

        Each of our named executive officers is entitled to a severance payment in the event that he is terminated, including a termination within a specified period following a change in control. However, under the terms of the employment agreements with such named executive officers, the amounts payable to such named executive officers are not enhanced solely in the event of a change in control. Hence, there is no increase in severance payments unless such named executive officers are terminated following a change in control of Rockwood.

  General

        The employment agreements for Messrs. Ghasemi, Zatta and Riordan include in their respective definitions of "cause," an employee's willful and continued failure or refusal to perform his duties. Mr. Zatta's and Mr. Riordan's employment agreements also include any act of fraud, embezzlement or theft on their part against Rockwood, while Mr. Ghasemi's employment agreement defines "cause" to include certain other acts which harm Rockwood, including a conviction, plea of guilty or no contest to fraud or, under specified conditions, a misdemeanor as defined in each of these employment agreements. "Good reason" will generally exist if the named executive officer's (1) responsibilities or compensation has been reduced, (2) benefits have been materially reduced, (3) primary workplace has been moved beyond 35 miles from its current location or (4) the agreement is materially breached by Rockwood. Mr. Ghasemi's employment agreement also includes in its definition of "good reason" the failure of Rockwood's successor to assume Rockwood's obligations under his employment agreement.

  Change in Control Under Employment Agreements

        Our named executives officers' employment agreements generally define a change in control of Rockwood as (1) the date at which any person or entity other than Rockwood or its employee benefit plans becomes the beneficial owner of 30% or more of the combined voting power of its outstanding securities other than through a purchase of such securities directly from Rockwood through a private placement, (2) the date at which the members of Rockwood's board of directors at signing (the "Incumbent Board") no longer represent a majority of Rockwood's board of directors; provided that a member approved by a majority of the Incumbent Board will be counted as a member of the Incumbent Board, (3) a merger or consolidation of Rockwood with or into another entity, unless immediately following such transaction, 70% or more of the voting securities of the surviving entity are beneficially owned by beneficial owners of Rockwood prior to such transaction or (4) all or substantially all of the assets of Rockwood are sold or transferred and the (x) Incumbent Board does not directly control the buyer or transferee and (y) financial results of Rockwood and such buyer or transferee are not consolidated for financial reporting purposes.

  Change in Control Relating to Equity Awards

        For the awards in December 2011, 2012 and 2013, the number of shares earned is calculated based upon the change in control price and (1) our common stock's performance relative to companies composing the comparison group for the performance-based restricted stock units and (2) the related stock price multiplier for performance-based market stock units. All amounts in respect of accelerated vesting for the December 2011 awards would be paid on December 31, 2014, for the December 2012 awards would be paid on January 1, 2016, and for the December 2013 awards would be paid on January 31, 2017, unless the named executive officer is terminated without cause or resigns for good reason on or after a change in control but before the vesting date, in which case the amount would be paid in a lump sum at such termination. In the event of a change in control, all restricted stock units and performance-based market stock units are converted into a cash value and paid to holders on the applicable dates.

        Our named executive officers' agreements related to equity awards generally define a change in control of Rockwood as:

  (1)
  the date at which any person or entity other than Rockwood or its employee benefit plans becomes the beneficial owner of 30% or more of the combined voting power of its outstanding securities other than through a purchase of such securities directly from Rockwood through a private placement;

  (2)
  the date at which the Incumbent Board no longer represent a majority of the Rockwood board of directors; provided that a member approved by a majority of the Incumbent Board will be counted as a member of the Incumbent Board;

  (3)
  a merger or consolidation of Rockwood with or into another entity, unless immediately following such transaction, 50.1% or more of the voting securities of the surviving entity are beneficially owned by beneficial owners of Rockwood prior to such transaction; or

  (4)
  all or substantially all of the assets of Rockwood are sold or transferred and the (x) Incumbent Board does not directly control the buyer or transferee and (y) financial results of Rockwood and such buyer or transferee are not consolidated for financial reporting purposes.

  Chairman and Chief Executive Officer

        Under the terms of Mr. Ghasemi's employment agreement, Rockwood may terminate Mr. Ghasemi's employment at any time. Unless otherwise terminated, his employment agreement terminates automatically on the August 1st following Mr. Ghasemi's attainment of age 75, which is August 1, 2020. The summary below sets forth the other termination provisions in his employment agreement:

  For Cause or By Mr. Ghasemi Without Good Reason

        If Mr. Ghasemi's employment is terminated for cause or by him without good reason, Mr. Ghasemi will be entitled to receive the following accrued rights (the "Accrued Rights"):

  •
  accrued but unpaid base salary;

  •
  accrued but unpaid supplemental pension benefit;

  •
  earned but unpaid annual cash incentive for the year prior to the year in which the termination occurs;

  •
  accrued but unpaid vacation;

  •
  reimbursement for proper business expenses; and

  •
  employee benefits to which he is entitled.

  Without Cause or By Mr. Ghasemi With Good Reason, Including Following a Change in Control

        If Mr. Ghasemi's employment is terminated without cause by Rockwood or by him with good reason, including a termination following a change in control (as defined above) of Rockwood, Mr. Ghasemi will be entitled to receive the following:

  •
  the Accrued Rights;

  •
  a lump sum pro rata portion of any annual cash incentive for the fiscal year in which the termination occurs based upon actual performance;

  •
  an amount equal to two times the sum of (x) his annual salary and (y) the average of his annual cash incentives for the two full fiscal years prior to such termination, payable in 24 equal monthly installments (or as a lump sum in the case of a termination following a change in control);

  •
  12 monthly supplemental pension benefit payments of $53,000 following termination (or as a lump sum in the case of a termination following a change in control); and

  •
  the value attributable to vesting of certain equity awards. See "Potential Payments upon Termination or Change in Control—Change in Control Relating to Equity Awards" and the below table.

  Death, Disability or Retirement

        If Mr. Ghasemi's employment is terminated due to death, disability or retirement, he or his estate will be entitled to receive the following:

  •
  the Accrued Rights;

  •
  a lump sum pro rata portion of any annual cash incentive for the year in which the termination occurs based upon actual performance;

  •
  in the event of disability, (a) six months of salary continuation and welfare benefits and (b) if eligible, long-term disability benefits;

  •
  in the event of death, (a) $2.1 million in life insurance proceeds and (b) an additional payment of 2 1/2 times his base salary up to a maximum of £2.0 million as a result of bodily injury during business travel resulting in death; and

  •
  the value attributable to vesting of certain equity awards as shown in the below table.

        The following table provides summary information concerning vesting of equity awards granted to our chairman and chief executive officer and his entitlement to certain other benefits upon a change in control or the termination scenarios described below assuming such hypothetical event occurred on December 31, 2012:

Name & Principal Position	Type of Compensation	Death or Disability		Retirement		Termination without Cause or Resignation for Good Reason		Change in Control		Change in Control & Termination
Seifi Ghasemi, Chairman and Chief Executive Officer	Base Salary 2013 Cash Incentive Average Incentive	$0 $2,609,079 $0	(2)	$0 $2,609,079 $0	(2)	$2,200,000 $2,609,079 $2,609,079	(1) (2) (3)	$0 $0 $0		$2,200,000 $2,609,079 $2,609,079	(1) (2) (3)
	Supplemental Pension Benefit Contribution	$0		$0		$636,000	(4)	$0		$636,000	(4)
	Salary Continuation	$565,522	(5)	$0		$0		$0		$0
	Life Insurance Proceeds	$2,100,000	(6)	$0		$0		$0		$0
	Performance-Based Restricted Stock Units	$2,235,781	(7)	$2,235,781	(7)	$2,235,781	(7)	$6,366,358	(8)	$6,366,358	(8)
	Performance-Based Market Stock Units	$2,061,621	(9)	$2,061,621	(9)	$2,061,621	(9)	$5,882,265	(10)	$5,882,265	(10)
	Total	$9,572,003		$6,906,481		$12,351,560		$12,248,623		$20,302,781

*
All values are based on the closing price of our common stock on the last business day of the year ended December 31, 2013 on the New York Stock Exchange of $71.92.

**
Under all of such events, Mr. Ghasemi will be entitled to receive the Accrued Rights except solely in the event of a change in control without termination.

(1)
Represents an amount equal to two times Mr. Ghasemi's 2013 base salary of $1,100,000.

(2)
Represents the pro rata portion of the cash incentive payable based upon 2013 financial performance under the Existing Short-Term Incentive Plan.

(3)
Represents an amount equal to two times the average of the cash incentives awarded to Mr. Ghasemi for 2013 and 2012, which were $2,609,079 and $0, respectively.

(4)
Represents twelve monthly supplemental pension benefit contributions of $53,000 each.

(5)
In the event of disability only, represents six months of salary continuation and welfare benefits until long-term disability benefits apply. This amount assumes Mr. Ghasemi is not eligible for any such long-term disability benefits.

(6)
Represents $2.1 million in life insurance proceeds payable in case of death. An additional payment of 2 1/2 times his base salary would be payable if death occurs during business travel up to a maximum of £2.0 million, but for purposes of this disclosure, we assumed Mr. Ghasemi's hypothetical death does not occur during business travel.

(7)
Represents the pro rata portion of outstanding performance-based restricted stock unit awards that would vest upon such event. For any outstanding awards for which the actual performance against the relevant target is not yet known, such pro rata portion is based upon the targeted award from the grant date through the hypothetical termination date. For a termination without cause under the December 2011, 2012 and 2013 grants, the vesting of any amount is subject to the sole discretion of the Committee. This amount assumes the Committee awarded such pro rata portion to Mr. Ghasemi at target amounts. For a resignation by Mr. Ghasemi for good reason, none of the outstanding performance-based restricted stock unit awards would vest.

(8)
Represents the vesting of all outstanding performance-based restricted stock unit awards that would vest upon such event. Under the December 2011, 2012 and 2013 grants, these performance-based restricted stock units generally become vested and converted into the right to receive a cash payment based on the sum of (x) the product of (a) the price per share paid in the Rockwood change in control transaction, (b) a stockholder return multiplier based on Rockwood's stock price performance in relation to its peers and (c) the number of securities underlying the performance-based restricted stock units and (y) interest on such amount from the closing of such change in control transaction through the end of the relevant vesting period. For purposes of this table, awards are assumed to vest at targeted amounts. In the event of a termination of employment without cause by Rockwood or a resignation by the employee for good reason on or after a change in control, but prior to the respective vesting date, the cash payment will be accelerated.

(9)
Represents the pro rata portion of outstanding performance-based market stock unit awards that would vest upon such event based upon the targeted award from the grant date through the hypothetical termination date. For a termination without cause under the December 2011, 2012 and 2013 grants, the vesting of any amount is subject to the sole discretion of the Committee. This amount assumes the Committee awarded such pro rata portion to Mr. Ghasemi at target amounts. For a resignation by Mr. Ghasemi for good reason, none of the outstanding performance-based market stock unit awards would vest.

(10)
Represents the vesting of all outstanding performance-based market stock unit awards that would vest upon such event. However, under the December 2011, 2012 and 2013 grants, these performance-based market stock units generally become vested and converted into the right to receive a cash payment based on the sum of (x) the product of (a) the price per share paid in the Rockwood change in control transaction (b) a stock multiplier calculated as the quotient of (i) the change in control price, divided by (ii) the beginning stock price and (c) the number of securities underlying the performance-based market stock units and (y) interest on such amount from the closing of such change in control transaction through the end of the relevant vesting period. For purposes of this table, awards are assumed to vest at targeted amounts. In the event of a termination of the employee's employment without cause by Rockwood or a resignation by the employee for good reason on or after a change in control, but prior to the respective vesting date, the cash payment will be accelerated.

  Other Named Executive Officers

        Under the terms of the employment agreements with Messrs. Zatta and Riordan (each, a "Senior Executive"), Rockwood may terminate the employment of such Senior Executive at any time. Unless otherwise terminated, the respective employment agreements for Messrs. Zatta and Riordan terminate automatically on the August 1st following each of their attainment of age 70, which is August 1, 2019 and August 1, 2020, respectively. The summary below sets forth the other termination provisions in the employment agreements for Messrs. Zatta and Riordan:

  For Cause or By Senior Executive Without Good Reason

        If the Senior Executive's employment is terminated by Rockwood for cause or by him without good reason, he will be entitled to receive the following accrued rights (the "Senior Executive Accrued Rights"):

  •
  accrued but unpaid base salary; and

  •
  earned but unpaid annual cash incentive for the year prior to the year in which the termination occurs.

  Without Cause or By Senior Executive With Good Reason Prior to or Following a Change in Control

        If prior to or following a change in control the Senior Executive's employment is terminated by Rockwood without cause or by him with good reason, he will be entitled to receive the following:

  •
  Senior Executive Accrued Rights;

  •
  a lump sum pro rata portion of any annual cash incentive for the fiscal year in which the termination occurs;

  •
  an amount equal to Rockwood's matching and non-elective contributions to its qualified and non-qualified plans based on his most recent deferral elections and salary, respectively, at the end of the 12th month following such termination;

  •
  monthly payments over the Severance Period (as defined therein but not to exceed 24 months) equal to the sum of (x) his monthly base salary and (y) 1/12th of his average annual cash incentive over the last two full fiscal years;

  •
  healthcare benefits under COBRA for 12 months or until his COBRA eligibility ceases;

  •
  a cash payment of $50,000 in lieu of other benefits such person was entitled to while employed with Rockwood;

  •
  continued use of Rockwood automobile for 12 months;

  •
  outplacement support for up to 12 months after termination (following a Change in Control only); and

  •
  the value attributable to vesting of certain equity awards. See "Potential Payments upon Termination or Change in Control—Change in Control Relating to Equity Awards" and the below table.

  Death, Disability or Retirement

        If the Senior Executive's employment is terminated due to disability or death, he or his estate will be entitled to receive the following:

  •
  Senior Executive Accrued Rights;

  •
  a lump sum pro rata portion of any annual cash incentive for the fiscal year in which the termination occurs;

  •
  in the event of death, a payment of 2 1/2 times his base salary up to a maximum of £2.0 million as a result of bodily injury during business travel resulting in death; and

  •
  the value attributable to vesting of certain equity awards as described in the below table.

        The below table provides summary information concerning vesting of equity awards granted to our named executive officers other than our chairman and chief executive officer and entitlement to certain other benefits upon a change in control or the termination scenarios described below assuming such hypothetical event occurred on December 31, 2013:

Name & Principal Position	Type of Compensation	Death or Disability		Retirement		Termination without Cause or Resignation for Good Reason		Change in Control		Change in Control & Termination
Robert J. Zatta, Senior Vice President and Chief Financial Officer	Auto Allowance Severance Payment Retirement Payment Healthcare Benefits	$0 $0 $0 $0		$0 $0 $0 $0		$31,886 $1,181,918 $137,285 $17,434	(1) (2) (3) (4)	$0 $0 $0 $0		$31,886 $1,181,918 $137,285 $17,434	(1) (2) (3) (4)
	2013 Cash Incentive	$681,918	(5)	$681,918	(5)	$681,918	(5)	$0		$681,918	(5)
	Benefit Replacement Payment	$0		$0		$50,000	(6)	$0		$50,000	(6)
	Performance-Based Restricted Stock Units	$554,051	(7)	$554,051	(7)	$554,051	(7)	$1,687,243	(8)	$1,687,243	(8)
	Performance-Based Market Stock Units	$510,391	(9)	$510,391	(9)	$510,391	(9)	$1,559,082	(10)	$1,559,082	(10)
	Total	$1,746,360		$1,746,360		$3,164,883		$3,246,325		$5,346,766
Thomas J. Riordan, Senior Vice President, Law & Administration	Auto Allowance Severance Payment Retirement Payment	$0 $0 $0		$0 $0 $0		$31,641 $1,028,269 $119,378	(1) (2) (3)	$0 $0 $0		$31,641 $1,028,269 $119,378	(1) (2) (3)
	Healthcare Benefits	$0		$0		$24,055	(4)	$0		$24,055	(4)
	2013 Cash Incentive	$593,269	(5)	$593,269	(5)	$593,269	(5)	$0		$593,269	(5)
	Benefit Replacement Payment	$0		$0		$50,000	(6)	$0		$50,000	(6)
	Performance-Based Restricted Stock Units	$554,051	(7)	$554,051	(7)	$554,051	(7)	$1,687,243	(8)	$1,687,243	(8)
	Performance-Based Market Stock Units	$510,391	(9)	$510,391	(9)	$510,391	(9)	$1,559,082	(10)	$1,559,082	(10)
	Total	$1,657,711		$1,657,711		$2,911,054		$3,246,325		$5,092,937

*
All values are based on the closing price of our common stock on the last business day of the year ended December 31, 2013 on the New York Stock Exchange of $71.92.

**
Under all of such events, other than a change in control without termination, the named executive officer will be entitled to receive the Senior Executive Accrued Rights discussed above. In the event of death, Messrs. Zatta and Riordan would also receive life insurance proceeds of $600,000 under a plan available to employees generally and an additional payment of 2 1/2 times his base salary would be payable if death occurs during business travel up to a maximum of £2.0 million.

(1)
Represents auto allowance for a 12-month period.

(2)
Represents the aggregate amount of monthly payments over 24 months equal to the sum of (x) monthly base salary and (y) 1/12th of average annual cash incentive over the last two full fiscal years, which were $681,918 and $0, respectively for Mr. Zatta and $593,269 and $0, respectively for Mr. Riordan.

(3)
Represents the amount of Rockwood contributions to qualified and non-qualified plans based upon 2013 deferral elections and salary.

(4)
Assumes continuation of health care coverage for one year from the effective date of termination (or until COBRA eligibility ceases).

(5)
Represents the pro rata portion of the cash incentive payable based upon 2013 financial performance under the Existing Short-Term Incentive Plan.

(6)
Represents a cash payment of $50,000 in lieu of other benefits such person was entitled to while employed with Rockwood.

(7)
Represents the pro rata portion of outstanding performance-based restricted stock unit awards that would vest upon such event from the grant date through the hypothetical termination date. For a termination without cause under the December 2011, 2012 and 2013 grants, the vesting of any amount is subject to the sole discretion of the Committee. This amount assumes the Committee awarded such pro rata portion to such named executive officer at target amounts. For a resignation by such named executive officer for good reason, none of the outstanding performance-based restricted stock unit awards would vest.

(8)
Represents the vesting of all outstanding performance-based restricted stock unit awards that would vest upon such event. However, under the December 2011, 2012 and 2013 grants, these performance-based restricted stock units generally become vested and converted into the right to receive a cash payment based on the sum of (x) the product of (a) the price per share paid in the Rockwood change in control transaction, (b) a stockholder return multiplier based on Rockwood's stock price performance in relation to its peers and (c) the number of securities underlying the performance-based restricted stock units and (y) interest on such amount from the closing of such change in control transaction through the end of the relevant vesting period. For purposes of this table, awards are assumed to vest at targeted amounts. In the event of a termination of employment without cause by Rockwood or a resignation by the employee for good reason on or after a change in control, but prior to the respective vesting date, the cash payment will be accelerated.

(9)
Represents the pro rata portion of outstanding performance-based market stock unit awards that would vest upon such event based upon the targeted award from the grant date through the hypothetical termination date. For a termination without cause under the December 2011, 2012 and 2013 grants, the vesting of any amount is subject to the sole discretion of the Committee. This amount assumes the Committee awarded such pro rata portion to such named executive officer at target amounts. For a resignation by such named executive officer for good reason, none of the outstanding performance-based market stock unit awards would vest.

(10)
Represents the vesting of all outstanding performance-based market stock unit awards that would vest upon such event. However, under the December 2011, 2012 and 2013 grants, these performance-based market stock units generally become vested and converted into the right to receive a cash payment based on the sum of (x) the product of (a) the price per share paid in the Rockwood change in control transaction (b) a stock multiplier calculated as the quotient of (i) the change in control price, divided by (ii) the beginning stock price and (c) the number of securities underlying the performance-based market stock units and (y) interest on such amount from the closing of such change in control transaction through the end of the relevant vesting period. For purposes of this table, awards are assumed to vest at targeted amounts. In the event of a termination of the employee's employment without cause by Rockwood or a resignation by the employee for good reason on or after a change in control, but prior to the respective vesting date, the cash payment will be accelerated.

          In addition, Messrs. Zatta and Riordan are entitled to outplacement support for up to 12 months from their termination by Rockwood without cause or by the executive officer for good reason within two years following a change in control.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2013 with respect to our compensation plan (including individual compensation arrangements) under which our equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under the equity compensation plan (excluding securities reflected in column (a)) (c)
Equity compensation plan approved by stockholders	1,654,977	$19.10	8,811,703
Equity compensation plan not approved by stockholders	0	$0	0

(1)
Includes an aggregate of 854,499 shares of common stock underlying performance-based market and restricted stock units. The amount of shares included represents a targeted amount of shares to be issued upon vesting of the performance-based restricted stock units. The number of shares actually awarded at the time of vesting may range from zero to one and one-half the targeted amount based upon the achievement or failure to achieve certain targets. For a further discussion of these performance-based restricted stock units, please see the "Compensation Discussion and Analysis—Long-Term Equity Compensation."

(2)
The performance-based market and restricted stock units included in column (a) are not included in this calculation of weighted average exercise price as such units, by their nature, have no exercise price. Please see "Compensation Discussion and Analysis—Long-Term Equity Compensation" for additional information on performance-based market and restricted stock units.

 STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

        The following table and accompanying footnotes show information as of March 14, 2014, regarding the beneficial ownership of our common stock by:

  •
  each person who is known by us to beneficially own more than 5% of our common stock;

  •
  each of our directors and named executive officers; and

  •
  all of our directors and executive officers as a group.

        Unless otherwise indicated, the address of each person named in the table below is c/o Rockwood Holdings, Inc., 100 Overlook Center, Princeton, NJ 08540.

Name and Address of Beneficial Owner	Beneficial Ownership of Our Common Stock(1)	Percentage of Our Common Stock
T. Rowe Price Associates, Inc.(2)	11,112,050	15.0%
First Eagle Investment Management, LLC(3)	5,002,758	6.8%
Iridian Asset Management LLC(4)	4,093,603	5.5%
The Vanguard Group(5)	4,049,875	5.5%
Orbis Investment Management Limited(6)	3,698,223	5.0%
Seifi Ghasemi(7)	1,255,567	1.8%
Robert J. Zatta(8)	102,893	*
Thomas J. Riordan(9)	98,749	*
Nance K. Dicciani(10)	34,252	*
Sheldon R. Erikson(11)	34,724	*
Douglas L. Maine(12)	45,352	*
J. Kent Masters(13)	24,752	*
Alejandro Wolff(14)	850	*
All directors and executive officers of Rockwood Holdings as a group (8 persons)(15)	1,847,206	2.5%

*
Indicates ownership of less than 1%

(1)
The amounts and percentages of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)
Based solely on a Schedule 13G/A filed on February 13, 2014 with the SEC by this beneficial owner with respect to shares shown as beneficially owned by T. Rowe Price Associates, Inc. ("Price Associates") as of December 31, 2013 of which it has sole voting power over 2,273,320 shares and sole dispositive power over 11,112,050 shares. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individuals and institutional investors which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)
Based solely on a Schedule 13G filed on February 14, 2014 with the SEC by First Eagle Investment Management, LLC with respect to shares shown as beneficially owned by these beneficial owners as of December 31, 2013, of which they have sole voting power over 2,231,918 shares, shared voting power over 1,627,370 and sole dispositive power over 5,002,758 shares. The address of First Eagle is 1345 Avenue of the Americas, New York, New York 10105.

(4)
Based solely on a Schedule 13G/A filed on February 4, 2014 with the SEC by and on behalf of Iridian Asset Management LLC ("Iridian"), David L. Cohen ("Cohen") and Harold J. Levy ("Levy") with respect to shares shown as beneficially owned by Iridian as of December 31, 2013. Iridian is indirectly majority owned by Cohen and Levy and family trusts owned by them. The address of Iridian, Cohen and Levy is 276 Post Road West, Westport CT 06880-4704.

Messrs. Cohen and Levy disclaim beneficial ownership of the 4,044,540 shares over which Iridian has shared voting and dispositive power. Levy has direct beneficial ownership of 49,063 shares owned by him.

(5)
Based solely on a Schedule 13G filed on February 12, 2014 with the SEC by The Vanguard Group with respect to shares shown as beneficially owned by these beneficial owners as of December 31, 2013, of which they have sole voting power over 46,988 shares, shared dispositive power over 41,688 and sole dispositive power over 4,008,187 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)
Based solely on a Schedule 13G filed on February 14, 2014 with the SEC by Orbis Investment Management Limited ("OIML") and Orbis Asset Management Limited ("OAML") with respect to shares shown as beneficially owned by these beneficial owners as of December 31, 2013, of which they have sole voting and sole dispositive power over 3,698,223 shares. The address of OIML and OAML is Orbis House, 25 Front Street, Hamilton HM 11, Bermuda.

(7)
Shares of our common stock shown as beneficially owned by Mr. Ghasemi include 589,521 shares underlying exercisable stock options held by him and 666,046 shares held by him, but excludes 170,309 shares underlying unvested restricted stock units (assuming no increase or decrease in the grant of restricted stock units in connection with the achievement of or failure to achieve certain performance measures) held by him.

(8)
Shares of our common stock shown as beneficially owned by Mr. Zatta include 102,893 shares, but excludes 45,138 shares underlying unvested restricted stock units (assuming no increase or decrease in the grant of restricted stock units in connection with the achievement of or failure to achieve certain performance measures) held by him.

(9)
Shares of our common stock shown as beneficially owned by Mr. Riordan include 98,749 shares, but excludes 45,138 shares underlying unvested restricted stock units (assuming no increase or decrease in the grant of restricted stock units in connection with the achievement of or failure to achieve certain performance measures) held by him.

(10)
Shares of our common stock shown as beneficially owned by Dr. Dicciani include 6,211 shares underlying exercisable stock options held by her, 13,000 shares purchased by her and 15,041 shares awarded to her for service on the board of directors.

(11)
Shares of our common stock shown as beneficially owned by Mr. Erikson include 17,850 shares purchased by him and 16,874 shares awarded to him for service on the board of directors.

(12)
Shares of our common stock shown as beneficially owned by Mr. Maine include 28,478 shares purchased by him and 16,874 shares awarded to him for service on the board of directors.

(13)
Shares of our common stock shown as beneficially owned by Mr. Masters include 7,878 shares underlying exercisable stock options held by him and 16,874 shares awarded to him for service on the board of directors.

(14)
Shares of our common stock shown as beneficially owned by Ambassador Wolff include 850 shares awarded to him for service on the board of directors.

(15)
Shares of our common stock shown as beneficially owned by the directors and executive officers as a group include 603,610 shares underlying exercisable stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act, requires Rockwood's executive officers, directors, persons who beneficially own more than 10% of a registered class of the Rockwood's equity securities and certain entities associated with the foregoing to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. These parties are required by SEC rules to furnish Rockwood with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC.

        Based solely on Rockwood's review of the copies of such forms and amendments thereto it has received, we believe that with respect to the fiscal year ended December 31, 2013, all of these parties complied with all applicable filing requirements, except for the following untimely Form 4 filings: (a) for each of our named executive officers, (i) the acquisition of dividend equivalent units on restricted stock units, on four occasions each, (ii) in connection with our annual equity awards to our named executive officers in December 2013; and (b) for each of our independent directors, reports reflecting our quarterly grant in December 2013 that is part of the Company's non-management director compensation.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Transactions with Related Persons

        The board of directors has adopted a written policy for review, approval and monitoring of transactions involving the Company and "related persons," who are defined as directors and executive officers or their immediate family members, or stockholders owning five percent or more of our outstanding common stock. The policy covers any related person transaction that meets the minimum required threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). In considering a transaction involving the Company and a related person, the corporate governance and nominating committee or the board of directors, as applicable, will consider, among other things, factors such as:

  •
  the extent of the related persons interest in the transaction;

  •
  the availability of other sources of comparable products or services;

  •
  the terms of the transaction and the benefit to the Company;

  •
  the value of the transaction;

  •
  how the transaction may impact the judgment of the related person; and

  •
  any other factors deemed appropriate by the committee or the board of directors.

        Under the policy, the affected director or executive officer will bring the matter to the attention of the senior vice president, law & administration, who will communicate such information to the corporate governance and nominating committee, which will review the related party transaction. Under the policy, related party transactions must be approved by the corporate governance and nominating committee, although the chairperson of the corporate governance and nominating committee may approve any related party transaction that involves an amount less than $1 million. However, any related party transaction that involves an amount in excess of $5 million requires the approval of the board of directors. The board is not aware of any related party transactions between the Company and any person deemed a "related party" during 2013.

  Indemnification and Insurance

        The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

        Our amended and restated certificate of incorporation and our amended and restated by-laws provide that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We are also expressly authorized to advance certain expenses (including attorneys' fees and disbursements and court costs) and carry directors' and officers' insurance providing indemnification for our directors, officers and employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

 ANNUAL REPORT AND HOUSEHOLDING

        A copy of the Annual Report of the Company for the 2013 Fiscal Year is being made available concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

        In order to reduce printing and postage costs, only one Annual Report, one Proxy Statement and/or one Notice of Internet Availability of Proxy Materials, as applicable, generally will be mailed to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report or one Proxy Statement and you wish to receive an additional copy or copies of these documents now and/or in the future, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please call (609) 514-0300 or send a written request to the Senior Vice President, Law & Administration, and Secretary of the Company, at the Company's principal executive offices at 100 Overlook Center, Princeton, New Jersey 08540.

*********************

        It is important that your shares be represented at the annual meeting, regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the annual meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

                      By order of the board of directors

                      Thomas J. Riordan
                      Senior Vice President, Law & Administration and Secretary

March 28, 2014
Princeton, New Jersey

 APPENDIX A

AMENDED AND RESTATED 2009 ROCKWOOD HOLDINGS, INC.
STOCK INCENTIVE PLAN

1.     Purpose of the Plan

        This Plan (as defined below) amends and restates the 2009 Rockwood Holdings, Inc. Stock Incentive Plan, as previously amended and restated (and further amended) and in effect prior to the Effective Date (as defined below) (such prior plan, the "Prior Plan"). The purpose of the Plan (as defined below) is to aid Rockwood Holdings, Inc., a Delaware corporation (the "Company") and its Affiliates in recruiting and retaining key employees, directors or other independent contractors and to motivate such employees, directors or other independent contractors to exert their best efforts on behalf of the Company and its Affiliates and align their interests with those of the stockholders of the Company by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees, directors or independent contractors will have in the welfare of the Company as a result of their proprietary interest in the Company's success.

2.     Definitions

        The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

          (a)    Act:    The Securities Exchange Act of 1934, as amended, or any successor thereto.

          (b)    Affiliate:    With respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

          (c)    Award:    An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

          (d)    Beneficial Owner:    A "beneficial owner", as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

          (e)    Board:    The Board of Directors of the Company.

          (f)    Change in Control:    The earliest date at which:

            (i)    any Person (which term shall mean any individual, corporation, partnership, group, association or other "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than the Company or any employee benefit plans sponsored by the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's outstanding "Voting Securities" (which term shall mean securities which under ordinary circumstances are entitled to vote for the election of directors of the Company), other than through the purchase of Voting Securities directly from the Company through a private placement;

            (ii)   individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board, shall from and after such election be deemed to be a member of the Incumbent Board;

            (iii)  a merger or consolidation involving the Company or its Shares or an acquisition by the Company, directly or indirectly or through one or more subsidiaries, of another entity or its stock or assets in exchange for the Shares of the Company is consummated, unless, immediately following such transaction, 50.1% or more of the then outstanding Voting Securities of the surviving or resulting corporation or entity will be (or is) then beneficially owned, directly or indirectly, by the individuals and entities who were the Beneficial Owners of the Company's outstanding Voting Securities immediately prior to such transaction (treating, for purposes of determining whether the 50.1% continuity test is met, any ownership of the Voting Securities of the surviving or resulting corporation or entity that results from a stockholder's ownership of the stock of, or other ownership interest in, the corporation or other entity with which the Company is merged or consolidated as not owned by persons who were Beneficial Owners of the Company's outstanding Voting Securities immediately prior to the transaction); or

            (iv)  all or substantially all of the assets of the Company are sold or transferred to a Person as to which (A) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (B) the financial results of the Company and such Person are not consolidated for financial reporting purposes.

          (g)    Code:    The Internal Revenue Code of 1986, as amended, or any successor thereto.

          (h)    Committee:    The Compensation Committee of the Company's Board (or a subcommittee thereof), or such other subcommittee of the Board to which the Board has delegated power to act under or pursuant to the provisions of the Plan or the full Board.

          (i)    Company:    Rockwood Holdings, Inc., a Delaware corporation.

          (j)    Effective Date:    The date the stockholders of the Company approve the Plan.

          (k)    Employment:    The term "Employment" as used herein shall be deemed to refer to (i) a Participant's employment, if the Participant is an employee of the Company or any of its Subsidiaries, (ii) a Participant's services as an independent contractor, if the Participant is an independent contractor to the Company or its Subsidiaries, and (iii) a Participant's services as an non-employee director, if the Participant is a non-employee member of the Board.

          (l)    Fair Market Value:    On a given date, (i) if there should be a public market for the Shares on such date, the closing price of the Shares as reported on such date on the composite tape of the principal national securities exchange on which such Shares are listed or admitted to trading (if such date is not a trading date, the closing price on the trading date immediately preceding such date) and (ii) if there should not be a public market for the Shares on such date, the "Fair Market Value" shall be the value of the Shares established by the Committee in good faith.

          (m)    ISO:    An Option that is also an "incentive stock option" within the meaning of Section 422 of the Code, granted pursuant to Section 6(d) of the Plan.

          (n)    Option:    Any stock option granted pursuant to Section 6 of the Plan.

          (o)    Option Price:    The purchase price per Share of an Option, as determined pursuant to Section 6 of the Plan.

          (p)    Other Stock-Based Awards:    Awards granted pursuant to Section 8 of the Plan.

          (q)    Participant:    An employee, director or independent contractor who is selected by the Committee to participate in the Plan.

          (r)    Performance-Based Awards:    Certain Other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

          (s)    Plan:    This Amended and Restated 2009 Rockwood Holdings, Inc. Stock Incentive Plan, effective as of [                        ], 2014, as amended from time to time.

          (t)    Shares:    Shares of common stock of the Company, par value $0.01.

          (u)    Stock Appreciation Right:    A stock appreciation right granted pursuant to Section 7 of the Plan.

          (v)    Subsidiary:    A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.     Shares Subject to the Plan

        Subject to Section 9, the total number of Shares which may be issued under the Plan is 9,957,800 (which number is inclusive of Shares subject to Awards that are outstanding as of the Effective Date), of which the maximum number of Shares for which Options and Stock Appreciation Rights, collectively, may be granted to any one Participant in any given calendar year is 1,000,000. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares, Shares delivered in exchange for the payment of cash or other property upon the exercise of an Award, or Shares subject to Awards that are cancelled or terminated in exchange for cash or other property, shall, in each case, reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards which terminate or lapse without the payment of consideration, Shares withheld by the Company in payment of taxes or exercise prices, or Shares subject to Awards that are replaced, exchanged or otherwise forfeited, may, in each case, be granted again under the Plan.

4.     Administration

        (a)    Delegation.    The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as "Non-Employee Directors" within the meaning of Rule 16b-3 under the Act (or any successor rule thereto), "independent directors" within the meaning of the applicable principal national exchange listed company rules and "outside directors" within the meaning of Section 162(m) of the Code (or any successor section thereto). Additionally, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time and in no event may such authority be delegated with respect to the granting of Awards to employees who are subject to Section 16 of the Act nor if the delegation of any such authority would result in Awards that are otherwise intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code failing to so qualify.

        (b)    Interpretation.    The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan and/or any Award agreement in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan and/or any Award agreement, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

        (c)    Terms.    The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

        (d)    Taxes.    The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of, or delivery of Shares subject to, an Award. Subject to the following proviso (including due to applicable law or accounting rules), the Participant may pay such withholding taxes upon, or in advance of, the taxable event under any Award in cash (in cash, by check or by a combination thereof), or in Shares or in a combination of cash and Shares; provided that, with respect to any payment in whole or in part in Shares, any such Shares have been held by the Participant for such period, if any, as established by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles, or have been withheld by the Company from Shares that would have otherwise been received by the Participant upon exercise or settlement of the Award.

        (e)   Notwithstanding the foregoing, without stockholder approval, except as otherwise permitted under Section 9 of the Plan, (i) no waiver, amendment or modification of an Award may reduce the Option Price of any Option or the exercise price of any Stock Appreciation Right, (ii) the Committee may not cancel any outstanding Option or Stock Appreciation Right and replace it with a new Option or Stock Appreciation Right (with a lower Option Price or exercise price, as the case may be) or other Award or cash (or otherwise cause the Award to fail to qualify for equity accounting treatment) and (iii) the Committee may not take any other action which is considered a "repricing" for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

        (f)    Rounding.    For the purposes of a full or partial payment of the exercise price and/or applicable withholding taxes in Shares in the event that the quotient of the aggregate amount owed to pay the exercise price and/or applicable withholding taxes divided by the Fair Market Value shall include a fractional share, the Participant (or any other person authorized pursuant to the applicable Award agreement) shall round up and provide the Company with a full share.

5.     Limitations

        No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6.     Terms and Conditions of Options

        Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

          (a)    Option Price.    The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted.

          (b)    Exercisability.    Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted; provided, however, that (other than with respect to any ISO or as would otherwise result in a violation of Section 409A and the guidance issued thereunder) to the extent an Option would expire at a time when the holder of such Option is prohibited by applicable law or the Company's insider trading policy from selling or otherwise disposing of Shares that he or she would otherwise acquire upon exercise of such Option, then such Option shall nevertheless be exercisable until the thirtieth (30th) day following the date such prohibition lapses.

          (c)    Exercise of Options.    Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. The exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) or (iv) of the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by personal check); (ii) in Shares, having a Fair Market Value on the exercise date of the Option equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for such period, if any, as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles; (iii) partly in cash and partly in Shares in accordance with the provisions of clause (ii); (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased in accordance with a cashless exercise program that is compliant with applicable securities laws; or (v) through having a number of Shares with a Fair Market Value on the exercise date of the Option equal to the aggregate Option Price for the Shares being purchased withheld by the Company from Shares that would have otherwise been received by the Participant upon exercise of the Option. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, satisfied any other conditions imposed by the Committee pursuant to the Plan.

          (d)    ISOs.    The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who, at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be a nonqualified stock option granted under the Plan. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

          (e)    Attestation.    Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of being a Beneficial Owner of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

7.     Terms and Conditions of Stock Appreciation Rights

        (a)    Grants.    The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by the related Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

        (b)    Terms.    The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee, but in no event shall such amount be less than 100% of the Fair Market Value of a Share on the date the Stock Appreciation Right is granted; provided, however, that in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, multiplied by (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange thereof an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, multiplied by (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded down to the next whole Share.

        (c)    Limitations.    The Committee may impose, in its discretion, such conditions upon the exercisability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted; provided, however, that (other than as would otherwise result in a violation of Section 409A and the guidance issued thereunder) to the extent a Stock Appreciation Right would expire at a time when the holder of such Stock Appreciation Right is prohibited by applicable law or the Company's insider trading policy from selling or otherwise disposing of Shares that he or she would otherwise acquire upon exercise of such Stock Appreciation Right, then such Stock Appreciation Right shall nevertheless be exercisable until the thirtieth (30th) day following the date such prohibition lapses.

8.     Other Stock-Based Awards

        (a)    Generally.    The Committee, in its sole discretion, may grant or sell Awards of Shares, Awards of restricted Shares, restricted Share units and other Awards that are valued in whole or in part by reference to, or are otherwise based on, the Fair Market Value of Shares ("Other Stock-Based Awards"). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-

Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

        (b)    Performance-Based Awards.    Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 8 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) ("Performance-Based Awards"). A Participant's Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders' equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets and (xix) total stockholder return. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. Without limiting the generality of the foregoing (and to the degree consistent with Section 162(m) of the Code), the Committee shall have the authority, at the time it establishes the performance objectives for any given performance period, to make equitable adjustments in the business criteria in recognition of unusual or non-recurring events affecting the Company or its operating units, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in generally accepted accounting principles, or as the Committee determines to be appropriate to reflect a true measurement of the profitability of the Company or its operating units, as applicable and to otherwise satisfy the objectives of the Plan. The maximum amount of a Performance-Based Award that may be granted during any calendar year to any Participant shall be: (x) with respect to Performance-Based Awards that are settled in Shares, $20 million worth of Shares (based on the Fair Market Value on the date of grant) Shares and (y) with respect to Performance-Based Awards that are not settled in Shares, $20 million. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less (but not more) than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 409A of the Code, elect to defer payment of a Performance-Based Award.

9.     Adjustments Upon Certain Events

        Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

          (a)    Generally.    In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, or in the event of any reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends, or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 16 below), as to (i) the number and/or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan and/or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options, or Stock Appreciation Rights restricted Shares of and Performance-Based Awards may be granted during a calendar year to any Participant, (iii) the maximum dollar amount of a Performance-Based Award that may be granted during a calendar year to any Participant, (iv) the Option Price or exercise price of any Stock Appreciation Right and/or (v) any other affected terms of such Awards.

          (b)    Change in Control.    In the event of a Change in Control after the Effective Date, unless otherwise determined by the Committee in the applicable Award agreement (and to the extent permissible under Section 409A of the Code):

            (i)    prior to the second anniversary of the date of such Change in Control, any given Participant's employment is terminated by the Company or any of its Affiliates (or successors in interest) without Cause (as such term is defined in the applicable Award agreement or if no such definition is contained therein, in the Participant's employment agreement with the Company or any Subsidiary thereof, but if no such definition is contained therein, then any applicable Company policy) or by the Participant for Good Reason (as such term is defined in the applicable Award agreement or if no such definition is contained therein, in the Participant's employment agreement with the Company or any Subsidiary thereof, but if no such definition is contained therein, then the terms of this Section 9(b)(i) shall not apply upon any voluntary termination by the Participant) that occurs, then, notwithstanding any other provision of the Plan to the contrary, with respect to all or any portion of the Participant's then outstanding Award or Awards: (A) the then outstanding Options and Stock Appreciation Rights shall become immediately exercisable on the date of such termination of employment; (B) any performance periods in effect on of the date such termination of employment occurs shall end on such date, and with respect to each such performance period, the extent to which all applicable performance goals have been achieved with respect to a given Award shall be determined based on actual performance as measured under the Award as of the date of the Change in Control; and (C) all Awards that have been previously deferred shall be settled in full as soon as practicable, but if any only if, with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, and such settlement does not contradict any pre-existing deferral election under any other plan, program or arrangement of the Company or any of its Affiliates then in effect; but in any event

            (ii)   the Committee may (subject to Section 13 below), but shall not be obligated to, (A) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, shall equal the excess, if any, of the dollar value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights (and any such Options or Stock Appreciation Rights that have an aggregate exercise price that equals or exceeds such aggregate dollar value consideration shall be cancelled for no consideration), (B) provide that any Options or Stock Appreciation Right having an exercise price per Share that is greater than the per Share dollar value of the consideration to be paid in the Change in Control transaction to a holder of a Share shall be cancelled without payment of any consideration therefor, (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (D) provide that for a period of at least ten (10) business days prior to the Change in Control, such Options shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options shall terminate and be of no further force and effect. For the avoidance of doubt, not all Awards shall be required to be treated in a uniform manner (e.g., the Committee may in its discretion elect to cancel certain Awards and substitute other Awards) under the provisions of this Section 9(b).

10.   No Right to Employment, Awards or Compensation

        The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company's or Affiliate's right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated). Absent express provisions to the contrary, any grant under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or its Subsidiaries and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to level of compensation. This Plan is not a "retirement plan" or "welfare plan" under the Employee Retirement Income Security Act of 1974, as amended.

11.   Successors and Assigns

        The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

12.   Nontransferability of Awards

        Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. The Committee (on such terms, conditions and limitations as it determines) may permit an Award to be transferred or transferable to heirs, legatees, personal representatives or distributees of the Participant, in each case, for no consideration and only to the extent permissible by law and, in the case of an ISO, to the extent permissible under Section 422 of the Code.

13.   Amendments or Termination; Prior Plan

        (a)    Amendments or Termination of Plan.    The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made (a) without the approval of the stockholders of the Company, if such action would (except as is provided in Section 9(a) of the Plan) increase the total number of Shares reserved for the purposes of the Plan, change the maximum number of Shares for which Awards may be granted to any Participant or otherwise be required to be approved by such stockholders under applicable law or applicable securities exchange listing requirements or (b) without the consent of a Participant, if such action would materially diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Board may amend the Plan without the consent of any Participant if it deems necessary to amend the Plan to satisfy the requirements of applicable laws.

        (b)    Prior Plan.    This Plan shall govern all Awards granted pursuant to the Prior Plan, as well as any Awards granted on and after the Effective Date hereunder; except, for the avoidance of doubt, in the event that any term of this Plan conflicts with and would cause a material diminution in the rights of a Participant with respect to any Award held by the Participant that was granted pursuant to the Prior Plan and outstanding on or after the Effective Date, the conflicting terms of such Award agreement (or the Prior Plan, as applicable), shall govern in lieu of the terms of this Plan.

14.   International Participants

        With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) "covered employees" within the meaning of Section 162(m) of the Code, the Committee may, subject to Section 13(a) above, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms to the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate. In addition, to the provisions of Section 10 above, there are no acquired rights which will accrue to such Participants from the granting of Awards under the Plan.

15.   Choice of Law

        The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

16.   Section 409A Compliance

        This Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. In the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to actual payment to such Participant of such amount, the Company may, subject to Section 13(a) above, (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

        In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code which, with respect to any Participant who is a "specified employee" within the meaning of Section 409A of the Code, will be no earlier than the first day following six months after termination of Employment (other than due to death), if such payment is payable in respect of such termination. The Company shall use commercially reasonable efforts to implement the provisions of this Section 16 in good faith; provided that neither the Company, the

Committee nor any of the Company's employees, directors, representatives or agents shall have any liability to Participants with respect to this Section 16.

17.   Effectiveness of the Plan

        The Plan shall be effective as of the Effective Date.

  Approved By: Compensation Committee
  Approval Date: March 11, 2009
  Approved By: Board of Directors
  Approval Date: March 11, 2009
  Approved By: Stockholders
  Approval Date: April 23, 2009
  Date of amendment and restatement: February 9, 2012
  Approved By: Compensation Committee
  Approval Date: January 25, 2012
  Approved By: Board of Directors
  Approval Date: February 9, 2012
  Date of further amendment: February 22, 2013
  Approved By: Board of Directors
  Approval Date: February 22, 2013
  Date of further amendment and restatement: March 26, 2014
  Approved By: Compensation Committee
  Approval Date: March 26, 2014
  Approved By: Board of Directors
  Approval Date: March 26, 2014
  Approved By: Stockholders
  Approval Date:

 APPENDIX B

AMENDED AND RESTATED 2009 ROCKWOOD HOLDINGS, INC.
SHORT-TERM INCENTIVE PLAN

1.     Purpose of the Plan

        The purpose of this Amended and Restated 2009 Rockwood Holdings, Inc. Short-Term Incentive Plan is to enable the Company, its Subsidiaries and any Service Recipient to attract, retain, motivate and reward executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company's performance.

2.     Definitions

        The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

          (a)   "Board" shall mean the Board of Directors of the Company.

          (b)   "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.

          (c)   "Committee" shall mean the Compensation Committee of the Board (or such other committee or subcommittee thereof as the Board may designate).

          (d)   "Company" shall mean Rockwood Holdings, Inc., a Delaware corporation.

          (e)   "Covered Employee" shall have the meaning set forth in Section 162(m) of the Code.

          (f)    "Disability" or "disabled" shall mean Disability (or disabled) as defined under Section 409A of the Code.

          (g)   "Participant" shall mean each executive officer of the Company and other key employee of the Company, Subsidiary or any other "Service Recipient" (within the meaning of Section 409A of the Code) whom the Committee designates as a participant under the Plan.

          (h)   "Performance Period" shall mean each fiscal year of the Company, or other multi-year cycle, as determined by the Committee in its discretion.

          (i)    "Plan" shall mean this Amended and Restated 2009 Rockwood Holdings, Inc. Short-Term Incentive Plan, as set forth herein and as may be amended from time to time.

          (j)    "Share" shall mean a share of common stock of the Company.

          (k)   "Subsidiary" shall mean a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.     Administration

        The Plan shall be administered and interpreted by the Committee; provided, however, that the Board may, in its sole discretion, take any action designated to the Committee under this Plan as it may deem necessary; provided that, to the extent Section 162(m) of the Code is applicable to the Company and the Plan, in no event is the Plan intended to be administered or interpreted in a manner which would cause any award intended to be qualified as "performance-based compensation" under Section 162(m) of the Code to fail to so qualify. Any determination made by the Committee under the Plan shall be final and conclusive. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company, a Subsidiary or any other Service Recipient) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual's willful misconduct. The Committee may delegate its authority under this Plan; provided that, to the extent Section 162(m) of the Code is applicable to the Company and the Plan, the Committee shall not delegate its authority with respect to any Covered Employee of the Company or any other individual who the Board or Committee reasonably believes may become a Covered Employee, if it would cause any award due to be payable hereunder intended to be qualified as "performance-based compensation" under Section 162(m) of the Code to fail to so qualify; provided, further, that, for purposes of establishing performance objectives as set forth in Section 4(a) herein, any such delegation must be to a committee comprising solely of two or more "outside directors" (within the meaning of Section 162(m) of the Code).

4.     Bonuses

        (a)    Performance Criteria.    No later than 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m) of the Code to the extent applicable to the Company and the Plan), the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive a bonus for each such Performance Period. Any such performance objectives will be based upon the relative or comparative achievement of one or more of the following criteria, as determined by the Committee: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization consistent with historical practices and as otherwise required by any indebtedness); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders' equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; (xix) assets under management; and (xx) total return. The foregoing criteria may relate to the Company, one or more of its Subsidiaries, one or more of its divisions or units, any other Service Recipient or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code, the Committee may adjust, modify or amend the above business criteria, either in establishing any performance objective or in determining the extent to which any performance objective has been achieved. Without limiting the generality of the foregoing (and to the degree consistent with Section 162(m) of the Code), the Committee shall have the authority, at the time it establishes the performance objectives for the applicable Performance Period, to make equitable adjustments in the business criteria in recognition of unusual or non-recurring events affecting the Company or its operating units, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in generally accepted accounting principles, or as the Committee determines to be appropriate to reflect a true measurement of the profitability of the Company or its operating units, as applicable and to otherwise satisfy the objectives of the Plan.

        (b)    Incentive Bonuses.    No later than 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m) of the Code to the extent applicable to the Company and the Plan), the Committee shall establish incentive bonus opportunities (whether as a specified target dollar amount, percentage of a bonus pool, or otherwise) for each individual Participant in respect of such Performance Period which can be earned upon the achievement of the performance objective or objectives established for such Performance Period.

        (c)    Maximum Amount Payable.    As soon as practicable after the Performance Period ends, the Committee shall determine (i) whether and to what extent any of the performance objectives established for the relevant Performance Period under Section 4(a) have been satisfied and (ii) for each Participant who is employed by the Company, one of its Subsidiaries or any other Service Recipient on the last day of the Performance Period for which the bonus is payable, the actual bonus to which such Participant shall be entitled, taking into consideration the extent to which the performance objectives have been met and such other factors as the Committee may deem appropriate. Any provision of this Plan notwithstanding, in no event shall any Participant receive a bonus under this Plan in respect of any fiscal year of the Company in excess of $10 million.

        (d)    Negative Discretion.    Notwithstanding anything else contained in Section 4(c) to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(c) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(c).

        (e)    Death or Disability.    If a Participant dies or becomes disabled prior to the last day of the Performance Period for which the bonus is payable, such Participant may receive an annual bonus equal to the bonus otherwise payable to such Participant based upon actual achievement of the applicable performance objectives, for the applicable Performance Period as determined by the Committee under the terms of this Plan multiplied by a fraction, the numerator of which is the number of days that have elapsed during the Performance Period in which the Participant's death or Disability occurs prior to and including the date of the Participant's death or Disability, and the denominator of which is the total number of days in the Performance Period.

        (f)    Other Termination of Employment.    Unless otherwise determined by the Committee and except as may otherwise be provided in Section 4(e) above, no bonuses shall be payable under this Plan to any Participant whose employment terminates prior to the last day of the Performance Period.

        (g)    Change in Control.    The Committee may, in its absolute discretion, provide for bonuses to be payable upon the occurrence of a "change in control" (as such term may be defined by the Committee or the Board).

5.     Payment

        (a)    In General.    Except as otherwise provided hereunder, payment of any bonus amount determined under Section 4 above shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable performance objectives have been attained or, in the case of any bonus payable under the provisions of Section 4(d), after the Committee determines the amount of any such bonus. Notwithstanding the foregoing, payment of any bonus shall be made no later than 75 days following the end of the Performance Period in respect of which the applicable bonus is payable.

        (b)    Form of Payment.    All bonuses payable under this Plan shall be payable in cash.

6.     General Provisions

        (a)    Effectiveness of the Plan.    The Plan shall become effective on the date on which it is approved by the stockholders of the Company (the "Effective Date"). The Plan shall expire on the fifth anniversary of the Effective Date.

        (b)    Code Section 409A Compliance.    The Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. In furtherance thereof, no payments may be accelerated under the Plan, other than to the extent permitted under Section 409A of the Code. To the extent that any provision of the Plan violates Section 409A of the Code such that amounts would be taxable to a Participant prior to payment thereof or would otherwise subject a Participant to a penalty tax under Section 409A of the Code, such provision shall be automatically reformed or stricken to preserve the intent hereof. Notwithstanding anything herein to the contrary, (i) if at the time of a Participant's termination of employment the Participant is a "specified employee" as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments hereunder (without any reduction in such payments ultimately paid or provided to the Participant) until the date that is six months and one day following the Participant's termination of employment (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. The Committee shall implement the provisions of this section in good faith; provided that neither the Company, the Committee nor any of the employees or representatives of the Company, its Subsidiaries or any other Service Recipient shall have any liability to Participants with respect to this Section 6(b).

        (c)    Amendment and Termination.    The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall materially adversely affect the rights of any Participant in respect of any calendar year which has already commenced and, to the extent Section 162(m) of the Code is applicable to the Company and the Plan, no such action shall be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as under Section 162(m) of the Code.

        (d)    Designation of Beneficiary.    Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural Person) to receive any payments which may be made following the Participant's death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant's spouse or, if no spouse survives the Participant, the Participant's estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

        (e)    No Right to Continued Employment or Awards.    Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company, any of its Subsidiaries or any other Service Recipient. No Participant shall have any claim to be granted any award or bonus, and there is no obligation for uniformity of treatment of Participants or beneficiaries. The terms and conditions of awards and the Committee's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not the Participants are similarly situated).

        (f)    No Limitation on Corporate Actions.    Nothing contained in the Plan shall be construed to prevent the Company, any Subsidiary or any other Service Recipient from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company, any Subsidiary or any other Service Recipient as a result of any such action.

        (g)    Nonalienation of Benefits.    Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant's interest under the Plan. The Company's obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company's assets or (ii) any corporation with which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's beneficiaries, heirs, executors, administrators or successors in interest.

        (h)    Withholding.    A Participant may be required to pay to the Company, any Subsidiary or any other Service Recipient, and the Company, any Subsidiary or any other Service Recipient shall have the right and is hereby authorized to withhold from any payment due under this Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any payment under this Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

        (i)    Severability.    If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

        (j)    Governing Law.    The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

        (k)    Headings.    Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

ANNUAL MEETING OF STOCKHOLDERS OF ROCKWOOD HOLDINGS, INC. May 9, 2014 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2014. The Notice of Meeting, proxy statement, proxy card and 2013 Annual Report to Stockholders are available at https://materials.proxyvote.com/774415 For driving directions to the 2014 Annual Meeting, please call (609) 514-0300 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To elect the Class III directors listed below: Doug Maine Ambassador Alejandro Wolff 2. To ratify the appointment of Deloitte & Touche LLP as Rockwood’s independent registered public accounting firm for the fiscal year ending December 31, 2014. 3. To approve, in a non-binding, advisory vote, the compensation paid to our named executive officers. 4. To approve the Amended and Restated 2009 Rockwood Holdings, Inc. Stock Incentive Plan. 5. To approve the Amended and Restated 2009 Rockwood Holdings, Inc. Short-Term Incentive Plan. This proxy is solicited on behalf of the Board of Directors of Rockwood. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted "FOR" the election of the director nominees listed above, "FOR" proposal two, "FOR" proposal three, "FOR" proposal four and "FOR" proposal five, and it will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting. FOR AGAINST ABSTAIN THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED BELOW, "FOR" PROPOSAL TWO, "FOR" PROPOSAL THREE, "FOR" PROPOSAL FOUR AND "FOR" PROPOSAL FIVE. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 00003330303030000000 9 050914 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

14475 ROCKWOOD HOLDINGS, INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Seifi Ghasemi and Thomas J. Riordan, and each of them, the undersigned’s true and lawful agents and proxies, each with full power of substitution, to represent the undersigned and vote as designated on the reverse side, all the shares of common stock of Rockwood Holdings, Inc. held of record by the undersigned as of the close of business on March 14, 2014, at the Annual Meeting of Stockholders to be held at the offices of the Company located at 100 Overlook Center, Princeton, New Jersey 08540, on May 9, 2014 at 9:00 a.m. local time, or any adjournments or postponements thereof, as the undersigned would be entitled to vote if personally present, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side of this proxy. The signer(s) hereby acknowledge(s) receipt of the Company’s proxy statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at the Annual Meeting and any adjournments or postponements thereof. (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)